UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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MANHATTAN ASSOCIATES, INC.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 14, 2020

Manhattan Associates Corporate Headquarters

2300 Windy Ridge Parkway, Atlanta, Georgia 30339

(770) 955-7070

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Shareholders of Manhattan Associates, Inc. (the “Company,” “our,” “we” or “us”) will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339, at 9:00 a.m., Eastern time, on Thursday, May 14, 2020 (the “Annual Meeting”), to consider and act upon:

1.	the election of two Class I Directors to the Company’s Board of Directors;
2.	a nonbinding resolution to approve the compensation of the Company’s named executive officers;
3.	a proposal to approve the Manhattan Associates, Inc. 2020 Equity Incentive Plan;
4.	a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and
5.	such other business as may properly come before the Annual Meeting or any adjournment of the meeting.

The Board of Directors has fixed the close of business on March 20, 2020, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the proxy materials, on your enclosed proxy card.

By Order of the Board of Directors,

Bruce S. Richards
Senior Vice President, Chief Legal Officer and Secretary

March 30, 2020

Atlanta, Georgia

We are actively monitoring the public health and travel safety concerns relating to the coronavirus (COVID-19) and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. If it is not possible or advisable to hold our Annual Meeting as currently planned, we will announce our change of plan in a press release, post the details on our website, and file the details with the SEC as proxy material. If you plan to attend our Annual Meeting, please check our website the week of the meeting. As always, we encourage you to vote your shares prior to the meeting.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT YOUR VOTE THROUGH THE INTERNET OR BY TELEPHONE, OR IF YOU REQUESTED PAPER COPIES OF THE PROXY MATERIALS, YOU MAY VOTE BY MAIL BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. NO POSTAGE IS REQUIRED

FOR MAILING IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 14, 2020

This proxy statement, the form of proxy and annual report on Form 10-K for the fiscal year ended December 31, 2019 (“2019 Annual Report”) are being mailed to shareholders who have requested hard copies on or after March 30, 2020. Registered and beneficial shareholders may view and print this proxy statement and the Company’s 2019 Annual report at www.proxyvote.com or in the Investor Relations section of the Company’s web site at www.manh.com.

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. For more information, please read our Annual Report on Form 10-K for fiscal year 2019 and the entire Proxy Statement prior to voting.

ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	May 14, 2020, 9:00 a.m., Eastern Time

Place:	Manhattan Associates Headquarters, 2300 Windy Ridge Parkway, Atlanta, GA 30339

Record Date:	March 20, 2020

How to Vote:

•	By Internet: Go to www.proxyvote.com;
•	By phone: Call 1-800-690-6903;
•	By mail: Call 1-800-579-1639 to request a paper copy of the materials and follow the instructions on your proxy materials; or
•	In person by attending the Annual Meeting of Shareholders.

To cast your vote by internet or phone, you will need the control number from your proxy card or the notice to our shareholders.

We are actively monitoring the public health and travel safety concerns relating to the coronavirus (COVID-19) and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. If it is not possible or advisable to hold our Annual Meeting as currently planned, we will announce our change of plan in a press release, post the details on our website, and file the details with the SEC as proxy material. If you plan to attend our Annual Meeting, please check our website the week of the meeting. As always, we encourage you to vote your shares prior to the meeting.

MEETING AGENDA AND VOTING MATTERS

Proposal		Recommendation of the Board	Voting Standard	Page Number (for more details)
1.	Election of two Class I Directors, each for a three-year term expiring in 2023.	FOR (each nominee)	Plurality of the votes cast, subject to policy requiring a nominee who is elected with less than a majority of the votes cast to offer to resign	12
2.	Advisory approval of the compensation of our named executive officers.	FOR	Votes cast in favor exceed votes cast against	25
3.	Approval of the Manhattan Associates, Inc. 2020 Equity Incentive Plan.	FOR	Votes cast in favor exceed votes cast against	45
4.	Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	FOR	Votes cast in favor exceed votes cast against	53

MEMBERS OF BOARD OF DIRECTORS (page 12)

							Committee Memberships
Name, Primary Occupation	Age	Director Since	Current Term Expires	Expiration of Term For Which Nominated	Independent	Other Public Company Boards	Audit	Compensation	Nomination & Governance
Eddie Capel President and Chief Executive Officer (“CEO”) of Manhattan Associates, Inc.	59	2012	2020	2023	No	1
Edmond I. Eger III CEO of Rewards Network Establishment Services, Inc.	59	2015	2021	-	Yes	None	✓
Linda T. Hollembaek Senior Vice President, Integration Management Officer of Lexmark International, Inc. (Retired)	62	2018	2021	-	Yes	None			✓
John J. Huntz, Jr. (Chairman) Managing Director of Huntz & Co., LLC	69	1999	2022	-	Yes	None	Chair	✓	✓
Charles E. Moran Chairman and CEO of Skillsoft Corporation (Retired)	65	2017	2020	2023	Yes	2		✓
Thomas E. Noonan General Partner of TechOperators, LLC	59	1999	2022	-	Yes	1	✓	Chair
Deepak Raghavan Adjunct Professor at Georgia State University	53	1998	2021	-	Yes	None			Chair

BOARD COMMITTEES (page 18)

	Number of Members	Independent	Number of Meetings During Fiscal Year
Full Board	7	86%	5
Audit Committee	3	100%	4
Compensation Committee	3	100%	5
Nomination & Governance Committee	3	100%	4

2019 BUSINESS HIGHLIGHTS

As we transition to a cloud-first company, we believe 2019 was a year of substantial progress in positioning the Company for future long-term sustainable growth. Entering 2020, we remain focused on driving revenue growth and gaining market share. We note however our objectives for the year are subject to a number of risks and uncertainties, including the effects on global commerce of the spread of the novel coronavirus strain known as COVID-19 as well as the other factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We are confident in our long-term strategy driven by our market leadership in innovative supply chain and omnichannel solutions and services.

Our accomplishments include:

Aggressively investing in innovation and expanding total addressable market

✓	We continued to deliver and expand upon our cloud-native architecture platform and full suite of Manhattan Active® Solutions launched in mid-2017.
✓	Our Manhattan Active® Solutions are providing meaningfully differentiated innovation and opportunity for Manhattan in new markets including Omnichannel, Point of Sale, and Customer Engagement.
✓

Our global pipelines are solid, and we see strong demand for cloud-based solutions. License pipeline activity is beginning to convert to cloud pipeline, and as a result we expect license revenue to continue to decline year-over-year as customers increasingly select our cloud offerings. We continue to be encouraged by new customer signings and by the concentration of potential new customers in the pipeline with about 50% of our deal opportunities representing net new customers.

✓

We invested $88 million in R&D, up 22%, and plan to continue to increase our investment in 2020. Our investment in R&D is a strategic priority to deliver meaningfully differentiated cloud innovation. We expect that innovation to expand our addressable market while helping us achieve long-term sustainable organic revenue growth and top quartile operating margins compared to other enterprise application software providers.

Revenue and earnings performance was solid in the 2nd year of cloud transition

✓	Total revenue was $618 million, up 11%, reflecting our transition to cloud.
✓	Adjusted EPS were $1.74, down 3% versus 2018, reflecting investment in our cloud transition.
✓	Customer retention rates were well above 90%; 30% of the combination of software license and cloud revenue were with net new customers.
✓

Our Manhattan Active® Solutions continues to be well received and continues to gain traction with cloud revenue more than doubling over 2018 from $23.1 million to $46.8 million, up 103%, and increasing from 34% of total software revenue in 2018 to 49% in 2019. In the fourth quarter of 2019, cloud revenue surpassed software license revenue, representing 63% of the total software license and cloud revenue mix. Going forward, we expect cloud revenue to increase as a percentage of our total software as market demand for cloud solutions supplants legacy perpetual license demand.

✓	Recurring revenue as a percentage of total revenue, excluding hardware sales, rose from 31% in 2018 to 32% in 2019.
✓	Our full year 2019 global consulting services revenue was up 9% year-over-year.
✓	2019 GAAP operating margin of 19% ranked 3rd best across publicly traded companies in our peer group.

Maintained capital discipline and financial capacity

✓	We closed 2019 with $111 million in cash and cash equivalents and zero debt, self-funding all our growth through free cash flow generation; we have never borrowed in the history of the Company.
✓	Operating cash flow was $147 million, up 7% versus 2018 primarily driven by our cloud transition. Our operating cash flow performance was our 2nd best year on record.
✓

We invested $116 million in share repurchases, lowering our common shares outstanding (“CSO”) by 2% over the prior year. Over the last decade, we have invested over $1 billion in share buybacks, lowering CSO by 27%. As we have throughout our history, we continue to design the performance criteria under our performance-based incentive plans so that our named executive officers (“NEOs”) and other employees receive no compensation benefit from the impact of our share repurchases on EPS.

In 2019, we exceeded our target objectives (as defined on page 32) for our annual cash bonus program and the performance-based component of our long-term equity (restricted stock unit) program, resulting in a payout of 150% of target for our annual cash bonus program, including to our NEOs and earned performance-based equity under the performance-based component of our 2019 long-term equity program at 150% of target, including for our NEOs.

The Board of Directors believes the Company made substantial progress toward positioning the Company for long-term success, expanding its addressable market through meaningfully differentiated investment in innovation, and positioning Manhattan Associates for potential long-term sustainable growth.

CORPORATE GOVERNANCE HIGHLIGHTS

Governance Matter	Summary Highlights
Board Independence	✓	Independent Board of Directors, except Chief Executive Officer
	✓	Fully independent Board committees
	✓	Separate Chairman and Chief Executive Officer roles
Director Elections	✓	Majority Vote Resignation Policy
Meeting Attendance	✓	All Directors attended 100% of total number of Meetings of Board and Committees on which the Directors served in 2019
Evaluating and Improving Board	✓	Commitment to Board Refreshment (two new directors in past three years)
Performance	✓	Major Board assessments every three years
	✓	Annual self-assessments of Committees
Aligning Director and Shareholder	✓	Non-executive Director minimum share ownership guidelines
Interests	✓	Annual Director equity awards
Aligning Executive Officer and	✓	Executive officer minimum share ownership guidelines
Shareholder Interests	✓	Executive compensation driven by pay-for-performance philosophy
Other	✓	Annual shareholder advisory ("say-on-pay") vote
	✓	Regular Board review of enterprise risk areas
	✓	Director Status Change Resignation Policy
	✓	Prohibition on pledging and hedging of Company securities

2019 EXECUTIVE COMPENSATION ACTIONS

Base Salaries

✓	The base salary of our President and CEO, Mr. Capel, increased by approximately 4% over 2018.
✓	The base salaries of the remaining NEOs increased by approximately 3% over 2018.

Annual Cash Bonus

✓

Our annual cash bonus program was based on three performance measures: Target Revenue, new annual contract value from cloud-based services (NACV) and adjusted operating income (AOI), all as defined on page 32. Based on our 2019 financial performance, the NEOs earned 150% of their 2019 annual cash bonus targets compared to 110% for 2018.

Long-term Incentive Compensation

✓

Our 2019 long-term equity incentive program included grants to our NEO of RSUs comprising 50% service-based and 50% performance-based RSUs and were based on three performance measures: Target Revenue, NACV, and AOI. Based on our 2019 financial performance, the NEOs earned 150% of their 2019 performance-based RSUs compared to 110% for 2018.

✓

In January 2019, our Compensation Committee approved a special retention grant of service-based RSUs to members of our executive team, including our NEOs. The Committee intended that grant, which vests over four years, to further motivate our outstanding, experienced executive team to remain with the Company throughout our transition to a cloud-first Company in order to maximize value creation for our shareholders.

2019 GOVERNANCE ACTIONS

✓	Company proposal to approve the Manhattan Associates, Inc. 2020 Equity Incentive Plan (page 38 for more information).

2019 EXECUTIVE COMPENSATION (page 25)

Named Executive Officer Compensation

The following table sets forth the total compensation paid or earned by the Company’s NEOs in 2019 as determined under SEC rules. For more details, please see Compensation Discussion and Analysis starting on page 26 and the 2019 Summary Compensation Table and its accompanying notes on page 38.

Name and Principal Position	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total

Eddie Capel	$600,000	$7,640,747	$900,000	$45,777	$9,186,524
President, Chief Executive
Officer, and Director
Dennis B. Story	415,000	4,121,992	465,000	31,588	5,033,580
Executive Vice President, Chief
Financial Officer, and Treasurer
Bruce S. Richards	328,000	1,186,330	329,500	18,350	1,862,180
Senior Vice President, Chief
Legal Officer, and Secretary
Robert G. Howell	333,000	3,267,444	568,500	31,133	4,200,077
Senior Vice President,
Americas Sales
Linda C. Pinne	259,715	502,672	150,539	8,400	921,326
Senior Vice President, Global Corporate
Controller, and Chief Accounting Officer

Components of Target Compensation for 2019

Our executives’ target compensation for 2019 consisted of the components described below (1).

(1)

The above chart includes base salary, target short-term incentive opportunities, and the grant date value of annual equity awards. The chart excludes the value of the special retention grant of service-based RSUs made in January 2019 as an enhancement to the long-term incentive compensation plan for our CEO and NEOs to further motivate our dedicated and experienced executive team to remain with the Company to best ensure continued execution of our transition to a cloud-first Company. The value of those special retention RSUs is included in the Summary Compensation Table, and the details of those special retention RSUs are included in the Grants of Plan Based Awards table.

With approximately 80% of performance-based pay, we believe our current executive compensation program directly links executive compensation to our financial performance and aligns the interests of our executive officers with those of our shareholders. We believe our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation opportunities based on our performance against pre-established financial performance objectives. This strong alignment between our financial results, shareholder returns, and executive compensation is the cornerstone of our executive compensation philosophy and program design. See page 31 for more information.

2300 Windy Ridge Parkway, Tenth Floor

Atlanta, Georgia 30339

Proxy Statement

Annual Meeting of Shareholders

May 14, 2020

Information Concerning Solicitation and Voting

annual meeting of Shareholders

This Proxy Statement (“Proxy Statement”) is furnished on behalf of the Board of Directors (the “Board”) of Manhattan Associates, Inc., a Georgia corporation (the “Company,” “our,” “we” or “us”), to solicit proxies for use at the Annual Meeting of Shareholders to be held on Thursday, May 14, 2020, at 9:00 a.m., Eastern time (the “Annual Meeting”), or at any adjournment or postponement of the meeting, for the purposes set forth in this statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339.

We are actively monitoring the public health and travel safety concerns relating to the coronavirus (COVID-19) and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. If it is not possible or advisable to hold our Annual Meeting as currently planned, we will announce our change of plan in a press release, post the details on our website, and file the details with the SEC as proxy material. If you plan to attend our Annual Meeting, please check our website the week of the meeting. As always, we encourage you to vote your shares prior to the meeting.

Internet Availability of Proxy Materials

The Company is following the Securities and Exchange Commission (the “SEC”) “Notice and Access” rule that allows companies to furnish their proxy materials over the Internet. As a result, instead of mailing a paper copy of the proxy materials, which include this Proxy Statement, proxy card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Annual Report”), the Company intends to mail, beginning on March 30, 2020, a notice to our shareholders (the “Notice”) notifying them that those materials are available on the Internet beginning March 30, 2020, how our shareholders may access them over the Internet, and how to request a paper or email copy. There is no charge for requesting a paper or email copy.

Registered and beneficial shareholders may view and print this Proxy Statement and the 2019 Annual Report at www.proxyvote.com or in the Investor Relations section of our web site at www.manh.com.

How to Vote

The Notice contains instructions on how to vote online, by mail (if you request a paper copy of proxy materials), or in person. You may also vote by calling 1-800-690-6903 or the number on the proxy card. You will need the control number from your proxy card or the Notice.

Shareholders Entitled to Vote

Only holders of record of the Company’s common stock, $0.01 par value per share (“Common Stock”), at the close of business on March 20, 2020 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 63,533,428 shares of Common Stock outstanding and entitled to vote. Each holder of record of Common Stock on that date will be entitled to one vote for each share held on all matters to be voted on at the Annual Meeting.

GOVERNANCE

Proposal 1 – Election of Class I Directors

The Board of Directors has seven members divided into three classes. The term of each Director is three years, and the terms of the Directors are staggered by class. The Board currently comprises two Class I Directors (Messrs. Capel and Moran), whose terms expire at the Annual Meeting, three Class II Directors (Messrs. Raghavan and Eger, and Ms. Hollembaek), whose terms expire in 2021, and two Class III Directors (Messrs. Huntz and Noonan), whose terms expire in 2022. On the Nomination and Governance Committee’s recommendation, the Board has nominated Messrs. Capel and Moran for re-election as Class I Directors, which will become effective at the Annual Meeting. There are no family relationships among our Directors or Director nominees.

Shares represented by executed proxies will be voted for the election of the nominees named below, unless the authority to do so is withheld. If any nominee unexpectedly becomes unavailable for election, the individuals named in the accompanying proxy card may exercise their discretion to vote for the election of the Board’s substitute nominee. The individuals nominated for election at the Annual Meeting have agreed to serve if elected, and the Board has no reason to believe that they will be unable to serve.

✓THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAMED NOMINEES.

Board of Directors and Committees

director Nominees

Set forth below are our nominees to serve as Class I Directors (terms expire in 2023).

Eddie Capel

Primary Occupation	Age	Director Since	Current Term Expires	Board Committees	Other Public Company Boards	Director Qualification Highlights
President and CEO of Manhattan Associates, Inc.	59	2012	2020	None	✓Skyline Champion Corporation

✓Business operations

✓Business development and corporate transactions

✓Insider's knowledge of day-to-day operations of the Company

✓Leadership - current CEO

✓Supply chain management

✓Technology and software industries

Biography

Eddie Capel, age 59, has served as our President and Chief Executive Officer since January 1, 2013. Prior to that, beginning in July 2012, Mr. Capel served as our President and Chief Operating Officer. Also, in July 2012, the Board elected Mr. Capel to the Board as a Class I director. Prior to becoming our President, Mr. Capel served as Executive Vice President and Chief Operating Officer since January 12, 2011. Previously, Mr. Capel served as our Executive Vice President—Global Operations from January 2009 to January 2011. In this capacity, Mr. Capel was responsible for the Company’s global product management, research and development, and customer support functions. From January 2008 through January 2009, Mr. Capel served as our Executive Vice President—Global Product Management and Customer Services. From January 2005 to January 2007, Mr. Capel served as our Senior Vice President—Global Product Management and Global Customer Services and from January 2004 through January 2005 as our Senior Vice President Product Management. Prior to January 2004, he held various other positions with the Company. Prior to joining Manhattan Associates in June 2000, Mr. Capel held various positions at Real Time Solutions, including chief operations officer and vice president, operations. He also served as director, operations, with Unarco Automation, an industrial automation/robotics systems integrator. Prior to joining Unarco, Mr. Capel worked as a project manager and system designer for ABB Robotics in the United Kingdom. Mr. Capel also serves on the Board of Skyline Champion Corporation (NYSE: SKY).

Experience, Skills and Qualifications of Particular Relevance to Manhattan Associates

As our President and Chief Executive Officer, Mr. Capel’s insider and industry perspectives, and knowledge of the Company’s day-to-day operations, enable him to work with the Board and provide essential leadership in strategy development and implementation, allocation of company resources, and communication with the Company’s various stakeholders and audiences.

Charles E. Moran

Primary Occupation	Age	Director Since	Current Term Expires	Board Committees	Other Public Company Boards	Director Qualification Highlights
Chairman and CEO of Skillsoft Corporation (Retired)	65	2017	2020	✓Compensation	✓Clarivate Analytics, Plc. ✓Commvault Systems, Inc.	✓Accounting and finance ✓Business strategy and operations ✓Corporate governance ✓Leadership - former CEO ✓Technology and software industries

Biography

Charles E. Moran, age 65, has served as a member of our Board since May 2017. Mr. Moran retired as the Chairman and Chief Executive Officer of Skillsoft Corporation, a leading global provider of cloud-based learning and talent management solutions. Mr. Moran held those positions from 1998 to 2015 and remained on as the Chairman from 2015 to 2016. From 1995 to 1997, Mr. Moran served as the President and Chief Executive Officer of NETg, a subsidiary of National Education Corporation, and a provider of computer-based training for IT professionals. From 1993 to 1994, he served as the Chief Operating Officer and Chief Financial Officer of SoftDesk, a leading Architecture, Engineering and Construction/Computer-Aided Design software application company, which was acquired by Autodesk. From 1992 to 1993, he served as the President of Sytron Corp, a data management software subsidiary of Rexon, Inc. From 1989 to 1992, he was Vice President of Sales and Marketing at Insite Peripherals, a manufacturer of floppy disk drives. Prior to joining Insite Peripherals, his experience included various business management positions with Archive Corporation, Florida Data, and Hamilton-Avnet Corporation. From 2009 to 2014, Mr. Moran served on the Board of Directors at Higher One, Inc., a leading payment technology provider for higher education. From 1997 to 2001, he served on the Board of Directors at Workgroup Technology, a client/server product data management solution. Mr. Moran also serves on the Boards of Clarivate Analytics, Plc. (NYSE: CCC) and Commvault Systems, Inc. (NASDAQ: CVLT).

Experience, Skills and Qualifications of Particular Relevance to Manhattan Associates

Mr. Moran brings expertise to the Board on digital transformation, cloud and SaaS business models, and cybersecurity. A well-rounded executive, Mr. Moran grew up in sales, proved his financial acumen through his time as a Chief Financial Officer, and is recognized as an outstanding strategist and operator. We believe Mr. Moran’s extensive background and knowledge in technology and consulting, and his leadership experience as a corporate executive, make him well-suited to continue to add value to the Company’s Board.

Continuing Directors

The members of our Board continuing in office as Class II Directors, elected to serve until the 2021 Annual Meeting of Shareholders, are as follows:

Deepak Raghavan

Primary Occupation	Age	Director Since	Current Term Expires	Board Committees	Other Public Company Boards	Director Qualification Highlights
Adjunct Professor at Georgia State University	53	1998	2021	✓Nomination & Governance (Chair)	None	✓Business operations ✓Business development and corporate transformation ✓Corporate governance ✓Supply chain management ✓Technology and software industries

Biography

Deepak Raghavan, age 53, has served as a member of our Board since February 1998. Dr. Raghavan conceptualized, designed and developed the Company’s PkMS® solution—the industry's first "packaged" supply chain execution system. Dr. Raghavan served as our Senior Vice President—Product Strategy from January 2001 until June 2002, as Senior Vice President and Chief Technology Officer from August 1998 until January 2001, and as Chief Technology Officer from our inception in October 1990 until August 1998. From 1987 until 1990, Dr. Raghavan served as a Senior Software Engineer for Infosys Technologies Limited, a software development company, where he specialized in the design and implementation of information systems for the apparel manufacturing industry. Dr. Raghavan earned a Civil Engineering degree from the Indian Institute of Technology, New Delhi, in 1987, an executive MBA degree from Georgia State University in 1998, and a Ph. D. degree in Astronomy from Georgia State University in 2009, and is currently an adjunct professor at Georgia State University.

Experience, Skills and Qualifications of Particular Relevance to Manhattan Associates

Dr. Raghavan has been an officer of the Company or member of our Board since its inception, and during that time has helped guide the Company through its transformation from a small private software and services company to a growing public company. With over 20 years of experience with the Company, Dr. Raghavan brings deep institutional knowledge and perspective to our Board regarding our strengths, challenges, and opportunities, as well as significant industry experience. As chairman of our Nominations and Governance Committee, Dr. Raghavan’s principled leadership is reflected in numerous committee achievements, including recommending, and then establishing, a process for regular Board meeting presentations and discussions on material company risk areas; adoption of our Majority Voting Director Resignation Policy; adoption of our Director Status Change Resignation Policy; and championing the committee’s recent Board recruiting efforts yielding our first female Board nominee. Dr. Raghavan’s skills and perspectives also have best positioned him to oversee new Director onboarding and other Board transitions.

Edmond I. Eger III

Primary Occupation	Age	Director Since	Current Term Expires	Board Committees	Other Public Company Boards	Director Qualification Highlights
CEO of Rewards Network Establishment Services, Inc.	59	2015	2021	✓Audit	None	✓Business operations ✓Corporate governance ✓International operations ✓Leadership - current CEO ✓Financial industries

Biography

Edmond I. Eger III, age 59, has served as a member of our Board since October 2015. Since September 2017, Mr. Eger has served as the Chief Executive Officer and member of the Board of Directors of Rewards Network Establishment Services, Inc., which helps restaurants increase their revenue, traffic, and customer engagement through their innovative financial and marketing services. From December 2013 through January 2017, Mr. Eger served as the President and Chief Executive Officer of OANDA Corporation, a leader in online foreign exchange and over-the-counter commodities and indices trading services. From 2009 to 2013, he served as a Senior Vice President and General Manager for the Americas at PayPal, Inc., and as an

advisor to the CEO at eBay Corporation. From 1999 to 2009, Mr. Eger held various management positions with Citigroup and last served as the CEO for its International Cards Business. Prior to joining Citigroup, his experience included various business management positions with Advanta, Standard Chartered Bank, Wells Fargo, and McKinsey & Company. From September 2013 to February 2015, he served on the Board of Directors at Digital River, Inc., a Nasdaq traded e-commerce and payment provider, which was sold to Siris Capital.

Experience, Skills and Qualifications of Particular Relevance to Manhattan Associates

Mr. Eger is a leader in the payments and consumer transactions sectors, with wide-ranging experience, and has extensive knowledge of international business. He is a seasoned international payments executive with deep financial services, management, branding, and risk management experience. We believe Mr. Eger’s extensive knowledge and leadership experience bring valuable perspective to the Board. Mr. Eger’s familiarity and experience with audit committee and finance matters at public companies qualify him to continue service on our Audit Committee.

Linda T. Hollembaek

Primary Occupation	Age	Director Since	Current Term Expires	Board Committees	Other Public Company Boards	Director Qualification Highlights
Senior Vice President, Integration Management Officer of Lexmark International, Inc. (Retired)	62	2018	2021	✓Nomination & Governance	None	✓Business operations ✓Corporate transformation ✓International operations ✓Leadership - former senior executive ✓Supply chain management

Biography

Linda T. Hollembaek, age 62, has served as a member of our Board since May 2018. Ms. Hollembaek retired as Senior Vice President, Integration Management Officer of Lexmark International, Inc., a multifaceted technology company that delivers innovative imaging solutions and services to business and consumers worldwide. Ms. Hollembaek served in that role from 2016 until 2017. From 1999 to 2016, Ms. Hollembaek served in other management positions with Lexmark, including Vice President, Global Supply Chain Operations, and Vice President, General Manager of World Wide Services Operations. From 1996 to 1999, she served as Vice President, Sales & Operations, North America, at Danka Services International, one of the world’s largest independent suppliers of office imaging equipment and related services, parts, and supplies. From 1980 to 1996, she held various management positions with Eastman Kodak Company and last served as Vice President, Sales and Operations, North America.

Experience, Skills and Qualifications of Particular Relevance to Manhattan Associates

Ms. Hollembaek brings expertise to the Board on supply chain management, corporate transformation, international operations, and Asia-Pacific markets. We believe her knowledge and leadership experience in these areas will enable her to contribute significant value to our Board.

The members of our Board continuing in office as Class III Directors, elected to serve until the 2022 Annual Meeting of Shareholders, are as follows:

John J. Huntz, Jr.

Primary Occupation	Age	Director Since	Current Term Expires	Board Committees	Other Public Company Boards	Director Qualification Highlights
Managing Director of Huntz & Co., LLC	69	1999	2022	✓Audit (Chair) ✓Compensation ✓Nomination & Governance	None	✓Accounting and finance ✓Business development and corporate transactions ✓Business operations ✓Corporate governance ✓Leadership - current Chairman

Biography

John J. Huntz, Jr., age 69, has served as a member of our Board since January 1999 and as Chairman of our Board since May 2003. Mr. Huntz has more than 35 years of private equity, venture capital, and operational experience. Since 2013, Mr. Huntz has served as Managing Director of Huntz & Co., LLC, a venture advisory firm. He also serves on several early stage technology and healthcare ventures boards and is an Advisor to Balentine, an Atlanta based wealth management firm. From 2005 to 2013, Mr. Huntz served as Executive Director, Venture Capital Investments, of Arcapita, Inc., and from 2009 to 2013, served as its President. From 2006 until 2010, Mr. Huntz also served as a director and Chairman of the Audit Committee of CardioMEMS, Inc., and then until 2014, he served as its Chairman of the Board. CardioMEMS was acquired by St. Jude Medical in 2014. From 1994 through 2005, Mr. Huntz worked at the Fuqua Companies, most recently as Managing Director of Fuqua Ventures. Mr. Huntz also served as Executive Vice President and Chief Operating Officer of Fuqua Enterprises, Inc., (NYSE) a public company.

Mr. Huntz’ prior experience includes, from September 1989 to January 1994, serving as Managing Partner of Noble Ventures International, a private equity firm. From 1984 to 1989, Mr. Huntz provided financial and investment management consulting as Director of Capital Resources for Arthur Young & Company, and from 1979 to 1984, he was an investment professional at Harrison Capital, a private equity investment subsidiary of Texaco. Mr. Huntz has also served as a Board member for the National Venture Capital Association, and the SEC’s Small Business Capital Formation Task Force Executive Committee. He founded and leads the Southern Capital Forum and is an Advisory Board member of the Metro Atlanta Chamber of Commerce, past Chairman of the Georgia Logistics Innovation Council, and a member of the Board of Georgia Advanced Technology Ventures (Georgia Tech). He also is on the Piedmont Hospital Foundation Board and has served in numerous other business and community organizations.

Experience, Skills and Qualifications of Particular Relevance to Manhattan Associates

Mr. Huntz has over 40 years of both private and public company operating and leadership experience and has served on numerous boards. In addition, he has extensive financial industry experience through his private equity and venture capital work. We believe Mr. Huntz’s extensive experience, his operational, leadership and finance expertise, and his business and community prominence make him well suited to be our Chairman of the Board and our Audit Committee Chairman. Our Board has determined Mr. Huntz is an “audit committee financial expert” as defined in SEC rules.

Thomas E. Noonan

Primary Occupation	Age	Director Since	Current Term Expires	Board Committees	Other Public Company Boards	Director Qualification Highlights
General Partner of TechOperators, LLC	59	1999	2022	✓Audit ✓Compensation (Chair)	✓Intercontinental Exchange, Inc.	✓Accounting and finance ✓Business operations ✓Corporate governance ✓Leadership - current Partner ✓Technology and software industries

Biography

Thomas E. Noonan, age 59, has served as a member of our Board since January 1999. Since 2008, Mr. Noonan has served as a Partner of TechOperators, LLC, an early stage technology investment firm that he founded. Since 2013, he has served on the Board of Directors of Ionic Security Inc., a data security company funded by TechOperators. Mr. Noonan became Executive Chairman of Ionic Security in January 2016. He is also Chairman of TEN Holdings, LLC, a diversified family office investment company. From July 2013 until November 2015, Mr. Noonan served as Senior Director and General Manager for the EnergyWise product group at Cisco Systems, which in July 2013, had acquired JouleX, a company founded by Mr. Noonan, which was a leading innovator in network-based enterprise management. Since 2010, Mr. Noonan had served as President and Chief Executive Officer of JouleX. From November 2006 until February 2008, Mr. Noonan served as the General Manager of IBM Internet Security Systems, a division of IBM providing information technology system security products and services. Mr. Noonan served as the President and member of the Board of Directors of Internet Security Systems, Inc., since May 1995, and as its Chief Executive Officer and Chairman from November 1996 until its acquisition by IBM in November 2006. Prior to joining Internet Security Systems, Mr. Noonan served as Vice President, Sales and Marketing with TSI International, Inc., an electronic commerce company, from October 1994 until April 1995. From November 1989 until October 1994, Mr. Noonan held high-level sales and marketing positions at Dun & Bradstreet Software, a developer of enterprise business software. Mr. Noonan also serves on the boards of Intercontinental Exchange, Inc. (NYSE: ICE), Children’s Healthcare of Atlanta, and the Georgia Tech Foundation, and is on the National Infrastructure Advisory Council.

Experience, Skills and Qualifications of Particular Relevance to Manhattan Associates

Mr. Noonan brings to the Company many years of experience in senior management in the software industry, including as co-founder, Chairman, President, and Chief Executive Officer of a public software company. We believe his entrepreneurial, executive management, and software industry experience is an indispensable resource to the Board. His executive experiences, in which he has dealt with public company compensation plan design and implementation, qualify him well to continue to chair our Compensation Committee. Mr. Noonan’s familiarity and experience with corporate accounting and finance matters at public companies qualify him to continue service on our Audit Committee. Our Board has determined he is an “audit committee financial expert” as defined in SEC rules.

Majority Vote Resignation Policy for Director Elections

The Company’s Bylaws provide that Directors are elected by a plurality of the votes cast. Although nominees who receive the most votes for the available positions will be duly elected, the Board has adopted a Majority Voting Director Resignation Policy (the “Resignation Policy”) applicable to nominees who fail to receive the affirmative vote of a majority of the votes cast in an uncontested election for Directors. The Resignation Policy requires that a nominee not receiving a majority affirmative vote in an uncontested election promptly tender to the Board or its Chair their resignation from the Board and committees on which that Director serves. The resignation may be conditioned upon Board acceptance. If it is not so conditioned, the resignation must specify that it is effective immediately on delivery.

A “majority affirmative vote” means that the votes cast “for” a nominee’s election exceed those “against,” with abstentions and broker non-votes not being considered “votes cast.”  You have been provided with options to vote “for” or “against” each Director nominee, and also to “abstain” from voting on a particular nominee.  However, neither a vote “against” a Director nominee, nor an abstention, affects whether a Director nominee in an uncontested election is legally elected under the plurality vote standard (provided such nominee receives at least one “for” vote).  But a vote “against” a Director is considered in determining whether a Director who is elected has received a “majority affirmative vote” for purposes of the Resignation Policy (as noted above, an abstention does not affect the Resignation Policy-related determination).

If a Director nominee elected to the Board fails to receive a majority affirmative vote and tenders a conditional resignation to the Board, the Nomination and Governance Committee of the Board will consider their resignation, including any information provided by that Director, and within 60 days of the shareholder meeting at which that Director failed to receive a majority affirmative vote, will recommend to the full Board what action to take on the Director’s resignation. The Committee may recommend, among other things, acceptance or rejection of the resignation, delayed acceptance pending the recruitment and election of a new Director, or rejection of the resignation in order to address the underlying reasons for the Director’s failure to receive the majority affirmative vote of the shareholders. The policy provides for the Board to act on the Committee’s recommendation within 90 days following the shareholder meeting.

In considering a conditional resignation, the Committee and the Board may consider those factors they deem relevant, including but not limited to the underlying reasons for the failure of the Director to receive a majority affirmative vote, the tenure and qualifications of the Director, the Director’s past and expected future contributions, other policies, and the overall composition of the Board, including whether accepting the resignation would cause the Company to fail to meet legal or stock market requirements.

Following the Board’s decision, the Company will publicly announce the Board’s decision regarding any conditional resignation. A resigning Director cannot participate in Committee or Board decisions regarding their resignations, except in certain cases where multiple Directors have failed to receive majority affirmative votes, which circumstances are described in the full policy posted in the Investor Relations section of our web site at www.manh.com. The preceding summary of the policy is qualified in its entirety by reference to the full policy.

Board Independence and Meetings

The Board currently consists of seven members, all of whom, with the exception of Mr. Capel, our President and Chief Executive Officer, have been determined by the Board to be “independent” as that term is defined under the corporate governance rules of The Nasdaq Stock Market. In compliance with Nasdaq corporate governance rules, the independent Directors of the Company conduct regularly scheduled meetings without the presence of non-independent Directors or management. The Board’s standing independent committees also regularly meet without management present. During the fiscal year ended December 31, 2019, the Board held five meetings. All the incumbent Directors attended at least 75% of the aggregate total number of Board meetings and meetings of Committees on which they served that occurred during the portion of fiscal year 2019 during which each served as a Director. Our Directors are invited to the Annual Meeting of Shareholders, and two Directors attended our 2019 Annual Meeting.

Board Committees

The Board maintains three permanent committees: Audit Committee, Compensation Committee, and Nomination and Governance Committee. The Board has adopted charters for the committees, which can be found in the Investor Relations section of our web site at www.manh.com.

The following table provides membership including independence and meeting information for each committee during 2019.

Committee Memberships
Name	Independent	Audit	Compensation	Nomination & Governance
Eddie Capel	No
Edmond I. Eger III	Yes	✓
Linda T. Hollembaek	Yes			✓
John J. Huntz, Jr.	Yes	Chair	✓	✓
Charles E. Moran	Yes		✓
Thomas E. Noonan	Yes	✓	Chair
Deepak Raghavan	Yes			Chair
2019 Meetings		4	5	4

Audit Committee

At the end of 2019, the Audit Committee consisted of Messrs. Huntz, Eger and Noonan. Mr. Huntz serves as Chairman of the Audit Committee. The Board has determined that each member of the Audit Committee meets the additional Nasdaq independence and financial literacy requirements for Audit Committee members, as well as the SEC’s Audit Committee independence standards. Further, the Board has determined that Messrs. Huntz and Noonan are “audit committee financial experts,” as defined by SEC rules. Among other responsibilities, the Audit Committee recommends to the Board the selection of our independent registered public accounting firm, reviews the scope and results of the audit, reviews with management our internal controls and periodic financial statements, and approves of the inclusion of our audited financial statements in our Annual Report on Form 10-K to be filed with the SEC. The Audit Committee also reviews and discusses with management and our auditors major financial risk exposures and those steps management has taken to monitor and control those exposures. During the fiscal year ended December 31, 2019, the Audit Committee met four times.

Compensation Committee

At the end of 2019, the Compensation Committee consisted of Messrs. Noonan, Huntz, and Moran. Mr. Noonan serves as Chairman of the Compensation Committee. The Board has determined that each member of the Compensation Committee meets the additional Nasdaq independence requirements for members of compensation committees. The Compensation Committee approves the compensation of our executive officers, including the Chief Executive Officer, reviews compensation plans for our non-employee Board members, officers, and other key executives, and makes recommendations concerning those matters to the Board. The Compensation Committee also administers our equity incentive programs and establishes the terms of our grants under these plans. During the fiscal year ended December 31, 2019, the Compensation Committee met five times.

Nomination and Governance Committee

At the end of 2019, the Nomination and Governance Committee (the “Governance Committee”) consisted of Messrs. Raghavan, and Huntz, and Ms. Hollembaek. Mr. Raghavan serves as Chairman of the Governance Committee. The Governance Committee recruits outstanding individuals to serve on our Board and recommends to our Board the slate of Director nominees to stand for election at our annual meetings of shareholders. The Governance Committee also recommends Directors for appointment to our Board Committees and oversees our periodic formal Board and Committee assessment process, including oversight of post-assessment improvements. During the fiscal year ended December 31, 2019, the Governance Committee met four times.

In accordance with the provisions of our Bylaws, our shareholders may directly nominate prospective Director candidates by delivering to our Corporate Secretary certain information about the nominee not less than 60 days prior to the meeting as originally scheduled, or if less than 70 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made, delivery of notice to the Company not later than the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of that meeting is made. Our Corporate Secretary’s address is Manhattan Associates, Inc., 2300 Windy Ridge Parkway, Tenth Floor, Atlanta, Georgia 30339.

Shareholders may also recommend a director candidate for consideration by the Governance Committee by submitting the candidate’s name and qualifications to our Corporate Secretary. The Governance Committee will consider any candidate recommended (but not also directly nominated) by shareholders for inclusion in the Board’s slate in the same manner it considers other candidates in the candidate pool, as described below.

In identifying qualified individuals to become members of the Board, the Governance Committee selects candidates whose attributes it believes would be most beneficial to the Company. The Governance Committee (i) considers factors such as the individual’s experience, integrity, competence, skills, and dedication in the context of the needs of the Board, (ii) seeks to recruit from a diverse pool, considering diversity factors such as gender, race, ethnicity, age, and occupation, and (iii) takes reasonable steps to include meaningful representation in the candidate pool of women and minorities. The Governance Committee identifies Director candidates through their personal, business, and organizational contacts and those of management, through search firms, and from shareholder recommendations. The composition of our current Board reflects diversity in business and professional experience and skills.

Board Leadership Structure

Our Bylaws allow, but do not require, our Board to appoint an officer or a non-executive to the position of Chairman of our Board. Our Board has chosen to separate the positions of Chairman and Chief Executive Officer. Currently, John J. Huntz, Jr., a non-employee independent Director, serves as Chairman and Eddie Capel serves as our President and Chief Executive Officer. We believe separating these positions allows our Chief Executive Officer to focus more on our day-to-day business and other traditional CEO roles, while allowing the Chairman to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board’s oversight responsibilities continue to grow. Although we do not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer, our Board believes that having separate positions and having an independent outside Director serve as Chairman currently is the appropriate leadership structure for Manhattan Associates.

Code of Ethics

Our Board has adopted a Global Ethics and Compliance Code that is applicable to all members of our Board, our executive officers, and our employees. The Code appears in the Investor Relations section of our web site at www.manh.com. If, in the future, we amend, modify, or waive a provision in the Code, we may, rather than file a Form 8-K, satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting that information on our web site.

Risk Management

While we believe risk management is the responsibility of every employee, senior management is ultimately accountable to our Board and shareholders for risk management. Senior management is responsible for the day-to-day management of our risks, while our Board, including through its Committees, oversees planning and responding to risks arising from changing business conditions or the initiation of new activities or products. Our Board also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s conformance with internal policies and controls addressing the operations and risks of significant activities.

Our Board believes that full and open communication between management and our Board is essential for effective risk management and oversight. Our Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, competitive, and reputational risks. Additionally, senior management is available to address any questions or concerns raised by our Board on risk management-related and any other matters.

While our Board is ultimately responsible for risk oversight at the Company, our three Board Committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, cyber risk, data protection, business ethics and corporate compliance. The Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our Directors, corporate governance, social responsibility, and sustainability. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs, succession planning for our executive officers, and human capital and talent, including workforce diversity and inclusion.

In keeping with its responsibilities, the Compensation Committee has evaluated potential risks arising from the Company’s compensation policies and practices for all employees and concluded that any such risks are not reasonably likely to have a material adverse effect on the Company. Among other possible risks, the Compensation Committee considered risks related to the three components of our 2019 incentive compensation plans. Those components are Target Revenue (consolidated revenue excluding revenue from cloud-based services, hardware sales and billed travel), new annual contract value from cloud-based services (NACV) and adjusted operating income (AOI) (see complete definitions on page 32). In reaching its conclusion, the Compensation Committee reviewed and considered various factors, including the following factors:

✓	Our incentive compensation plans include a short-term annual cash bonus for all participants and long-term equity incentives for upper management;
✓	Our long-term equity incentives include both performance-based and service-based awards;
✓

Our short-term annual cash bonuses and our long-term performance-based equity incentives use Target Revenue, NACV, and AOI as performance measures, with minimum to maximum range criteria (minimum threshold, target, maximum) providing a pay-for-performance opportunity with zero payout potential below threshold and maximum payout opportunity above target capped at a specific level; and

✓	Our Compensation Committee reviews and approves performance criteria and related target levels and performance payout amounts for actual results before incentives are paid.

Director Compensation

The Company’s non-employee director compensation program for 2019 provided for the following annual cash and equity compensation:

Cash Compensation

	Chairman	Non-Chairman
Board	$150,000	$50,000
Audit	20,000	10,000
Compensation	20,000	7,500
Nomination & Governance	10,000	5,000

We paid the cash compensation in quarterly installments, except for all cash compensation paid to the Chairman of the Board, which we paid in monthly installments.

Equity Compensation

During 2019, the Company granted each non-employee director an annual award of $200,000 of restricted stock units (“RSUs”). We granted the awards on the date of the 2019 Annual Meeting of Shareholders, and they vest on the earlier of the first anniversary of the grant date or the next Annual Meeting of Shareholders so long as the director remains in continuous service on the Board through that vesting date. We determined the number of RSUs granted based on the closing price of the Company’s Common Stock on the date immediately prior to the grant date ($63.70 per share on May 13, 2019), resulting in each non-employee director receiving 3,140 RSUs ($200,000 / $63.70 = 3,140). Upon vesting, we will settle each RSU with one share of Common Stock.

The following table sets forth, for the year ended December 31, 2019, the total compensation paid to our non-employee directors.

2019 Director Compensation Table
Name (1)	Fees Paid In Cash	Stock Awards(2)	Total
John J. Huntz, Jr.	$182,500	$200,960	$383,460
Thomas E. Noonan	80,000	200,960	280,960
Deepak Raghavan	60,000	200,960	260,960
Edmond I. Eger III	58,635	200,960	259,595
Charles E. Moran	56,135	200,960	257,095
Linda T. Hollembaek	53,516	200,960	254,476
John H. Heyman (3)	22,253	0	22,253

____________

(1)

Mr. Capel, our employee Director, does not receive any compensation for his service as a member of the Board of Directors. Mr. Capel’s compensation during 2019 is reflected in the Summary Compensation Table on page 38.

(2)

This column represents the aggregate grant date fair value of the RSUs awarded in 2019 in accordance with the stock compensation topic in the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). These award fair values have been determined based on the closing market price of the Company’s Common Stock on the grant date ($64.00 per share).

(3)	This table includes amounts paid to Mr. Heyman prior to the expiration of his term as a Class III Director on May 14, 2019.

Our Compensation Committee periodically has its independent compensation consultants review the compensation structure and levels for our non-employee directors, including by analyzing director compensation at the same peer companies used in evaluating executive compensation. In January 2020, the Board, on the recommendation of the Committee, and following consultation with the consultants, increased the annual equity award to the non-employee directors to $240,000. Based on their analysis, the Board considers the non-employee directors’ compensation to be appropriate and consistent with practices of comparable companies.

The following table summarizes the equity awards made to the non-employee members of our Board that were outstanding and unvested as of December 31, 2019.

Non-Employee Directors' Outstanding Stock Awards as of December 31, 2019
Name	Number of Shares Subject to Restricted Stock Units
John J. Huntz, Jr.	3,140
Thomas E. Noonan	3,140
John H. Heyman	3,140
Deepak Raghavan	3,140
Edmond I. Eger III	3,140
Charles E. Moran	3,140
Linda T. Hollembaek	3,140

Share Ownership Guidelines

The Compensation Committee and the Board believe that each non-employee director and executive officer should have a meaningful personal investment in the Company, which is intended to further align the interests of our directors and executive officers with the long-term interests of our shareholders. Accordingly, in February 2018, the Company adopted share ownership guidelines for both non-employee directors and executive officers of the Company. Under the share ownership guidelines, each non-employee director is expected to own shares of Common Stock (not including unvested RSUs) with a market value equal to at least two times such director’s annual base cash retainer. This requirement must be met within five years of becoming a director or the adoption of the policy, whichever is later.

Further, for the Company’s executive officers, the stock ownership guidelines are a multiple of annual base salary, as follows:

Executive Officer Title	Salary Multiple
Chief Executive Officer	4x
Chief Financial Officer	2x
Senior Vice President, Americas	2x
Chief Legal Officer	1x
Chief Accounting Officer	1x

This requirement must be met within five years of becoming subject to the guidelines or the adoption of the policy, whichever is later.

Related Party Transactions

The Company’s Global Ethics and Compliance Code, which is available in the Investor Relations section of our web site at www.manh.com, and which includes our conflicts of interest policy, provides generally that the Company’s Directors, officers, and employees must avoid any personal, financial, or family interest that could keep that person from acting in our best interest. In general, the Chief Legal Officer, who serves as the Company’s Chief Compliance Officer, must approve of exceptions to the policy as written. In addition, the Company has an unwritten policy requiring approval by the Audit Committee or the independent members of the Board of exceptions for conflicts involving Directors or executive officers.

Since the beginning of fiscal year 2012, the Company has not been a participant in any related-party transaction requiring disclosure pursuant to Item 404 of the SEC’s Regulation S-K, and no such transaction is currently proposed.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

FIVE PERCENT BENEFICIAL OWNERS OF COMPANY STOCK

The following table sets forth the amount and percent of shares of Common Stock held by holders that are deemed under SEC rules to be “beneficial owners” of more than 5% of the outstanding shares of Common Stock as of March 5, 2020, unless a different date is noted below.

	Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class
The Vanguard Group (2)	7,001,102	11%
BlackRock, Inc. (3)	6,424,819	10%
Brown Capital Management, LLC (4)	5,980,010	9%
Eaton Vance Management (5)	4,968,645	8%
Neuberger Berman Group LLC (6)	3,850,580	6%

_____________

(1)	The percentage beneficially owned is based on 63,533,428 shares outstanding as of March 5, 2020.
(2)

Based on a Schedule 13G/A filed with the SEC on February 12, 2020, by The Vanguard Group, Inc. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 28,637 shares of the Company’s Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 17,511 shares of the Company’s Common Stock as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

Based on a Schedule 13G/A filed with the SEC on January 10, 2020, by BlackRock, Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of the Company. No one person’s interest in the Common Stock of the Company is more than five percent of the total outstanding common shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

Based on a Schedule 13G/A filed with the SEC on February 14, 2020 by Brown Capital Management, LLC. All of these shares of Common Stock are owned by various investment advisory clients of Brown Capital Management, LLC, which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, due to its discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares. In all cases, persons other than Brown Capital Management, LLC have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. No individual client holds more than five percent of the class, other than the Brown Capital Management Small Company Fund. The address of Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.

(5)	Based on a Schedule 13G/A filed with the SEC on February 14, 2020, by Eaton Vance Management, an investment adviser. The address of Eaton Vance Management is 2 International Place, Boston, MA 02110.
(6)

Based on a Schedule 13G/A filed with the SEC on February 13, 2020 by Neuberger Berman Group LLC. Neuberger Berman Group LLC and its affiliates may be deemed to be beneficial owners of securities for purposes of Exchange Act Rule 13d-3 because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients. Neuberger Berman Group LLC or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. Other than named in the Schedule 13G/A filing, no one client has an interest of more than 5% of the issuer. With regard to 3,817,840 shares, Neuberger Berman Group LLC may be deemed to be the beneficial owner for purposes of Rule 13d-3 because certain affiliated persons have shared power to retain, dispose of and vote the securities. In addition to the holdings of individual advisory clients, Neuberger Berman Investment Advisers LLC serves as investment manager of Neuberger Berman Group LLC’s various registered mutual funds which hold such shares. The holdings belonging to clients of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., Neuberger Berman Asia Ltd., Neuberger Berman Breton Hill ULC, NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC are also aggregated to comprise the holdings referenced herein. In addition, with regard to 3,850,580 shares from individual client accounts over which Neuberger Berman Investment Advisers LLC has shared power to dispose but does not have voting power over these shares. The holdings of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., Neuberger Berman Asia Ltd., Neuberger Berman Breton Hill ULC, NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC, are also aggregated to comprise the holdings referenced herein.. The address of Neuberger Berman Group LLC is 1290 Avenue of the Americas, New York, NY 10104.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the amount and percent of shares of Common Stock that, as of March 5, 2020, unless a different date is noted below, are deemed under SEC rules to be “beneficially owned” by (i) each member of the Board and each nominee to become a member of the Board, (ii) the Chief Executive Officer, the Chief Financial Officer, and the other executive officers identified as the “named executive officers” in the Summary Compensation Table appearing in this Proxy Statement, and (iii) all Directors and executive officers of the Company as a group.

	Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class
Eddie Capel (2)	102,500	*
Edmond I. Eger III (3)	9,376	*
Linda T. Hollembaek (4)	3,837	*
John J. Huntz, Jr. (5)	52,470	*
Charles E. Moran (6)	7,437	*
Thomas E. Noonan (7)	129,387	*
Deepak Raghavan (8)	28,391	*
Dennis B. Story (9)	33,561	*
Bruce S. Richards (10)	11,588	*
Robert G. Howell (11)	76,907	*
Linda C. Pinne (12)	16,192	*
All executive officers and directors as a group (11 persons)	471,646	*

_____________

*	Less than 1% of the outstanding Common Stock.
(1)

The percentage beneficially owned is based on 63,533,428 shares outstanding as of March 5, 2020.  Unless otherwise noted, the address for each beneficial owner is the Company’s corporate headquarters located at 2300 Windy Ridge Parkway, Tenth Floor, Atlanta, Georgia 30339.

(2)	Does not include 145,002 shares represented by outstanding and unvested service-based RSUs and 68,371 shares represented by outstanding and unvested performance-based RSUs.
(3)	Does not include 3,140 shares represented by outstanding and unvested service-based RSUs.
(4)	Does not include 3,140 shares represented by outstanding and unvested service-based RSUs.
(5)	Does not include 3,140 shares represented by outstanding and unvested service-based RSUs.
(6)	Does not include 3,140 shares represented by outstanding and unvested service-based RSUs.
(7)	Does not include 3,140 shares represented by outstanding and unvested service-based RSUs.
(8)	Does not include 3,140 shares represented by outstanding and unvested service-based RSUs.
(9)	Does not include 77,663 shares represented by outstanding and unvested service-based RSUs and 26,885 shares represented by outstanding and unvested performance-based RSUs.
(10)	Does not include 22,768 shares represented by outstanding and unvested service-based RSUs and 9,747 shares represented by outstanding and unvested performance-based RSUs.
(11)	Does not include 62,014 shares represented by outstanding and unvested service-based RSUs and 21,004 shares represented by outstanding and unvested performance-based RSUs.
(12)	Does not include 9,405 shares represented by outstanding and unvested service-based RSUs and 3,125 shares represented by outstanding and unvested performance-based RSUs.

EXECUTIVE COMPENSATION

Proposal 2 – Resolution to Approve Named Executive Officers’ Compensation

Prior to voting on proposal 2, the Board recommends our shareholders review and consider our executive compensation philosophy, policy, and practices, all of which are summarized below and discussed in more detail in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 26.

background

The Board believes our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. Our Board also believes our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation opportunities based on our performance against specified financial performance objectives.

While your vote is advisory and will not be binding on the Board, the Compensation Committee, or the Company, we strive to align our executive compensation programs with the interests of our long-term shareholders. As they do every year, the Board and the Compensation Committee will take into account the outcome of this year’s Say-on-Pay vote when considering future compensation actions and decisions.

say-on-pay proposal

The Board believes that our named executive officers’ (NEOs’) compensation is essential in attracting and retaining the high caliber of executive talent necessary to drive our business forward and build sustainable value for our shareholders. Accordingly, we are asking our shareholders to vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and the other related tables and disclosures).”

Effect of say-on-pay vote

As indicated above, the vote on Proposal 2 is advisory and will not be binding on the Board, the Compensation Committee, or the Company. However, the Board values your opinions as expressed through your votes and other communications, and our Compensation Committee will carefully review the 2020 Say-on-Pay voting results to better understand any issues or concerns you may have with our executive compensation. Shareholders who want to communicate with our Board on executive compensation or other matters should refer to “Communication with Directors” on page 56 of this Proxy Statement for additional information.

✓THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation program for our Principal Executive Officer, our Principal Financial Officer, and the next three most highly compensated Executive Officers of the Company during 2019 (the “named executive officers” or “NEOs”). These individuals are listed in the following table.

Name	Title	Page Number for Biography
Eddie Capel	President and Chief Executive Officer ("CEO")	12
Dennis B. Story	Executive Vice President, Chief Financial Officer, and Treasurer (“CFO”)	43
Bruce S. Richards	Senior Vice President, Chief Legal Officer, and Secretary	43
Robert G. Howell	Senior Vice President, Americas Sales	44
Linda C. Pinne	Senior Vice President, Global Corporate Controller, and Chief Accounting Officer	44

This Compensation Discussion and Analysis describes the material elements of our 2019 executive compensation program. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why our Compensation Committee arrived at the specific compensation decisions for our 2019 NEOs and other executive officers, including the key factors the Compensation Committee considered in determining their compensation.

EXECUTIVE SUMMARY

As we transition to a cloud-first company, we believe 2019 was a year of substantial progress in positioning the Company for future long-term sustainable growth. Entering 2020, we remain focused on driving revenue growth and gaining market share. We note however our objectives for the year are subject to a number of risks and uncertainties, including the effects on global commerce of the spread of the novel coronavirus strain known as COVID-19 as well as the other factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We are confident in our long-term strategy driven by our market leadership in innovative supply chain and omnichannel solutions and services.

Our accomplishments include:

Aggressively investing in innovation and expanding total addressable market

✓	We continued to deliver and expand upon our cloud-native architecture platform and full suite of Manhattan Active® solutions launched in mid-2017.
✓	Our Manhattan Active® Solutions are providing meaningfully differentiated innovation and opportunity for Manhattan in new markets including Omnichannel, Point of Sale, and Customer Engagement.
✓

Our global pipelines are solid, and we see strong demand for cloud-based solutions. License pipeline activity is beginning to convert to cloud pipeline, and as a result we expect license revenue to continue to decline year-over-year as customers increasingly select our cloud offerings. We continue to be encouraged by new customer signings and by the concentration of potential new customers in the pipeline with about 50% of our deal opportunities representing net new customers.

✓

We invested $88 million in R&D, up 22%, and plan to continue to increase our investment in 2020. Our investment in R&D is a strategic priority to deliver meaningfully differentiated cloud innovation. We expect that innovation to expand our addressable market while helping us achieve long-term sustainable organic revenue growth and top quartile operating margins compared to other enterprise application software providers.

Revenue and earnings performance was solid in the 2nd year of cloud transition

✓	Total revenue was $618 million, up 11%, reflecting our transition to cloud.
✓	Adjusted EPS were $1.74, down 3% versus 2018, reflecting investment in our cloud transition.
✓	Customer retention rates were well above 90%; 30% of the combination of software license and cloud revenue were with net new customers.
✓

Our Manhattan Active® Solutions continues to be well received and continues to gain traction with cloud revenue more than doubling over 2018 from $23.1 million to $46.8 million, up 103%, and increasing from 34% of total software revenue in 2018 to 49% in 2019. In the fourth quarter of 2019, cloud revenue surpassed software license revenue, representing 63% of the total software license and cloud revenue mix. Going forward, we expect cloud revenue to increase as a percentage of our total software as market demand for cloud solutions supplants legacy perpetual license demand.

✓	Recurring revenue as a percentage of total revenue, excluding hardware sales, rose from 31% in 2018 to 32% in 2019.
✓	Our full year 2019 global consulting services revenue was up 9% year-over-year.
✓	2019 GAAP operating margin of 19% ranked 3rd best across publicly traded companies in our peer group.

Maintained capital discipline and financial capacity

✓	We closed 2019 with $111 million in cash and cash equivalents and zero debt, self-funding all our growth through free cash flow generation; we have never borrowed in the history of the Company.
✓	Operating cash flow was $147 million, up 7% versus 2018 primarily driven by our cloud transition. Our operating cash flow performance was our 2nd best year on record.
✓

We invested $116 million in share repurchases, lowering our common shares outstanding (“CSO”) by 2% over the prior year. Over the last decade, we have invested over $1 billion in share buybacks, lowering CSO by 27%. As we have throughout our history, we continue to design the performance criteria under our performance-based incentive plans so that our NEOs and other employees receive no compensation benefit from the impact of our share repurchases on EPS.

In 2019, we exceeded our target objectives (as defined on page 32) for our annual cash bonus program and the performance-based component of our long-term equity (restricted stock unit) program, resulting in a payout of 150% of target for our annual cash bonus program, including to our NEOs and earned performance-based equity under the performance-based component of our 2019 long-term equity program at 150% of target, including for our NEOs.

Our total shareholder return (“TSR”) for 2019 was 88%. Based on the Company’s stock price at December 31, 2019, our CEO’s realizable compensation was 82% above the target value, and our other NEOs’ realizable compensation was collectively 68% above their targets. The Board of Directors believes the Company made substantial progress toward positioning the Company for long-term success, expanding its addressable market through investment in meaningfully differentiated innovation, and positioning Manhattan Associates for potential long-term sustainable growth.

CEO Target Versus Realizable Compensation

The “Target” bars represent Mr. Capel’s base salary, target annual cash bonus, and grant-date target value of long-term incentive awards for 2017, 2018, and 2019. The “Realizable” bars represent, as a percentage of target, the total of each year’s base salary paid, earned annual cash bonus, and the value of earned long-term incentive award (service-based and performance-based restricted stock unit (“RSU”) awards) based on the Company’s stock price at December 31, 2019.

(1)	TSR represents total shareholder return in 1 year (2019); 2 years (2018 and 2019); and 3 years (2017, 2018, and 2019), respectively.
(2)

This column represents realizable CEO compensation versus target over the comparable TSR period. The realizable CEO compensation represents the accumulation of each period’s base salary paid, annual cash bonus, and long-term incentive award value as of 2019.

Mr. Capel’s accumulated compensation for the past three years had an intended value of approximately $16.8 million (with equity awards valued at grant date). Based on the Company’s stock price at December 31, 2019, and the Company’s performance for the past three years, we estimate the realizable value of his compensation was approximately $25.2 million, or 50% above the intended value. By design, our executive compensation program is intended to align with creation of shareholder value, and the CEO’s realization of the intended value of his compensation is impacted both by the Company’s financial performance against its targets and by shareholder return.

Our Compensation Philosophy

We are committed to a philosophy of pay-for-performance for our executives. Our executive compensation program is designed to achieve three primary objectives:

1.

Pay-for-Performance. Align actual compensation realized by our executive officers with achievement of our short-term and long-term business strategies, improving operational performance and stockholder return.

2.	Market Competitiveness. Provide market competitive compensation opportunities to attract and retain executive officers and motivate them to perform at their highest level.
3.

Shareholder Value Creation. Structure compensation through base salary, annual cash bonus opportunities, and a combination of service-based and performance-based equity awards, to promote increased shareholder value.

2019 Key Compensation Decisions

Our Compensation Committee’s key decisions for 2019 pertaining to our NEOs were as follows:

Base Salaries

✓	The base salary of our President and CEO, Mr. Capel, increased by approximately 4% over 2018.
✓	The base salaries of the remaining NEOs increased by approximately 3% over 2018.

Annual Cash Bonus

✓

Our annual cash bonus program was based on three performance measures: Target Revenue, new annual contract value from cloud-based services (NACV) and adjusted operating income (AOI), all as defined on page 32. Based on our 2019 financial performance, the NEOs earned 150% of their 2019 annual cash bonus targets compared to 110% for 2018.

Long-term Incentive Compensation

✓

Our 2019 long-term equity incentive program included grants to our NEO of RSUs comprising 50% service-based and 50% performance-based RSUs and were based on three performance measures: Target Revenue, NACV, and AOI. Based on our 2019 financial performance, the NEOs earned 150% of their 2019 performance-based RSUs compared to 110% for 2018.

✓

In January 2019, our Compensation Committee approved a special retention grant of service-based RSUs to members of our executive team, including our NEOs. The Committee intended that grant, which vests over four years, to further motivate our dedicated and experienced executive team to remain with the Company to best ensure continued execution of our transition to a cloud-first Company.

Compensation Policies and Practices

Alignment between Company performance and executive compensation is the cornerstone of our executive compensation philosophy and program design. We also believe our overall governance of executive compensation is sound and reflects many best practices, including:

✓	Separate CEO and Chairman of the Board
✓	Compensation Committee comprised solely of independent directors
✓	Compensation Committee engagement of external compensation consultant
✓	Capped incentive opportunities to mitigate concerns regarding excessive risk-taking for all employee participants
✓	Equity plan prohibition of stock option repricing and cash buyouts without shareholder approval for all employee participants
✓	“Double-trigger” change-in-control arrangements
✓	No excise tax gross-ups
✓	Limited executive perquisites
✓

Global Ethics and Compliance Code prohibits directors, officers, and employees from engaging in short sales of the Company’s securities, or hedging or monetization transactions with respect to our securities (such as purchasing or selling puts or call options, prepaid variable forward contracts, equity swaps, collars, exchange funds, or similar transactions).

In approving compensation arrangements for 2020, the Compensation Committee considered the pay-for-performance results and governance practices highlighted above, as well as the voting result on the 2019 “say on pay” proposal that was in favor of the Company’s executive compensation program.

Compensation of our Chief Executive Officer

Our CEO participates in the same executive compensation programs as our other executive officers, including the other NEOs. In determining compensation for our CEO, the Compensation Committee considers the same information and factors used in determining compensation for the other NEOs, except that our CEO does not make a recommendation to the Compensation Committee for his own compensation.

For 2019, the Compensation Committee set Mr. Capel’s annual base salary at $600,000, with a target annual cash bonus opportunity equal to 100% of his base salary. The Company granted Mr. Capel a regular equity award of 105,133 RSUs (50% of which were service-based and 50% of which were subject to performance-based objectives), and a special service-based award of 51,536 RSUs (the special service-based award, granted in January 2019, is described in the subsection “Long-term Incentive Compensation” on page 34).

Based on our 2019 achievement against the performance measures under our short-term and long-term incentive programs (Targeted Revenue, NACV, and AOI, as defined on page 32, achieved at 150%), Mr. Capel earned a cash bonus of $900,000 and 150% of the performance-based component of his 2019 performance-based RSU award (which equaled 78,851 shares), which will vest over four years.

Mr. Capel’s accumulated compensation for 2019 had an intended grant-date value of approximately $8.8 million (annual salary, cash bonus and equity compensation). Based on the Company’s stock price at December 31, 2019, and the Company’s performance for the year, the earned value of his award was approximately $16.1 million, which was up 82% from total compensation target value (see chart on page 27).

Determining Executive Compensation

The Role of the Compensation Committee

The Compensation Committee is responsible for determining the compensation of our executive officers, including the NEOs, and for administering our Stock Incentive Plan. The Compensation Committee currently comprises three non-employee Directors: Messrs. Noonan (Chairman), Huntz, and Moran. The Compensation Committee’s overall objective is to establish a compensation policy that will (i) attract, retain, and reward executives who will and do contribute to achieving our business objectives, (ii) motivate our executive officers to achieve those objectives, and (iii) align the interests of our executive officers with those of our long-term shareholders.

The Role of Compensation Consultant

The Compensation Committee has the authority to retain compensation consultants and other advisors to assist it in performing its duties. In 2019, the Compensation Committee engaged Willis Towers Watson (through its subsidiary company Towers Watson Delaware Inc.) (“WTW”), as its compensation consultant. WTW reports to and is directed by the Compensation Committee. In general, the Compensation Committee directs WTW to provide periodic updates on market trends and developments, provide relevant and credible market data for assessing pay competitiveness, evaluate the alignment of the design of our executive compensation program with our business strategy, performance outcomes, and competitive pay practices, and WTW participates in Compensation Committee meetings where substantive executive compensation decisions are being made. The Company paid approximately $40,000 to WTW for those services provided in 2019.

In connection with its review of WTW’s independence, the Compensation Committee considered the six specific independence factors adopted by the SEC and the Nasdaq Stock Market and determined that WTW is independent. In conducting its review, the Committee considered that one or more WTW corporate affiliates provide the Company brokerage and other services related to the Company’s employee healthcare and other group benefits, and that the Company paid those affiliates for those services approximately $277,000 in 2018 and $169,000 in 2019, and anticipates paying similar amounts in 2020. In concluding that the provision to the Company of healthcare and other group benefits services by those WTW affiliates does not constitute a conflict of interest that would compromise WTW’s independence, the Committee considered the following WTW representations and other information obtained as part of its due diligence:

✓	WTW has separated its compensation consulting services into a single, segregated business unit within WTW.
✓

The Committee was solely responsible for the decision to engage WTW, the Committee made its decision independent of any influence from others at the Company, and the Committee conducted its independence review prior to finalizing the engagement.

✓	WTW has represented that:

o

WTW has in place safeguards between its executive compensation consultants serving our Compensation Committee and the brokerage services provided to the Company to prevent any compromise of the independence of WTW’s executive compensation services.

o

Neither WTW’s lead executive compensation advisor for our engagement nor any member of that lead advisor’s team participates in any activities related to the brokerage services provided by the WTW brokerage services affiliate to the Company.

o

Individuals who are not part of the executive compensation consulting team for our Compensation Committee (other than designated quality reviewers) are precluded from involvement in the development of recommendations regarding the compensation of the Company’s executive officers and directors.

o

WTW executive compensation consultants who advise our Compensation Committee on the compensation of executive officers and directors may not serve in broader relationship-management roles for our Company.

o

The compensation paid to WTW executive compensation consultants is not directly tied to the fees paid, or to the expansion of the fees paid, by the Company, and the WTW executive compensation advisors receive no direct incentives based on other WTW services to the Company.

✓

WTW’s executive compensation associates are subject to their comprehensive Code of Business Conduct, which addresses conflicts of interest, and in that regard, WTW has represented that (i) the advice rendered by WTW to our Compensation Committee is not influenced by any other WTW work for the Company and (ii) the executive compensation consulting approaches that WTW follows and conclusions they reach are unaffected by the number or magnitude of any other services WTW provides to the Company.

✓

Company management purchases the brokerage services from the WTW brokerage services affiliate in the ordinary course of business, and manages the relationship with that affiliate, without any involvement of or approval by our Compensation Committee.

The Role of Senior Management

Our CEO generally makes recommendations to the Compensation Committee regarding compensation for the NEOs other than himself. Our CFO and Senior Vice President, Human Resources provide support to our CEO with respect to data, analysis, and advice in formulating specific compensation recommendations. The Chief Legal Officer generally attends Compensation Committee meetings, prepares meeting minutes and resolutions, and is available for legal counsel as required.

Competitive Market Data

The Compensation Committee considers competitive market data when making pay determinations for our executive officers, including the NEOs. This is only one of many factors the Committee considers when making pay determinations, and the Committee does not benchmark or target a precise percentile or pay level relative to this information. Instead, the Compensation Committee uses this information as a general guide to determine if our executive compensation levels in the aggregate and by element are within a reasonable range compared with similar companies.

The precise nature of our competitive market analysis varies each year based on the needs of the Company and the Compensation Committee in making pay determinations. Generally, the Committee evaluates competitive market practices using data drawn from both a group of peer companies and published compensation survey data (Radford’s Global Technology Survey). For purposes of determining 2019 compensation, the Compensation Committee used a peer group comprising the following companies:

Company Name	Company Ticker	Market Cap September 2018 ($ billion)
Manhattan Associates, Inc.	MANH	3.8
ACI Worldwide, Inc.	ACIW	3.3
Aspen Technology, Inc.	AZPN	8.1
Blackbaud, Inc.	BLKB	4.8
Bottomline Technologies	EPAY	2.8
Commvault Systems, Inc.	CVLT	3.1
Cornerstone OnDemand, Inc.	CSOD	3.4
Ellie Mae, Inc.	ELLI	3.5
FireEye, Inc.	FEYE	3.0
Guidewire Software, Inc.	GWRE	7.7
LogMeIn, Inc.	LOGM	4.4
Paycom Software, Inc.	PAYC	9.1
Paylocity Holding	PCTY	4.3
Pegasystems, Inc.	PEGA	5.0
Proofpoint, Inc.	PFPT	6.1
RingCentral	RNG	7.5
SPS Commerce	SPSC	1.7
Tableau Software, Inc.	DATA	9.4
Tyler Technologies, Inc.	TYL	9.5
Verint Systems Inc	VRNT	3.3

The Compensation Committee annually reviews pay and performance data from the compensation peer group as well as pay data from various compensation surveys. Both the peer group and survey data included companies that were comparable to the Company with respect to revenue level, market capitalization, industry segment, and competitive employment market. The specific peer companies, survey sources, and forms of analysis change from year to year based on the best available data and the key priorities of the Compensation Committee. The Committee considered this information along with other relevant information, such as the Company’s performance and that of each executive officer. Our CEO also presented recommendations to the Compensation Committee for our executive officers (other than himself). No other executive officer has direct input to the Compensation Committee regarding the compensation of the NEOs.

For the 2019 market analysis used in establishing target executive compensation for 2020, the Committee approved changes to the peer group, removing Ellie Mae, Inc., Paycom Software, Inc., Pegasystems, Inc., and Tableau Software, Inc., and adding 8X8, Inc., Coupa Software, Inc., Fair Isaac Corp., Five9, Inc., and Progress Software Corp.

Shareholder Advisory Vote on Named Executive Officers Compensation

Our Board values your opinions as expressed through votes and other communications with us, and our Compensation Committee carefully review our annual Say-on-Pay voting results to better understand any issues or concerns you may have with our executive compensation. In 2019, holders of approximately 95% of our shares of Common Stock voting on our 2019 Say-on-Pay proposal approved of our executive compensation program for our NEOs.

Principal Elements of Executive Compensation

We compensate our executive officers with a combination of base salary and short-term and long-term incentives designed to focus their efforts on maximizing both our short-term and long-term financial performance. The executive compensation program includes the following: (i) base salary, (ii) annual cash bonus, (iii) long-term incentive compensation in the form of equity awards, and (iv) other benefits. Each executive officer’s compensation package is designed to provide an appropriately weighted mix of these elements, which the Compensation Committee believes provides a level of compensation roughly equivalent to that paid by companies of similar size and complexity and that balances short-term and long-term performance and reward objectives.

Base Salary

Minimum salaries for the NEOs are established in their employment agreements. The Compensation Committee annually reviews the base salaries of the NEOs for adjustment. When establishing base salaries of our executive officers for 2019, the Compensation Committee considered competitive market data (drawn from compensation survey data and the compensation peer group), as well as a variety of other factors, including global macro-economic conditions, market developments, our past financial performance and future expected performance, the performance of the executives, changes in the executives’ responsibilities, the CEO’s recommendations (other than for his own base salary) and cost-of-living and other local geographic considerations, where applicable. The actual base salaries paid to the NEOs in 2019 are disclosed in the Summary Compensation Table.

Annual Cash Bonus Program

The following table sets forth each NEO’s target annual cash bonus, payout amount, and payout percentage actually earned in 2019.

		2019 Annual Cash Bonus Program Target vs. Payout
Name	Title	Target	Payout	Payout % (1)
Eddie Capel	President, Chief Executive Officer, and Director	$600,000	$900,000	150%
Dennis B. Story	EVP, Chief Financial Officer, and Treasurer	310,000	465,000	150%
Bruce S. Richards	SVP, Chief Legal Officer, and Secretary	219,667	329,500	150%
Robert G. Howell	SVP, Americas Sales	379,000	568,500	150%
Linda C. Pinne	SVP, Global Corporate Controller, and Chief Accounting Officer	100,359	150,539	150%

________________________________________________________________________________________

(1)	See the table entitled “Annual Cash Bonus Program Design for 2019” on page 33 to see how we calculate the 2019 annual bonus, which paid out at 150% of target.

The purpose of the Company’s annual cash bonus program is to align short-term incentive bonuses with the achievement of annual corporate performance. Each plan participant has a target bonus, which is expressed as a percentage of their base salary, and the actual bonus they receive is based on the Company’s level of achievement against three performance measures. For all the NEOs, as well as all other employee participants in the program during 2019, the Compensation Committee used Target Revenue, NACV, and AOI as the corporate performance measures to determine the bonus payouts (see definitions below). The Compensation Committee believes the combination of Target Revenue, NACV, and AOI creates the proper balance for motivating and rewarding profitable growth in the near-term that will translate into strong returns for shareholders over the long-term. The Compensation Committee excluded individual performance from the bonus measures for all program participants to focus and reward the team for collectively achieving our overall financial objectives.

For purposes of the 2019 bonus program, for all plan participants:

✓

As defined in the program, “Target Revenue” is, in effect, consolidated revenue excluding cloud-based revenue (cloud-based sales performance is accounted for in the NACV performance measure), and also excluding revenue from hardware sales and billed travel, to minimize risk of low margin revenue lines skewing incentive plan payout percentages;

✓

As defined in the program, NACV quantifies or credits new cloud-based subscription transactions. For bonus purposes, this measure is calculated as the average annual value of all new contracts for cloud-based solutions closed during the period;

✓

As defined in the program, AOI excludes the following items from GAAP operating income: amortization of intangible assets, equity-based compensation expenses, restructuring charges, and asset impairment charges and related recoveries. For 2019, the exclusions necessary were amortization of intangible assets and equity-based compensation expenses;

✓	Consistent with prior years, all results were determined on a constant currency basis (i.e., actual financial results are translated to U.S. dollars at budgeted U.S. dollar exchange rates).

Regarding our use of AOI, we use AOI to evaluate our overall business performance, and we believe AOI is useful for us, and for our investors, when assessing our performance versus other software companies. Our February 4, 2020, earnings press release, attached to our Current Report on Form 8-K of the same date, included a full reconciliation from 2019 GAAP operating income to 2019 AOI (non-GAAP operating income).

Regarding the establishment of the specific Target Revenue, NACV, and AOI performance measures for 2019, the Compensation Committee reviewed and considered senior management’s proposed 2019 budget and the critical assumptions underlying the final budget. In preparing the budget, senior management considered a variety of factors, including but not limited to: global economic trends, our business transition to cloud-based services, supply chain management information-technology investment and growth trends as published by leading industry analysts, the competitive position of our software products, the level of investment in product development needed to maintain sustainable competitive advantage, and historical financial performance. Senior management considers those factors in the context of the key objective of extending the Company’s position as a leading global supply chain commerce solutions provider. The Compensation Committee also considered the degree of difficulty and probability of achieving the performance levels with the Company’s business transition to cloud. The Committee set these levels so that the relative difficulty of achieving them were consistent with prior years.

For the 2019 cash bonus program, the Compensation Committee weighted the corporate performance measures as follows: Target Revenue – 25%;  NACV – 25%; AOI – 50%. For each measure, the Committee established performance ranges, with each range having a minimum performance threshold, target threshold, and performance maximum. For each performance measure, achievement at the target threshold pays out 100% of a target bonus payout for that measure, achievement at or below the minimum performance threshold pays out zero for that measure, and achievement at or above the performance maximum pays out 150% of the target payout for that measure. We determine the bonus payout percentage for achievement between the minimum performance threshold and target, or between target and the performance maximum, by linear interpolation. The annual total bonus payout percentage under the plan is the weighted average of the performance percentages for the three performance measures. For 2019, as in prior years, the Committee established quarterly minimum performance thresholds and targets adding up to the annual thresholds and targets, so that plan participants could earn and receive interim quarterly bonus installments, provided that those payments could not exceed the respective quarterly targets. Because of that, it was possible plan participants could receive some level of payout even if full-year minimum thresholds ultimately were not met, and it was possible that, if the annual target performance levels were achieved, the final quarterly bonus installment could exceed target for the final quarter.

The following table provides the 2019 annual cash bonus payout levels as a percentage of the performance targets for Target Revenue, NACV, and AOI.

Annual Cash Bonus Program Design for 2019

	Amount	Participant Bonus Payout % of Target	Actual Payout % Earned	Payout Weight	Weighted Actual Payout % Earned
Target Revenue ($ in millions) - Weighting 25%
Threshold goal	$492.3	0%
Target goal	507.4	100%
Maximum goal	528.5	150%

2019 Bonus Revenue - Earned	$547.4		150%	25%	37.5%

New Annual Contract Value (NACV) - Weighting 25%
2019 Bonus NACV - Earned	*		150%	25%	37.5%

Adjusted Operating Income (AOI) ($ in millions) - Weighting 50%
Threshold goal	$114.5	0%
Target goal	121.6	100%
Maximum goal	136.8	150%

2019 Bonus AOI - Earned	$151.3		150%	50%	75%

Total Combined Actual Payout % Earned [(150% x 25%) + (150% x 25%) + (150% x 50%)] = 150%					150%

 * We do not disclose the NACV performance target and actual level achieved. We believe that disclosure would provide our competitors with insight into our operations, resulting in serious competitive harm. The Compensation Committee set the NACV target based on our historical results, growth rates, and expected future results, and intended for it to require significant effort to achieve.

    Payouts for Target Revenue, NACV, and AOI amounts achieved between the minimum performance threshold and the target threshold and between the target threshold and the performance maximum are determined by linear interpolation.

The Compensation Committee retains the right to exercise discretion to either increase or decrease a participant’s annual cash bonus under the bonus program. As in recent years, the Compensation Committee did not exercise its discretion with regard to the cash bonuses to our executive officers in 2019, which were paid in accordance with the express terms of the plan. With respect to the cash bonuses paid under the plan, the Compensation Committee considered that the positive market reaction to the Company’s cloud-based solutions was a positive achievement.

Long-term Incentive Compensation

The following table sets forth each NEO’s target annual long-term incentive opportunity, earned amounts at December 31, 2019, and change in total value percentages in 2019. The closing market price of the Company’s Common Stock on December 31, 2019, was $79.75, representing an 88% increase in TSR over December 31, 2018. The RSU columns exclude the value of the special retention grant of service-based RSUs made in January 2019. The details of those special retention RSUs are included in the Grants of Plan Based Awards table.

2019 Long-Term Incentive Compensation Target vs. Payout
	Target (1)			Earned Value at 12/31/2019 (2)			% Change
Name	RSU	PSU	Total	RSU	PSU	Total	Total
Eddie Capel	$2,563,644	$2,563,693	$5,127,336	$4,192,139	$6,288,327	$10,480,466	104%
Dennis B. Story	804,266	804,315	1,608,581	1,315,157	1,972,856	3,288,013	104%
Bruce S. Richards	291,547	291,547	583,094	476,746	715,118	1,191,864	104%
Robert G. Howell	628,353	628,353	1,256,705	1,027,499	1,541,249	2,568,748	104%
Linda C. Pinne	100,515	100,564	201,079	164,365	246,667	411,032	104%

______________

(1)

These columns represent the aggregate grant date fair value for service-based and performance-based RSU awards. We determined these award fair values based on a price of $48.77, the closing market price of the Company’s Common Stock on the date of grant.

(2)

These columns represent amounts earned, valued at $79.75, the closing market price of the Company’s Common Stock on December 31, 2019. We achieved a payout of 150% of the target for the performance-based component of our long-term equity program.

We use equity awards to provide incentives to improve our financial performance and to assist in the recruitment, retention, and motivation of professional, managerial, and other personnel. These long-term incentives are designed to align the interests of our executive officers and other employee plan participants with those of our shareholders to enhance our overall value, the market price of the Common Stock, and as a result, our shareholders’ return. In addition, the vesting of stock incentives over time is designed to create an incentive for our people to remain with us. We grant RSUs to our executive officers and other employee plan participants on an ongoing basis to provide continuing incentives to them to meet future performance goals and to remain with the Company.

Equity-based compensation is an important component of our executive compensation program. In setting the form and level of the equity awards for the NEOs, the Compensation Committee considers the CEO’s recommendations, the executive officer’s performance, and a variety of other factors including:

✓Market-competitive levels of total compensation, particularly for our peer group

✓Market-competitive levels and forms of equity-based compensation

✓Alignment with company performance and shareholder value

✓The retention strength provided by outstanding and unvested equity awards held by the executives

✓Global macro-economic conditions

✓Our recent performance and trends

✓The executive’s recent performance and potential future contribution

✓The resulting annual grant rate from aggregate awards

✓The availability of shares under our shareholder approved equity plans

✓Our cost and its alignment with participant value

There is no precise formula or weighting applied to these factors as changing business conditions, competitive market practices, and regulations necessitate differing priorities to maximize effectiveness while minimizing cost and dilution.

During 2019, the Company granted to the NEOs an aggregate of 342,817 RSUs (an annual grant of 179,963 RSUs and a special retention grant of 162,854 RSUs). In approving the individual award levels for the annual NEO grants, the Compensation Committee also reviewed aggregate grant levels for all recipients to ensure the annual grant rate was within competitive norms and sustainable over time. As a result of their review, the annual grants for the Mr. Capel, the President and CEO, and Ms. Pinne, the SVP, Global Corporate Controller, and Chief Accounting Officer, were increased significantly over 2018 so that they were more consistent with the compensation peer group.

The annual awards granted in 2019 are 50% service-based (89,980 shares) and 50% performance-based (89,983 shares) and generally vest in four equal annual increments starting on or about the first anniversary of the grant date, with the performance portion tied to the same Target Revenue, NACV, and AOI performance measures and ranges for fiscal year 2019 as established for the annual cash bonus plan discussed above. Our performance goals are focused on internal key financial metrics that drive long-term value creation, such as Target Revenue, NACV, and AOI. Our past financial performance demonstrates, and we fully expect, that meeting these metrics will over time translate into increased shareholder value. For equity-based awards, our share price ultimately should reflect whether we have executed this strategy successfully, and the four-year vesting schedule for equity grants is intended to ensure our officers maintain a long-term perspective. A look at our historical stock prices over the last 10 years shows a growth rate of 1227%, from a stock price of $6.01 on December 31, 2009, to $79.75 on December 31, 2019, after giving effect to stock splits during this period. This growth demonstrates the achievement of our performance goals over this period resulted in creation of long-term value for shareholders. Our long-term strategy emphasizes continued growth through a capital allocation approach coupling investment in innovation with a disciplined return of capital to shareholders self-funded through free cash flow.

In January 2019, our Compensation Committee approved a special retention grant of service-based RSUs to members of our executive team, including our NEOs. The Committee intended that grant, which vests over four years, to further motivate our dedicated and experienced executive team to remain with the Company to best ensure continued execution of our transition to a cloud-first Company. More specifically, those RSUs vest as follows, so long as the executive remains employed with the Company on the applicable vesting date: 10% in January 2020; 20% in January 2021; 30% in January 2022; and 40% in January 2023.

We intend the performance-based RSUs primarily to provide our executive officers with incentives to improve our performance, as they benefit from these awards only if we meet the pre-established financial goals specified in the awards in the year granted. The 2019 performance-based RSU awards were to be earned, in whole or in part, based on our attainment of the same annual Target Revenue, NACV, and AOI performance goals as established for the 2019 annual cash bonus program. For 2019, the Compensation Committee weighted the corporate performance measures as follows: Target Revenue – 25%; NACV – 25%; AOI – 50%. For each measure, the Committee established performance ranges, with each range having a minimum performance threshold, target threshold, and performance maximum. For each performance measure, achievement at the target threshold results in the executive earning 100% of the number of performance-based RSUs granted to them, achievement at or below the minimum performance threshold results in the executive earning zero performance-based RSUs for that measure, and achievement at or above the performance maximum results in the executive earning 150% of the number of performance-based RSUs granted. We determine the percentage of the performance-based RSUs earned for achievement between the minimum performance threshold and target, or between target and the performance maximum, by linear interpolation. The total percentage of performance-based RSUs earned is the weighted average of the performance percentages for the three performance measures. Under the 2019 program, for an executive to earn any of their performance-based RSUs, we were required to exceed one or more of the minimum performance thresholds.

Based on our financial performance in 2019, the named executive officers earned 150% of the granted performance-based RSUs. The minimum performance threshold, performance target, and performance maximum for the 2019 performance measures, as well as our actual performance, are the same as set forth in the table “Annual Cash Bonus Program Design for 2019.”

Perquisites and Other Personal Benefits.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including the NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of their duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

If an executive officer qualifies to attend our annual sales-oriented Presidents’ Club event and incurs an income tax liability associated with their attendance and the attendance of their spouse, we provide a tax “gross-up” payment to offset that liability. During 2019, we provided a tax gross-up payment, with respect to this event, to Messrs. Capel, Howell and Story.

Health and Welfare Benefits.

We offer standard Company health and welfare benefits to the NEOs as a safety net against the financial catastrophes that can result from illness, disability, or death. The benefits offered to the NEOs are substantially the same as those offered to all our regular employees, except that certain of the NEOs have been provided an arrangement under which the Company pays the premiums on term life insurance on their lives during their continued employment with the Company. During 2019, we paid term life insurance premiums, including tax “gross-ups” with respect to those premiums, for Messrs. Capel, Story, Richards, and Howell.

Our tax-qualified deferred-compensation Section 401(k) Savings Plan covers all our eligible full-time employees. Under the plan, participants may elect to contribute, through salary deductions, up to 60% of their annual compensation, subject to a maximum of $19,000, or $25,000 for employees who are at least 50 years old. We provide 50% matching contributions up to the first 6% of salary contributed under the plan. The plan is designed to qualify under Section 401 of the Internal Revenue Code so that our employees’ and our contributions, and income earned on those contributions, are not taxable to employees until withdrawn from the plan, and so that the Company’s contributions are deductible when made.

Other considerations

Employment Agreements

In October 2018, each of our NEOs, Messrs. Capel, Story, Richards, and Howell, and Ms. Pinne, entered into a new employment agreement with the Company substantially the same in substance to their previous employment agreement, which had been amended earlier in the year to eliminate, as a constructive termination event, the Company’s insolvency or filing for bankruptcy following a change in control, consistent with good governance practices. The NEOs’ employment agreements are substantially identical, except for their job titles and their stated specific annual base salaries and bonus target amounts.

Each agreement continues to provide that the NEO will be (i) paid an annual base salary, (ii) eligible for an annual performance-based bonus, (iii) eligible for equity awards that reflect their Company position, duties, and responsibilities, (iv) eligible to participate in all other benefit plans, programs, and arrangements generally available to executives of the Company, (v) provided an indemnification agreement, under which the Company will indemnify the executive to the full extent permitted by law with respect to any claim arising out of the executive’s service as an officer, director, or employee of the Company, and (vi) covered by a director and officers liability insurance policy. As set forth in the agreements, the minimum annual base salaries of Messrs. Capel, Story, Richards, and Howell, and Ms. Pinne, are $575,000, $402,000, $320,000, $323,000, and $252,150, respectively. Each NEO’s annual base salary is subject to increases at the discretion of the Board or Compensation Committee.

Each agreement further provides that the NEO or the Company may terminate that officer’s employment at any time. If the Company terminates the NEO’s employment for reasons other than death, disability, or “cause” (as defined in the agreement) or if there is a “constructive termination” of the executive officer’s employment (as defined in the agreement), the officer will be entitled to certain severance payments and benefits. Those payments and benefits are described below in the section entitled Potential Payments upon Termination, and that section also contains an estimate of the potential payments and benefits payable under these arrangements as of the end of 2019.

In general, severance payments to a NEO are limited such that they will not receive any “parachute payment” as described in Sections 280G and 4999 of the Internal Revenue Code. The NEO is required to provide the Company with a general release of all claims to receive any severance payments or benefits.

The agreements contain provisions requiring the NEO to protect the proprietary and confidential information of the Company. In addition, for a period of 12 months after termination of employment for any reason (or, if later, the last date any severance payments are due), the NEO agrees not to solicit the Company’s customers or solicit or hire away the Company’s employees and is prohibited from performing duties of the type performed for the Company for a competing business owned by any of a designated group of companies. The NEO also agrees to assign to the Company all patents, inventions, copyrights, and other intellectual property developed by them in the course of their employment.

Policy with Respect to Qualifying Compensation for Deductibility

For taxable years beginning before January 1, 2018, Section 162(m) of the Internal Revenue Code imposed a limit on federal income tax deductibility for annual compensation in excess of one million dollars paid by a public corporation to its Chief Executive Officer and its other three most highly compensated executive officers (other than the Chief Financial Officer). Compensation in excess of one million dollars could be deducted, however, if it qualified as “performance-based compensation” within the meaning of Section 162(m) or qualified for one of the other exemptions from the deductibility limit. We designed the Company’s compensation program to satisfy the exemption under Section 162(m).

Congress repealed the exemption for performance-based compensation in new tax legislation enacted December 22, 2017, effective for tax years beginning after December 31, 2017, and expanded the number of employees who will be considered “covered employees” subject to the Section 162(m) limit to include the Chief Financial Officer (who was previously excluded) and certain former NEOs. As a result of these changes, starting in 2018, compensation exceeding of $1 million paid to executive officers covered by Section 162(m)’s deduction limit is no longer deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Compensation Committee has taken steps it deemed appropriate intending to preserve the deductibility of certain awards granted prior to enactment of the legislation.

The Compensation Committee considers tax deductibility when making its decisions regarding executive compensation but reserves the right to award nondeductible compensation when appropriate to accomplish other compensation objectives.

Limitation of Liability and Indemnification of Officers and Directors

The Company’s Articles of Incorporation provide that the liability of the Directors to the shareholders for monetary damages will be limited to the fullest extent permissible under Georgia law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

The Company’s Bylaws provide that the Company will indemnify each of its officers, Directors, employees, and agents to the extent they are or were a party, or are threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative because they are or were a Director, officer, employee, or agent of the Company, against reasonable expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with such action, suit, or proceeding; provided, however, that no indemnification will be made for:

✓	any appropriation, in violation of their duties, of any business opportunity of the Company;
✓	acts or omissions that involve intentional misconduct or a knowing violation of law;
✓	any liability under Section 14-2-832 of the Georgia Business Corporation Code, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or
✓	any transaction from which they derived an improper personal benefit.

The Company has entered into indemnification agreements with its Officers and Directors providing indemnification similar to that provided in the Bylaws.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of the Company’s 2020 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2020 Proxy statement (and in the Company’s Annual Report on Form 10-K through incorporation by reference to the Proxy Statement).

Compensation Committee

Thomas E. Noonan, Chairman
John J. Huntz, Jr. Charles E. Moran

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Tables

2019 Summary Compensation Table

The following table sets forth, for the three years ended December 31, 2019, the total compensation paid to or earned by the named executive officers.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)		Total

Eddie Capel	2019	$600,000	$7,640,747	$900,000	$45,777	(4)	$9,186,524
President, Chief Executive	2018	575,000	3,237,708	632,501	41,314		4,486,523
Officer, and Director	2017	575,000	2,430,742	281,750	43,845		3,331,337

Dennis B. Story	2019	$415,000	$4,121,992	$465,000	$31,588	(5)	$5,033,580
Executive Vice President, Chief	2018	401,167	1,593,966	325,600	21,352		2,342,085
Financial Officer, and Treasurer	2017	391,167	875,085	140,140	21,856		1,428,248

Bruce S. Richards	2019	$328,000	$1,186,330	$329,500	$18,350	(6)	$1,862,180
Senior Vice President, Chief	2018	319,167	577,820	202,400	18,141		1,117,528
Legal Officer, and Secretary	2017	309,167	437,568	87,710	18,826		853,271

Robert G. Howell	2019	$333,000	$3,267,444	$568,500	$31,133	(7)	$4,200,077
Senior Vice President,	2018	321,917	1,245,252	343,200	27,301		1,937,670
Americas Sales	2017	308,250	875,085	147,000	30,902		1,361,237

Linda C. Pinne	2019	$259,715	$502,672	$150,539	$8,400	(8)	$921,326
Senior Vice President, Global Corporate	2018	251,638	159,386	92,692	8,250		511,966
Controller, and Chief Accounting Officer	2017	245,750	121,553	40,261	8,100		415,664

______________

(1)

The amounts in this column represent the aggregate grant date fair value for the stock awards (service-based and performance-based RSUs) granted in accordance with ASC Topic 718. We determined these fair values based on the assumptions set forth in the Company’s 2019 Annual Report on Form 10-K (Note 2, Equity-Based Compensation). Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum grant date fair value of the performance-based RSUs granted to the NEOs in 2019 is: (i) in the case of Mr. Capel, $3,845,563; (ii) in the case of Mr. Story, $1,206,472; (iii) in the case of Mr. Richards, $437,321; (iv) in the case of Mr. Howell, $942,529; (v) and in the case of Ms. Pinne, $150,846.

(2)	Represent amounts earned in the applicable year, regardless of whether we paid those amounts prior to the end of such year.
(3)

The amounts in this column represent the Section 401(k) matching or similar Company contribution, tax “gross-up” payments on behalf of NEOs as discussed in the Compensation Discussion and Analysis section, and Company-paid term life insurance premiums for the benefit of Messrs. Capel, Story, Richards and Howell.

(4)

This amount represents: (i) the Company’s contributions to Mr. Capel’s account under its Section 401(k) plan in the amount of $8,000; (ii) tax “gross-up” payments in the amount of $22,608; and (iii) Company-paid term life insurance premiums in the amount of $15,169.

(5)

This amount represents: (i) the Company’s contributions to Mr. Story’s account under its Section 401(k) plan in the amount of $8,400; (ii) tax “gross-up” payment in the amount of $16,028; and (iii) Company-paid term life insurance premiums in the amount of $7,160.

(6)

This amount represents: (i) the Company’s contributions to Mr. Richards’s account under its Section 401(k) plan in the amount of $8,123; (ii) tax “gross-up” payments in the amount of $3,078; and (iii) Company-paid term life insurance premiums in the amount of $7,149.

(7)

This amount represents: (i) the Company’s contributions to Mr. Howell’s account under its Section 401(k) plan in the amount of $8,400; (ii) tax “gross-up” payments in the amount of $15,823; and (iii) Company-paid term life insurance premiums in the amount of $6,910.

(8)	This amount represents the Company’s contributions to Ms. Pinne’s account under its Section 401(k) plan in the amount of $8,400.

2019 Grants of Plan-Based Awards Table

The following table provides information about our 2019 annual cash bonus opportunities and the equity awards granted to our named executive officers during the year ended December 31, 2019.

Plan-Based Compensation
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Stock	Grant Date Fair Value of Stock
Name	Award Type	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)	Units(3) (#)	Awards(4) ($)
Eddie Capel	Cash Bonus	1/31/2019	600,000	900,000	-	-	-	-
	Service-based RSUs	1/31/2019	-	-	-	-	52,566	2,563,644
	Performance-based RSUs	1/31/2019	-	-	52,567	78,851	-	2,563,693
	Special retention grant RSUs	1/31/2019	-	-	-	-	51,536	2,513,411

Dennis B. Story	Cash Bonus	1/31/2019	310,000	465,000	-	-	-	-
	Service-based RSUs	1/31/2019	-	-	-	-	16,491	804,266
	Performance-based RSUs	1/31/2019	-	-	16,492	24,738	-	804,315
	Special retention grant RSUs	1/31/2019	-	-	-	-	51,536	2,513,411

Bruce S. Richards	Cash Bonus	1/31/2019	219,667	329,501	-	-	-	-
	Service-based RSUs	1/31/2019	-	-	-	-	5,978	291,547
	Performance-based RSUs	1/31/2019	-	-	5,978	8,967	-	291,547
	Special retention grant RSUs	1/31/2019	-	-	-	-	12,369	603,236

Robert G. Howell	Cash Bonus	1/31/2019	379,000	568,500	-	-	-	-
	Service-based RSUs	1/31/2019	-	-	-	-	12,884	628,353
	Performance-based RSUs	1/31/2019	-	-	12,884	19,326	-	628,353
	Special retention grant RSUs	1/31/2019	-	-	-	-	41,229	2,010,738

Linda C. Pinne	Cash Bonus	1/31/2019	100,359	150,539	-	-	-	-
	Service-based RSUs	1/31/2019	-	-	-	-	2,061	100,515
	Performance-based RSUs	1/31/2019	-	-	2,062	3,093	-	100,564
	Special retention grant RSUs	1/31/2019	-	-	-	-	6,184	301,594

_________________

(1)

These columns represent the target and maximum annual cash bonus opportunities under the Company’s annual cash bonus program for 2019. The actual cash bonuses paid to the NEOs for 2019 are set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)

These columns represent the performance-based RSUs granted to the NEOs during 2019 pursuant to the Company’s 2007 Stock Incentive Plan, shown both at the target and maximum performance levels. For our executive officers to earn any portion of their award, the Company must attain a minimum percentage of the pre-established target levels for Target Revenue, NACV, and AOI. The executive officers would earn 100% of the target award if the Company achieves a combined 100% of the Company’s three performance goals specified in the awards for the fiscal year of the award. The executive officers would earn up to a maximum of 150% of the target award if the Company exceeds the performance goals specified in the awards up to a maximum specified performance level. The executive officers may earn a portion of the target award, but less than 100%, if the Company falls short of one or more performance goals but still achieve at least a minimum threshold performance level. For each of the Company’s three performance goals, we use linear interpolation to determine the portion of the award earned by the NEOs if the Company’s performance exceeds the minimum threshold but is less than the 100% of the goals, or exceeds the 100% target but does not reach the maximum performance level.

Based on our financial performance in 2019, the NEOs earned 150% of the granted performance-based RSUs. The earned portion generally vests in four equal annual installments commencing in the year following the date of grant.

(3)

This column represents service-based RSU awards granted to the NEOs during 2019 pursuant to the Company’s 2007 Stock Incentive Plan, including regular annual grants and the special January 2019 retention grant described in the subsection “Long-Term Incentives Compensation” above. The regular service-based

RSUs vest in four equal annual installments commencing in the year following the date of grant, while the special retention grant vest in four installments: 10% in January 2020, 20% in January 2021, 30% in January 2022, and 40% in  January 2023.

(4)

This column represents the aggregate grant date fair value for performance-based and service-based RSU awards in accordance with ASC Topic 718. We determined these fair values based on the closing market price of the Company’s Common Stock on the date of grant.

2019 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards of our named executive officers outstanding as of December 31, 2019. We determined the market value of unvested stock awards based on the closing market price for our Common Stock of $79.75 per share on December 31, 2019.

Outstanding Equity Awards at Fiscal Year End
		Stock Awards (1)
Name	Grant Date	Number of Shares or Stock Units That Have Not Vested (#)		Market Value of Shares or Stock Units That Have Not Vested ($)

Eddie Capel	7/27/2015	15,936		1,270,896
	1/28/2016	9,382		748,215
	1/26/2017	11,944		952,534
	2/1/2018	48,456		3,864,366
	1/31/2019	182,953	(2)	14,590,502

Dennis B. Story	8/1/2016	17,500		1,395,625
	1/26/2017	4,300		342,925
	2/1/2018	23,857		1,902,596
	1/31/2019	92,765	(2)	7,398,009

Bruce S. Richards	7/27/2015	1,848		147,378
	1/28/2016	1,921		153,200
	1/26/2017	2,150		171,463
	2/1/2018	8,649		689,758
	1/31/2019	27,314	(2)	2,178,292

Robert G. Howell	7/27/2015	8,010		638,798
	1/28/2016	2,987		238,213
	1/26/2017	4,300		342,925
	2/1/2018	18,637		1,486,301
	1/31/2019	73,439	(2)	5,856,760

Linda C. Pinne	7/27/2015	1,155		92,111
	1/28/2016	533		42,507
	1/26/2017	597		47,611
	2/1/2018	2,388		190,443
	1/31/2019	11,338	(2)	904,206

 _________________

(1)	RSU awards vest in accordance with the schedules set forth below.
(2)

These amounts represent, as of December 31, 2019, the sum of (i) outstanding RSUs that were service-based when granted, and (ii) outstanding RSUs that were performance-based when granted, which, as of December 31, 2019, were earned at 150% of target, based on the level of achievement of the applicable performance measures.

Stock Awards Vesting Schedule
Name	Grant Date	Vesting

Eddie Capel	7/27/2015	10% in Jan. 2016; 15% in Jan. 2017; 20% in Jan. 2018; 25% in Jan. 2019; 30% in Jan. 2020
	1/28/2016	25% per year for 4 years
	1/28/2017	25% per year for 4 years
	2/1/2018	25% per year for 4 years
	1/31/2019	25% per year for 4 years
	1/31/2019	10% in Jan. 2020; 20% in Jan. 2021; 30% in Jan. 2022; 40% in Jan. 2023

Dennis B. Story	8/1/2016	25% in Jan. 2017; 25% in Jan 2018; 25% in Jan 2019; 25% in Jan 2020
	1/26/2017	25% per year for 4 years
	2/1/2018	25% per year for 4 years
	1/31/2019	25% per year for 4 years
	1/31/2019	10% in Jan. 2020; 20% in Jan. 2021; 30% in Jan. 2022; 40% in Jan. 2023

Bruce S. Richards	7/27/2015	10% in Jan. 2016; 15% in Jan. 2017; 20% in Jan. 2018; 25% in Jan. 2019; 30% in Jan. 2020
	1/28/2016	25% per year for 4 years
	1/28/2017	25% per year for 4 years
	2/1/2018	25% per year for 4 years
	1/31/2019	25% per year for 4 years
	1/31/2019	10% in Jan. 2020; 20% in Jan. 2021; 30% in Jan. 2022; 40% in Jan. 2023

Robert G. Howell	7/27/2015	10% in Jan. 2016; 15% in Jan. 2017; 20% in Jan. 2018; 25% in Jan. 2019; 30% in Jan. 2020
	1/28/2016	25% per year for 4 years
	1/26/2017	25% per year for 4 years
	2/1/2018	25% per year for 4 years
	1/31/2019	25% per year for 4 years
	1/31/2019	10% in Jan. 2020; 20% in Jan. 2021; 30% in Jan. 2022; 40% in Jan. 2023

Linda C. Pinne	7/27/2015	10% in Jan. 2016; 15% in Jan. 2017; 20% in Jan. 2018; 25% in Jan. 2019; 30% in Jan. 2020
	1/28/2016	25% per year for 4 years
	1/28/2017	25% per year for 4 years
	2/1/2018	25% per year for 4 years
	1/31/2019	25% per year for 4 years
	1/31/2019	10% in Jan. 2020; 20% in Jan. 2021; 30% in Jan. 2022; 40% in Jan. 2023

2019 Stock Vested Table

The following table provides information about the value realized by the named executive officers from their stock awards that vested during the year ended December 31, 2019.

Stock Vested
	Stock Awards
	Number of	Value
	Shares Acquired	Realized on
Name	on Vesting	Vesting
Eddie Capel	38,635	$1,931,112
Dennis B. Story	27,600	1,370,953
Bruce S. Richards	7,981	397,162
Robert G. Howell	14,262	713,494
Linda C. Pinne	2,210	109,959

Potential Payments upon Termination of Employment

Each NEO’s employment agreement provides that, if the Company terminates that officer’s employment for reasons other than death, disability, or “cause” (as defined in the agreement), or if the officer terminates their employment for “constructive termination” (as defined in the agreement), then the officer will be entitled to certain severance payments and benefits. Those payments and benefits are described in footnote 1 to the following table, except that if the termination occurs within two years following a change in control of the Company (as defined in the agreement), those payments and benefits are as described in footnote 2 to the table. The following table shows the estimated amounts that would have been payable to our NEOs under their employment agreements if their termination of employment was effective as of December 31, 2019.

	Cash Severance	Value of Accelerated Stock Vesting	Health Benefits
Eddie Capel
Termination without cause or constructive termination(1)	$600,000	-	$37,573
Change in control with termination without cause or constructive termination(2)	1,350,000	19,286,820	37,573

Dennis B. Story
Termination without cause or constructive termination(1)	415,000	-	37,573
Change in control with termination without cause or constructive termination(2)	802,500	10,381,536	37,573

Bruce S. Richards
Termination without cause or constructive termination(1)	328,000	-	37,573
Change in control with termination without cause or constructive termination(2)	580,334	3,092,865	37,573

Robert G. Howell
Termination without cause or constructive termination(1)	333,000	-	37,573
Change in control with termination without cause or constructive termination(2)	770,000	8,035,451	37,573

Linda C. Pinne
Termination without cause or constructive termination(1)	259,715	-	37,573
Change in control with termination without cause or constructive termination(2)	374,952	1,192,183	37,573

_________________

(1)

The employment agreement for each NEO provides that, if the Company terminates the executive’s employment other than for death, disability or “cause” (as defined in the agreement), or if there is a “constructive termination” of the executive officer’s employment (as defined in the agreement), then, subject to the executive’s delivery of a release of claims and ongoing compliance with the executive’s restrictive covenants and other post-termination obligations, the executive is entitled to receive ongoing payment of 12 months of their then-current base salary and 12 monthly payments of COBRA or its equivalent for the executive officer and their family’s medical and dental benefits, “grossed up” for income tax.

(2)

The employment agreement for each NEO provides that, if a termination of the executive’s employment occurs entitling the executive officer to receive the payments and benefits described in footnote 1 above, and that termination occurs within twenty-four months of a “change of control” of the Company (as defined in the agreement), then, in addition to the payments and benefits described in footnote 1 above, the executive is entitled to receive, (i) a pro rata annual cash bonus for the year of termination through their termination date calculated at the target performance level (to the extent not yet paid), (ii) an annual cash bonus equal to the greater of that executive’s target bonus for the year of termination or the prior year, and (iii) vesting of all outstanding and unvested restricted stock unit awards. Performance-based restricted stock unit awards for which the performance period has not been completed as of the date of the change of control are deemed to have been achieved at the target performance level.

Compensation Committee Interlocks and Insider Participation

The following non-employee Directors served on the Compensation Committee of the Board of Directors during all or a portion of 2019: Thomas E. Noonan (Chairman), Edmond I. Eger III, John J. Huntz, Jr., and Charles E. Moran. In October 2019, the Board appointed Mr. Moran to the Committee, replacing Mr. Eger. To the Company’s knowledge, there were no interlocking relationships involving members of the Compensation Committee or other Directors requiring disclosure in this Proxy Statement.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we provide the following information about the relationship of the annual total compensation of Eddie Capel, our Chief Executive Officer (our “CEO”), to the median annual total compensation of our employees:

Our CEO to Median Employee pay ratio is approximately 101:1. We believe this is a reasonable estimate based on the assumptions and adjustments described below.

We identified our employee with compensation at the median annual total compensation of all our employees (our “Median Employee”) by examining the total cash compensation during the calendar year 2019 (using December 31, 2019, as the “median employee determination date”), including salary or wages (including overtime), and any cash incentive compensation, paid in 2019, plus the value of any equity vesting during 2019 under our stock incentive plan, for each employee, excluding our CEO, whom we employed (including those of our consolidated subsidiaries) on December 31, 2019, whether on a full-time, part-time, seasonal, or temporary basis.

For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the Internal Revenue Service Yearly Average Currency Exchange Rates, or the U.S. Department of the Treasury Reporting Rates of Exchange. For non-U.S. employees, we made cost-of-living adjustments using the applicable World Bank Price Level Ratio of Purchasing Power Parity Conversion Factor. For employees hired during 2019, we calculated their salary or wages as if they had been employed for all of 2019.

Our total number of employees on December 31, 2019, including U.S. and non-U.S. employees, was approximately 3,424. We did not utilize the de minimis exemption to exclude any non-U.S. employees.

After identifying our Median Employee, which was a U.S. employee, we calculated their annual total compensation using our method for calculating our CEO’s compensation reported in the “Total” column of our 2019 Summary Compensation Table.

As disclosed in our 2019 Summary Compensation Table, our CEO’s annual total compensation for 2019 was $9,186,524 versus $4,486,523 in 2018. The 2019 increase was driven by two factors: (1) an increase in the CEO’s regular annual RSU grant, and (2) a non-recurring, service-based retention RSU grant with a value of $2,513,411.

Our Median Employee’s annual total compensation for 2019 was $90,920. The resulting ratio of our CEO’s annual total compensation to that of our Median Employee for 2019 is approximately 101:1. Excluding the 2019 non-recurring retention RSU grant, the resulting ratio of our CEO’s annual total compensation to that of our Median Employee for 2019 is approximately 73:1.

Had we not made any cost-of-living adjustments, our Median Employee would have been a lower compensated U.S. employee with an annual total compensation for 2019 of $75,935.  The resulting ratio of our CEO’s annual total compensation to that of our Median Employee for 2019 would have been approximately 120:1. Without the cost-of-living adjustment, and excluding the 2019 non-recurring retention grant, the resulting ratio of our CEO’s annual total compensation to that of our Median Employee for 2019 would have been approximately 88:1.

Executive Officer Biographies

In addition to Eddie Capel, whose biography can be found on page 12, the following individuals serve as our executive officers:

Dennis B. Story, age 56, has served as our Executive Vice President, Chief Financial Officer, and Treasurer since July 31, 2016, and from January 12, 2011 through June 30, 2016. From July 1, 2016 through July 25, 2016, he served as Chief Financial Officer of BenefitFocus, Inc. Previously, Mr. Story served as our Senior Vice President, Chief Financial Officer, and Treasurer from joining the Company in March 2006 through January 2011. From February 2006 until he joined the Company, Mr. Story served as the Senior Vice President of Finance for Fidelity National Information Services, Inc. Prior to that, Mr. Story was the Senior Vice President of Finance for Certegy Inc., a financial services company, from 2004 until its merger with Fidelity National Information Services, Inc., in February 2006. Prior to his association with Certegy, Mr. Story served as Chief Financial Officer of NewRoads Inc., a provider of outsourced solutions for fulfillment and customer care to companies engaged in one-to-one direct commerce, from September 2003 to September 2004, and Senior Vice President and Corporate Controller of credit reporting company Equifax Inc., from December 2000 until August 2003.

Bruce S. Richards, age 65, has served as our Senior Vice President, Chief Legal Officer, and Secretary since August 2011. Prior to that, Mr. Richards was a partner in the Atlanta-based law firm Taylor English Duma LLP, where he practiced as a member of the firm’s corporate and business law department since 2005. In 2007, while at Taylor English Duma, Mr. Richards also served as interim general counsel for Witness Systems, Inc. Before joining Taylor English Duma, Mr. Richards served in various corporate legal positions, including serving as Corporate Vice President, General Counsel, and Secretary of Certegy Inc., a financial services company, from 2001 through 2002, following Certegy’s spinoff from credit reporting company Equifax Inc., Corporate Vice President and General Counsel of Equifax Inc., from 1996 through 2000, and Vice President and General Counsel of financial services company Telecredit, Inc., from 1989 through 1990, prior to its sale to Equifax.

Robert G. Howell, age 47, has served as our Senior Vice President, Americas Sales since May 2013. Prior to that, Mr. Howell served as our Senior Vice President, North America Sales since January 2013, our Vice President North America Sales since January 2010, and a Senior Director of Sales since January 2009. Before that, Mr. Howell served as Director of Sales since October 2006. Prior to joining the Company, Mr. Howell served in various sales executive roles at Logility, Inc., a provider of collaborative supply chain planning solutions and a wholly owned subsidiary of American Software, Inc., from 2000 until 2006. From 1995 to 2000, he was an Account Executive with Measurex, Inc., a provider of computer process control software and scanning sensors primarily for the pulp and paper industry that was acquired by Honeywell International.

Linda C. Pinne, age 46, has served as our Senior Vice President, Global Corporate Controller, and Chief Accounting Officer since January 2016, when the Board also appointed her as an executive officer. Previously, Ms. Pinne served as our Vice President, Corporate Controller since January 2007 and our Controller-Americas since July 2005. Prior to joining the Company, Ms. Pinne served as Vice President of Finance for InterCept Payment Solutions, the payment processing division of InterCept, Inc., a publicly traded financial services company, from 2002 to 2005. Prior to that, Ms. Pinne was an audit manager with Arthur Andersen.

2020 EQUITY INCENTIVE PLAN

Proposal 3 – Approval of the Manhattan Associates, inc. 2020 Equity Incentive Plan

OVERVIEW

The Company’s Board of Directors unanimously recommends that its shareholders approve the Manhattan Associates, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), which will replace the Company’s 2007 Stock Incentive Plan (the “2007 Plan”), set to expire in 2021. The Board unanimously approved the 2020 Plan on March 25, 2020. The Company is submitting the 2020 Plan to its shareholders for approval at the Annual Meeting on May 14, 2020, and the 2020 Plan will become effective upon shareholder approval (the “Effective Date”). No awards have been made under the 2020 Plan.

The purpose of the Plan is to promote the long-term growth and profitability of the Company by:

•

Providing employees, directors, consultants, and other persons who perform services for the Company with incentives to maximize shareholder value and otherwise contribute to the success of the Company.

•	Enabling the Company to attract, retain, and reward the best available persons for positions of substantial responsibility.

The number of shares that will be available for issuance pursuant to awards under the 2020 Plan is 4,500,000, plus the number of shares subject to outstanding awards under the 2007 Plan that are forfeited or canceled or expire after the Effective Date in accordance with the terms of the 2007 Plan. For each award that may be settled in shares of Company stock, we will deduct shares from the “Share Pool” (as defined below) in an amount equal to the number of shares underlying the award.

Awards currently outstanding under the 2007 Plan will continue to be governed by the 2007 Plan and the agreements under which the awards were granted. We will not grant any additional awards under the 2007 Plan after the Effective Date and we will cancel all remaining shares available for grant under the 2007 Plan on the Effective Date, unless the 2020 Plan is not approved, in which case the 2007 Plan will continue in effect.  The 2020 Plan prohibits us from granting awards under that plan after the tenth anniversary of the Effective Date. However, the 2020 Plan and the award agreements would continue to govern awards outstanding under that plan at that time.

The 2020 Plan is similar in many respects to the 2007 Plan and reflects the following equity compensation plan best practices:

•	No grants of below-market stock options or stock appreciation rights;
•	No repricing of stock options or SARs and no cash buyout of underwater stock options or SARs;
•	No payment of dividends or dividend equivalents on stock options or SARs;
•	No payment of dividends or dividend equivalents on any award prior to the award vesting date;
•	No liberal change of control definition;
•	Double trigger treatment on change of control, except to the extent acquirer does not assume or replace the awards;
•	Awards subject to any recoupment/clawback policy that the Company adopts.

The full text of the 2020 Plan is attached as Annex A to this proxy statement.

Why the Company Believes You Should Vote to Approve the 2020 Plan

The 2020 Plan authorizes the grant of equity-based compensation as described above for the purpose of providing incentives and rewards for performance to executive officers and other employees, non-employee directors, and non-employees who perform consulting services. The section entitled “Plan Summary” beginning on page 46 of this proxy statement sets forth the details of the key design elements of the 2020 Plan.

We believe our future success depends in large part on our ability to attract, motivate, and retain high quality employees and non-employee directors, and our ability to offer our employees and non-employee directors equity awards is important to achieve those ends.

The use of common stock as part of our compensation program is also important to our continued success because it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe that equity-based compensation motivates employees to create shareholder value because the value employees realize from equity-based compensation is based on our stock price performance. Equity-based compensation aligns the compensation interests of employees with the investment interests of the Company’s shareholders and promotes a focus on long-term value creation because the Company’s equity-based compensation awards are subject to vesting and/or performance criteria.

Shares Available for Issuance Under 2020 Plan

Share Pool

The number of shares that will be available for issuance pursuant to awards under the 2020 Plan is 4,500,000, plus the number of shares subject to outstanding awards under the 2007 Plan that are forfeited or canceled or expire after the Effective Date in accordance with the terms of the 2007 Plan (the “Share Pool”). (One share will be added to the Share Pool for each restricted stock unit awarded under the 2007 Plan that is forfeited or canceled or expires after the Effective Date.) For each award of stock options, stock appreciation rights, shares of restricted stock, restricted stock units, or other stock awards that may be settled in shares, we will deduct shares from the Share Pool in an amount equal to the number of shares underlying the award. For awards of performance shares or units that may be settled in shares, at the time of the award we will deduct shares from the Share Pool in an amount equal to the number of underlying shares that would be earned by the participant at target performance level, but we then will adjust the number of shares deducted when the award is later settled based on actual performance. We will add back to the Share Pool shares underlying awards that later are forfeited or canceled or expire. Under the Plan terms, we may issue all or any portion of the Share Pool as incentive stock options, which are eligible for favorable tax treatment. In determining the number of shares to request pursuant to the 2020 Plan, the Company evaluated its recent share usage, historical burn rate, projected burn rate under the 2020 Plan, the potential cost and dilution to shareholders associated with the new Share Pool, and the outstanding equity-based awards previously granted. We will adjust the number of authorized shares for changes in capitalization, such as a stock split or stock dividend.

The Company will not add back to the Share Pool the following shares:  (i) shares that we do not issue or deliver as a result of net settlement of options or SARs, (ii) shares that the participant surrenders or withholds as payment of either the exercise price of an award or withholding taxes, and (iii) shares that we acquire on the open market with the cash proceeds from option exercises.

We will issue shares under the Plan from those currently authorized or held as treasury shares, including shares purchased in the open market or in private transactions.

Historical Equity Granting Practices.

Our three-year average “burn rate” was 0.82% for fiscal years 2017 through 2019. We define burn rate as the total number of shares subject to awards granted to participants in a single year, net of grants forfeited, cancelled, or expired, divided by our basic weighted average common shares outstanding for that fiscal year. We have been advised by our professional advisors, and believe, that our historical burn rate and equity granting practices are reasonable for a company of our size in our industry.

Detailed Three-Year Average Burn Rate Calculation
	2019	2018	2017	Average
Restricted Stock Units Granted	945,159	528,677	460,185
Restricted Stock Units Forfeited	(59,579)	(188,168)	(56,102)
Net Shares Granted	885,580	340,509	404,083

Weighted Average Shares Outstanding	64,397,000	66,201,000	69,175,000	66,591,000
Burn Rate	1.38%	0.51%	0.58%	0.82%

PLAN SUMMARY

The following summary of the material terms of the 2020 Plan is qualified in its entirety by reference to the full text of the 2020 Plan, which is attached as Annex A to this proxy statement. The 2020 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and we do not intend it to be an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974.

Purpose of the 2020 Plan

The purpose of the 2020 Plan is to promote the long-term growth and profitability of the Company and its subsidiaries by (i) providing certain employees, directors, consultants, advisors, and other persons who perform services for the Company and its subsidiaries with incentives to maximize shareholder value and otherwise contribute to the success of the Company, and (ii) enabling the Company to attract, retain, and reward the best available persons for positions of substantial responsibility.

Administration of the 2020 Plan

The Compensation Committee of the Board or such other committee consisting of two or more independent members of the Board as may be appointed by the Board (the “Committee”), will administer the 2020 Plan. If any member of the Committee does not qualify as a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, the Board will appoint a subcommittee of the Committee, consisting of at least two members of the Board, to grant awards to officers and members of the Board who are subject to Section 16 of the Exchange Act, and each member of that subcommittee must satisfy the above requirements. References to the Committee in this summary include and, as appropriate, apply to any such subcommittee. The Committee may delegate to the CEO authority to make awards to individuals who are not subject to Section 16 of the Exchange Act.

Eligible Participants

Employees of the Company and its subsidiaries, non-employee members of the Board, and any consultants or advisors who provide services to the Company or a subsidiary will be eligible for awards under the 2020 Plan.

Types of Awards

The 2020 Plan provides for the grant of incentive stock options (ISOs), non-qualified stock options (NSOs), stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), performance shares, performance share units (“units”), and other stock awards. The Company may grant ISOs only to Company employees or employees of its subsidiaries. The maximum number of shares subject to awards that, in the aggregate, may be granted in any one fiscal year of the Company to any one participant will be two million.

Stock Options

An option provides the participant with the right to buy a specified number of shares at a specified price (the “exercise price”) after certain conditions have been met. The Committee may grant both NSOs and ISOs. The tax treatment of NSOs is different from the tax treatment of ISOs as explained in “Certain Federal Income Tax Consequences” below. The Committee will determine and specify in the award agreement whether the option is an NSO or ISO, the number of shares subject to the option, the option’s exercise price and exercise period, any restrictions applicable to the option such as continued service, the length of the restriction period, and whether any circumstances, such as death, disability or other events, shorten or terminate the restriction period. Generally, a participant may not exercise an option more than seven years after the grant date and the exercise price of a stock option must be at least equal to the fair market value of a share on the grant date. However, with respect to an ISO granted to a participant who is a shareholder holding more than 10% of the Company’s total voting stock, the participant cannot exercise the option more than five years after the grant date and the exercise price must be at least equal to 110% of the fair market value of a share on the grant date. The Company will not pay dividend equivalents with respect to options.

A participant may pay the exercise price of an option in cash, in a Committee-approved cash equivalent; if approved by the Committee, by tendering previously acquired shares (or delivering a certification or attestation of ownership of those shares) having an aggregate fair market value at the time of exercise equal to the total option exercise price (provided that the participant must have held the tendered shares for any period required by the Committee), or by a combination of those payment methods. The Committee may also allow cashless exercises as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means the Committee determines to be consistent with the 2020 Plan’s purpose and applicable law. The Company will not deliver a certificate representing a share (to the extent shares are so evidenced) until the participant has paid the full option price.

Stock Appreciation Rights

A SAR entitles the participant to receive cash, shares of common stock, other securities, or a combination of those, as the Committee may determine, in an amount equal to the excess of the fair market value of a share on the exercise date over the exercise price for the SAR, after certain conditions have been met. The Committee will determine and specify in the award agreement the number of shares subject to the SAR, the SAR price (which must be at least equal to the fair market value of a share on the grant date) and exercise period, any restrictions applicable to the SAR such as continued service, the length of the restriction period and whether any circumstances, such as death, disability or other events, shorten or terminate the restriction period. Generally, a participant may not exercise a SAR more than seven years after the grant date. The Company may grant SARs in tandem with a stock option or independently. If we grant a SAR in tandem with a stock option, the participant may exercise the stock option or the SAR, but not both. We will not pay dividend equivalents with respect to SARs.

Restricted Stock and Restricted Stock Units

The Committee will specify the terms of a restricted stock or RSU award in the award agreement, including the number of shares of restricted stock or number of RSUs, the purchase price, if any, a participant would pay for the restricted stock or RSU (which may be equal to or less than the fair market value of a share and may be zero, subject to such minimum consideration that applicable law may require), any restrictions applicable to the restricted stock or RSUs such as continued service or achievement of performance goals, the length of the restriction period, whether any circumstances, such as death, disability or other events, shorten or terminate the restriction period, the rights of the participant during the restriction period to vote and receive dividends in the case of restricted stock or to receive dividend equivalents in the case of RSUs (subject to the limitations described below), and whether RSUs will be settled in cash, shares of common stock, other securities, or any combination of those

Generally, a participant who receives a restricted stock award will have (during and after the restriction period), all of the rights of a shareholder of the Company with respect to that award, including the right to vote the shares and the right to receive dividends and other distributions, provided any dividends and other distributions payable on shares of restricted stock during the restriction period will be either automatically reinvested in additional shares of restricted stock or paid to the Company for the account of the participant, in either case subject to the same vesting restrictions as the underlying award. The Company will include in the award agreement all terms and conditions for the payment of dividends and other distributions and, to the extent required, the terms and conditions will comply with the requirements of Section 409A of the Code (“Section 409A”).

A participant receiving an RSU award will not possess voting rights and will accrue dividend equivalents on those units only to the extent provided in the award agreement. However, any dividend equivalents will be subject to the same vesting restrictions as the underlying award. The Company will include in the award agreement all terms and conditions for payment of dividends equivalents and, to the extent required, the terms and conditions will comply with the requirements of Section 409A.

Performance Shares and Performance Share Units

The Committee will specify the terms of a performance share or unit in the award agreement. A performance share will have an initial value equal to the fair market value of a share on the grant date. The Committee will establish an initial value for a performance share unit at the time of grant. In addition to any non-performance terms applicable to the performance share or unit, the Committee will set one or more performance goals that, depending on the extent to which they are met, will determine the number or value of the performance share or unit that the Company will pay out to the participant. The Committee may provide for payment of earned performance shares or units in cash, shares of common stock, other securities, or any combination or those. The Committee will also specify any restrictions applicable to the performance share or unit such as continued service, the length of the restriction period, and whether any circumstances, such as death, disability or other events, shorten or terminate the restriction period.

Performance shares or units will not possess voting rights and will accrue dividend equivalents only to the extent provided in the award agreement evidencing the award. However, rights to dividend equivalents are permitted only to the extent they comply with, or are exempt from, Section 409A. Any rights to dividends or dividend equivalents on performance shares or units or any other award subject to performance conditions will be subject to the same restrictions on vesting and payment as the underlying award.

Performance Measures

A performance objective may be described in terms of company-wide objectives or objectives that are related to a specific division, subsidiary, employer, department, region, or function in which the participant is employed or as some combination of those (as alternatives or otherwise). The Company may measure a performance objective on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations, or a stock market or other index. The Committee will specify the period over which the Company will measure the performance objectives for a particular award and will determine whether the applicable performance objectives have been met with respect to a particular award following the end of the applicable performance period.

In determining whether any performance objective has been met, the Committee may include or exclude any or all items that are unusual or infrequent, including but not limited to (i) charges, costs, benefits, gains, or income associated with reorganizations or restructurings of the Company and its subsidiaries, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations, and (ii) the effects of changes in applicable laws, regulations, or accounting principles. In addition, the Committee may adjust any performance objective for a performance period as it deems equitable to recognize unusual or infrequent events affecting the Company and its subsidiaries, changes in laws, regulations, or accounting principles, mergers, acquisitions, and divestitures, or any other factors the Committee determines.

Other Awards

The Committee may grant other forms of equity-based or equity-related awards that it determines are consistent with the purposes of the 2020 Plan. Those other awards may provide for cash payments based in whole or in part on the value or future value of shares, for the issuance or future issuance of shares of common stock, or any combination of those. Where the value of such an award is based on the difference in the value of a share at different points in time, the grant or exercise price generally must not be less than 100% of the fair market value of a share on the grant date.

Adjustments

The Committee will make equitable adjustments in the number and class of securities available for issuance under the 2020 Plan, the number and type of securities subject to the individual limits set forth in the 2020 Plan, and the terms of any outstanding award, as it determines are necessary and appropriate, to reflect any merger, reorganization, consolidation, recapitalization, reclassification, stock split, reverse stock split, spin-off, combination, exchange of shares, distribution to shareholders (other than an ordinary cash dividend), or similar corporate transaction or event.

Termination of Employment

Generally, if a participant ceases to perform services for the Company and its subsidiaries for any reason, then (i) the participant immediately will forfeit all of the restricted stock, RSUs, performance shares, performance share units, and other awards not vested on the cessation date, (ii) all of the participant’s stock options and SARs that were exercisable on the date of that cessation will remain exercisable for any period specified in the award agreement after the cessation date, but not after the expiration date of the stock options or SARs, and (iii) the participant immediately will forfeit all of their stock options and SARs not exercisable on the cessation date. The Committee may provide that a participant will be eligible for a full or prorated award on a cessation of their service relationship due to death, disability, or other events. In that case, for an award subject to one or more performance objectives, the Committee may provide for payment of any full or prorated award prior to certification of those performance objectives or without regard to whether they are certified.

Change of Control

In connection with a change of control of the Company (as defined in the 2020 Plan), the successor or purchaser may assume the outstanding awards or substitute awards with similar terms and conditions that preserve the same benefits. If not, then (i) unvested options and SARs will become fully vested, and all outstanding options and SARs will be cancelled in exchange for a cash payment equal to the excess of the change of control price over the exercise price, (ii) unvested restricted stock and RSUs will become fully vested, with any unvested restricted stock and RSUs subject to performance conditions vested at target performance level (100%), (iii) performance shares and units for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the product of the value of the performance shares or units determined at target performance level (100%) and a fraction reflecting the portion of the performance period that has elapsed, and (iv) any unvested dividend equivalents and other awards will fully vest and will be paid in cash. If the participant is covered by an employment, severance, or similar agreement, that agreement may designate the treatment of that participant’s awards on a change of control.

Transferability

Unless the Committee determines otherwise consistent with securities and other applicable laws, rules, and regulations, (i) a participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate an award other than, on their death, to a beneficiary or by will, or the laws of descent and distribution, and (ii) only the participant or their guardian or legal representative, and no other person, may exercise each of the participant’s outstanding options or SARs during the participant’s lifetime (provided that an ISO may be exercised by the guardian or legal representative only if permitted by the Code and any regulations promulgated under the Code).

Amendment and Termination

The Board may at any time terminate and from time to time amend the 2020 Plan in whole or in part, but that action cannot materially adversely affect any rights or obligations with respect to any awards previously granted under the 2020 Plan unless applicable law or any listing standards applicable to the Company’s common stock require that action or the affected participants consent in writing. If required by Section 422 of the Code, applicable law, or any such listing standards, no amendment will be effective unless the Company’s shareholders approve the amendment. The Committee may amend an outstanding award agreement in a manner consistent with the terms of the 2020 Plan, but the amendment will not be effective without the participant’s written consent if the amendment is materially averse to them.

The Committee cannot reprice all or any part of a stock option or SAR except in accordance with the adjustment provisions of the 2020 Plan. For this purpose, repricing includes an amendment to the terms of an outstanding stock option or SAR that would reduce the exercise price of that award or a cancellation of an award with a per share exercise price that is more than fair market value at the time of that cancellation in exchange for cash, another award, or a stock option or SAR with an exercise price or SAR price that is less than the price of the original award.

Clawback / Recoupment of Awards

All awards under the 2020 Plan are subject to recoupment in accordance with any Company recoupment or clawback policies in effect from time to time.

Participation by Non-U.S. Employees

The Committee may amend or vary the terms of the 2020 Plan or adopt subplans to satisfy the requirements of non-U.S. jurisdictions where participants work or reside.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following briefly summarizes the federal income tax rules relevant to the primary types of awards that would be available for issuance under an equity plan like the proposed 2020 Plan and is based on the terms of the Code currently in effect. The applicable statutory provisions, and applicable regulations and interpretations, are subject to change (possibly with retroactive effect). Because federal income tax consequences may vary as a result of individual circumstances, we would be encouraging plan participants to consult their personal tax advisors with respect to their tax consequences. The following summary is limited only to United States federal income tax treatment. It does not address state, local, gift, estate, social security, or foreign tax consequences, which may be substantially different. We expect certain plan participants would be residents of foreign countries.

Nonqualified Stock Options; Stock Appreciation Rights

A participant generally is not taxed upon the grant of a NSO or SAR, unless the NSO or SAR has a readily ascertainable fair market value.  The participant will recognize ordinary income upon exercise of the NSO or SAR in an amount equal to the difference between the NSO or SAR exercise price and the fair market value of the shares acquired on the date of exercise. The issuer generally will be able to deduct an amount equal to the amount of ordinary income the participant recognizes.

On their sale of shares acquired pursuant to the exercise of a NSO or SAR, the participant will recognize capital gain or loss to the extent that the amount realized from the sale is different than the fair market value of the shares on the exercise date. That gain or loss will be long-term capital gain or loss if the shares have been held for at least one year after exercise.

Incentive Stock Options

A participant is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares covered by the ISO on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If a participant holds the shares acquired upon exercise of an ISO for at least two years following the ISO grant date and at least one year following exercise, the participant’s gain or loss, if any, upon a subsequent disposition of the shares is long-term capital gain or loss. The amount of the gain or loss is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the ISO exercise price). If a participant disposes of shares acquired pursuant to exercise of an ISO before satisfying these holding periods and realizes an amount in excess of the exercise price, the amount realized will be taxed to the participant as ordinary income up to the fair market value of the shares on the exercise date and any additional amount realized will be taxable to the participant as capital gain in the year of disposition. However, if the exercise price were to exceed the amount realized on sale, the participant will need to treat the difference as a capital loss. The Company is not entitled to a federal income tax deduction on the exercise of an ISO or on the participant’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the participant disposes of the shares in an amount equal to any ordinary income recognized by the participant.

In order for an option to qualify as an ISO for federal income tax purposes, the grant of the option must satisfy various other conditions specified in the Code. If an option intended to be an ISO fails to qualify as an ISO, it will be taxed as an NSO as described above.

Restricted Stock Awards; Other Share Awards

A participant generally will recognize taxable ordinary income upon the receipt of shares as a restricted stock award or other stock award if the shares are not subject to a substantial risk of forfeiture. The income recognized will equal the fair market value of the shares at the time of receipt less any purchase price paid for the shares. If the shares are subject to a substantial risk of forfeiture, the participant will recognize taxable ordinary income when the substantial risk of forfeiture lapses. If the substantial risk of forfeiture lapses in increments over several years, the participant will recognize income in each year in which the substantial risk of forfeiture lapses as to an increment. If the participant cannot sell the shares without being subject to suit under Section 16(b) of the Exchange Act (the short swing profits rule), the shares will be treated as remaining subject to a substantial risk of forfeiture. The income recognized on lapse of a substantial risk of forfeiture will equal the fair market value of the shares determined as of the time that the substantial risk of forfeiture lapses less any purchase price paid for the shares. The Company generally will be entitled to deduct an amount equal to the amount of ordinary income that the participant recognizes.

Unless the award agreement provides otherwise, if the shares underlying an award of restricted stock are subject to a substantial risk of forfeiture, the participant may make a timely election under Section 83(b) of the Code (“Section 83(b)”) to recognize ordinary income for the taxable year in which the participant received the shares in an amount equal to the fair market value of the shares at that time. That income will be taxable as ordinary income. If a participant makes a timely Section 83(b) election, the participant will not recognize income at the time the substantial risk of forfeiture lapses with respect to the shares. At the time of disposition of the shares, a participant who has made a timely Section 83(b) election will recognize capital gain or loss in an amount equal to the difference between the amount realized on sale and the ordinary income recognized on receipt of the shares (increased by the amount paid for the shares, if any). If the participant forfeits the shares after making a Section 83(b) election, the participant is not entitled to deduct the income recognized as a result of the election, but will be entitled to a capital loss equal to the excess (if any) of the amount paid for the shares (if any) over the amount realized on forfeiture (if any). To be timely, the Section 83(b) election must be made within 30 days after the participant receives the shares. The issuer generally will be entitled to deduct an amount equal to the amount of ordinary income the participant recognizes at the time of the Section 83(b) election.

Restricted Stock Units

A participant generally is not taxed on the grant of an RSU. If the stock underlying the RSU is delivered at the time or shortly after the RSU is no longer subject to a substantial risk of forfeiture, then at the time of delivery the participant will recognize ordinary income equal to the amount of cash and the fair market value of the shares the participant has received.  The issuer will be entitled to deduct the same amount. However, if the shares underlying the RSU are not designed to be paid on or shortly after the RSU is no longer subject to a substantial risk of forfeiture, the RSU may be deemed a nonqualified deferred compensation plan subject to Section 409A. In that case, if the RSU is designed to meet the requirements of Section 409A, then at the later time of delivery the participant will recognize ordinary income equal to the amount of cash and the fair market value of the shares the participant has received. The issuer will be entitled to deduct the same amount at that time.

Performance Share/Unit Awards

A participant is not taxed on the grant of a performance share or unit but will recognize taxable income at the time of settlement of the performance share or unit equal to the amount of cash and the fair market value of the shares the participant has received. The income recognized will be taxable as ordinary income. The issuer generally will be entitled to deduct an amount equal to the amount of ordinary income the participant has recognized. Any gain or loss recognized upon the disposition of the shares acquired pursuant to settlement of a performance share or unit will qualify as long-term capital gain or loss if the participant has held the shares for at least one year after settlement.

Tax Withholding

If the issuer is required to withhold any Federal, state or local taxes, domestic or foreign, or other amounts with respect to income recognized by a participant, the issuer may deduct from any cash payments or shares deliverable under an award the amount required to satisfy that withholding obligations.

Code Section 162(m)

Section 162(m) of the Code of 1986 (“Section 162(m)”), as in effect prior to the enactment of the Tax Cuts and Jobs Act (“TCJA”) in December 2017, limited to $1 million the deduction that the Company was permitted to take for annual compensation paid to each “covered employee” (at that time defined as the CEO and the three other highest paid executive officers employed at the end of the year other than the CFO), except to the extent the compensation qualified as “performance-based compensation” for purposes of Section 162(m). The TCJA retained the $1 million deduction limit, but it repealed the performance-based compensation exemption and expanded the definition of “covered employees” effective for taxable years beginning after December 31, 2017. “Covered employees” for a fiscal year now include any person who served as CEO or CFO of the Company at any time during that fiscal year, the three other most highly compensated Company executive officers for that fiscal year (whether or not employed on the last day of that fiscal year) and any other person who was a covered employee in a previous taxable year (but not earlier than 2017). Any awards the Company grants pursuant to the 2020 Plan to covered employees, whether performance-based or otherwise, would be subject to the $1 million annual deduction limitation. While the Committee considers the deductibility of compensation when making equity awards, it is only one factor it considers. Because of the elimination of the performance-based compensation exemption, all or a portion of the compensation that would be paid to covered employees in the form of equity grants under the 2020 Plan might not be deductible by the Company.

Golden Parachute Payments

If accelerated vesting or accelerated payout of an award were to occur in connection with a change of control of the Company (see “Plan Summary - Change of Control” above), certain amounts a participant were to receive with respect to the award might be characterized as “parachute payments” under the golden parachute provisions of the Code. Under Section 280G of the Code, no federal income tax deduction is allowed to the Company for “excess parachute payments” made to “disqualified individuals,” and receipt of those payments subjects the recipient to a 20% excise tax under Section 4999 of the Code. For this purpose, “disqualified individuals” are generally officers, stockholders, or highly compensated individuals performing services for the Company, and the term “parachute payments” includes payments in the nature of compensation that are contingent on a change in ownership or effective control of the Company, to the extent that the present value of those payments equals or exceeds three times the recipient’s average annual taxable compensation from the Company for the previous five years. Certain payments for reasonable compensation for services rendered after a change of control and payments from tax-qualified plans generally are not included in determining “excess parachute payments.” If accelerated vesting or payouts were to occur with respect to awards granted under the 2020 Plan, certain amounts in connection with those awards might constitute “excess parachute payments” and be subject to these “golden parachute” tax provisions.

NEW 2020 PLAN BENEFITS

Future awards to Company executive officers, non-employee directors, employees, and consultants under the 2020 Plan are discretionary and cannot be determined at this time. As a result, the benefits and amounts that will be received or allocated under the 2020 Plan are not determinable at this time, and the Company has not included a table that reflects those future awards.

✓THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MANHATTAN ASSOCIATES, INC. 2020 EQUITY INCENTIVE PLAN.

AUDIT MATTERS

Proposal 4 - Ratification of Appointment of Independent registered public accounting firm

In January 2020, the Audit Committee of our Board appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. If shareholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020, the Audit Committee will review its selection of the independent registered public accounting firm. In addition, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in our best interests and the best interests of our shareholders. A proposal to ratify the appointment will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Audit and Non-Audit Fees

The following table presents the aggregate fees for professional services rendered by Ernst & Young LLP for each of the last two fiscal years.

	2019	2018
	(in thousands)
Audit Fees (1)	$1,276	$1,263
Tax Fees (2)	193	235
All Other Fees (3)	2	2
Total Fees	$1,471	$1,500

__________

(1)

Audit fees consisted of charges principally associated with the annual financial statement audit and the audit of internal control over financial reporting, the review of the Company’s quarterly reports on Form 10-Q and statutory audits required internationally.

(2)	Tax fees consisted of charges principally related to services associated with tax compliance, tax planning and tax advice.
(3)	All other fees include charges for products and/or services other than those described above.

The Audit Committee has determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of Ernst & Young LLP.

✓THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020.

Audit Committee Report

The Audit Committee is directly responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm. In this regard, the Audit Committee pre-approves all audit services and non-audit services to be provided to the Company by its independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the approvals. The decision of any member to whom authority is delegated to approve services to be performed by the Company’s independent registered public accounting firm is presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not approve any service that individually or in the aggregate may impair, in the Audit Committee’s opinion, the independence of the independent registered public accounting firm.

The Audit Committee currently consists of Messrs. Huntz (Chairman), Eger, and Noonan, all of whom meet the independence requirements of The Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by the Board, the complete text of which is available in its current form in the Investor Relations section of our web site at www.manh.com.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm, Ernst & Young, LLP (“Ernst &Young”), to review and discuss the financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and Ernst & Young. The Audit Committee’s review included discussion with Ernst & Young of matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. Ernst & Young has provided to the Audit Committee the written disclosures and letter to the Audit Committee required by applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young that firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company is compatible with Ernst & Young’s independence.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework. The Audit Committee has also reviewed and discussed with Ernst & Young its review and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended December 31, 2019.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Audit Committee

John J. Huntz, Jr., Chairman
Edmond I. Eger III
Thomas E. Noonan

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

additional information

Information About The Annual Meeting of Stockholders

Revocation

Any shareholder who submits a proxy may revoke it at any time before it is voted at the Annual Meeting by providing written notice of revocation to the Company’s Secretary, by filing with the Company’s Secretary a proxy bearing a later date, or by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). In addition, a shareholder may revoke their proxy by submitting a subsequent proxy by Internet or telephone.

Quorum

The holders of a majority of the total shares of Common Stock outstanding on the Record Date, whether present at the Annual Meeting in person, or represented by proxy (including by voting through the Internet or telephone), will constitute a quorum for the transaction of business at the Annual Meeting. We will count abstentions and “broker non-votes” toward fulfillment of quorum requirements. Broker non-votes occur on a matter up for vote when a broker, bank, or other custodian or nominee is not permitted to vote on that particular matter without instructions from the beneficial owners of the shares, the owner does not give those instructions, and the broker or other nominee indicates on its proxy, or otherwise notifies us, that it does not have authority to vote the shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules.

Counting of Votes

The purpose of the Annual Meeting is to consider and act on the matters listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The voting methods described in the Notice provide a means for a shareholder to vote on each of the matters listed in the Notice and described in this Proxy Statement. Shares represented by each proxy will be voted in accordance with the shareholder’s directions.

Assuming a quorum is present, approval of the nonbinding resolution to approve the compensation of the Company’s named executive officers, approval of the Manhattan Associates, Inc. 2020 Equity Incentive Plan, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and approval of any other matters as may properly come before the meeting, require that the votes cast in favor of each matter exceed the votes cast against that matter.

The Company’s Bylaws provide that Directors are elected by a plurality of the votes cast for the Directors; i.e., the nominees who receive the most votes for the available Director positions will be elected as Directors. As described in “Majority Vote Resignation Policy for Director Elections” on page 17, however, the Board has adopted a policy requiring Director nominees who fail to receive the affirmative vote of a majority of the votes cast in an uncontested election to tender their resignation.

Neither abstentions nor broker non-votes are considered “votes cast,” and therefore neither will have an effect on the results of the vote with respect to the election of Directors, approval of the nonbinding resolution to approve the compensation of the Company’s named executive officers, or ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Proxies

When a proxy is properly executed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted on it. In the absence of instructions, the shares represented by valid proxies will be voted in accordance with the Board’s recommendations.

shareholder of record vs Beneficial owner

If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare Trust Company, NA, you are considered the shareholder of record of those shares.

If your shares of Common Stock are held by a broker, bank or other nominee (e.g., in “street name”), you are considered the beneficial owner of those shares. You should receive instructions from your nominee, which you must follow to have your shares voted – the instructions may appear on a special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting than those available to record holders. If you do hold your shares in “street name” and plan on attending the Annual Meeting, you should request a proxy from your broker or other nominee holding your shares in record name on your behalf to attend the Annual Meeting and vote at that time (your broker or other nominee may refer to it as a “legal” proxy).

PRoxy Solicitation Costs

The Company will bear the entire cost of soliciting proxies to be voted at the Annual Meeting, including the preparation and, as applicable, the printing and mailing of the proxy materials and tabulation of the votes. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $20,000 in the aggregate. In addition, certain Directors, officers, or other employees of the Company, who will receive no additional compensation for their services, may solicit proxies in person or by telephone, email, or facsimile. The Company will reimburse brokers, banks, and other nominees for their reasonable out-of-pocket expenses for forwarding the proxy materials to their customers who are beneficial owners.

Shareholder Proposals

SEC rules require that any proposal by a shareholder of the Company for consideration at the 2021 Annual Meeting of Shareholders must be received by the Company no later than November 27, 2020, if it is to be eligible for inclusion in the Company’s proxy materials for its 2021 Annual Meeting. Under those rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in those rules are met.

In order for a shareholder to bring any business or nominations before the Annual Meeting of Shareholders, certain conditions set forth in Sections 2.14 and 3.8 of the Company’s Bylaws must be met, including, but not limited to, delivery of notice to the Company not less than 60 days prior to the meeting as originally scheduled, or if less than 70 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made, delivery of notice to the Company not later than the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of that meeting is made.

Communication with Directors

We have established procedures for shareholders or other interested parties to communicate directly with our Board of Directors. Those parties can contact the Board by email at: investor_relations@manh.com or by mail at: Manhattan Associates, Inc. Board of Directors, 2300 Windy Ridge Parkway, Tenth Floor, Atlanta, Georgia 30339. The Chairman of the Audit Committee will receive directly all communications made by this means.

Form 10-K

Our Form 10-K for the fiscal year ended December 31, 2019, which is part of our Annual Report to Shareholders, including the financial statements, schedules, and list of exhibits, is available at our website, www.manh.com. We will mail without charge, upon written request, a copy of our Form 10-K and exhibits. Please send requests to Manhattan Associates, Inc., 2300 Windy Ridge Parkway, Tenth Floor, Atlanta, Georgia 30339. They are also available, free of charge, at the SEC’s web site, www.sec.gov.

Other Matters

Company management is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, if any other matter requiring a vote of the shareholders arises, the accompanying proxy confers discretionary authority on the representatives named on the proxy to vote, to the extent permitted by law, in accordance with their best judgment.

Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” relating to the Company.  Forward-looking statements in this Proxy Statement include, without limitation, statements we make about expansion of our addressable market, positioning the Company for future success and to deliver long-term sustainable growth and shareholder returns, and other statements identified by words such as “may,” “expect,” “forecast,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “project,” “estimate,” and similar expressions.  Shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: uncertainty about the global economy, including the effects on global commerce of the spread of the novel coronavirus strain known as COVID-19, risks related from transitioning our business from a traditional perpetual license software company (generally hosted by our customers on their own premises and equipment) to a subscription-based software-as-a-service/cloud-based model, delays in product development, competitive pressures, software errors, information security breaches and other IT system risks and the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.

BY ORDER OF THE BOARD OF DIRECTORS,

Bruce S. Richards
Senior Vice President, Chief Legal Officer and Secretary

on reverse sideV.1.1

Annex A

MANHATTAN ASSOCIATES, INC.

2020 EQUITY INCENTIVE PLAN

TABLE OF CONTENTS

ARTICLE 1	PURPOSE AND GENERAL PROVISIONS	1
1.1	Establishment of Plan	1
1.2	Purpose of Plan	1
1.3	Types of Awards	1
1.4	Effective Date	1
1.5	Termination of this Plan	1

ARTICLE 2	DEFINITIONS	1
2.1	Agreement	1
2.2	Award	1
2.3	Board	1
2.4	Cause	2
2.5	Change of Control	2
2.6	Code	3
2.7	Committee	3
2.8	Company	3
2.9	Consultant	3
2.10	Disability	3
2.11	Effective Date	3
2.12	Employee	3
2.13	Employer	4
2.14	Exchange Act	4
2.15	Fair Market Value	4
2.16	Incentive Stock Option or ISO	5
2.17	Insider	5
2.18	NASDAQ	5
2.19	Non-Employee Director	5
2.20	Nonqualified Stock Option or NSO	5
2.21	NYSE	5
2.22	Option	5
2.23	Option Exercise Price	5
2.24	Other Award	5
2.25	Other Company Securities	5
2.26	Participant	5
2.27	Performance Period	5
2.28	Performance Share	5
2.29	Performance Share Unit	5
2.30	Person	6
2.31	Plan	6
2.32	Restricted Stock	6
2.33	Restricted Stock Unit or RSU	6
2.34	Restriction Period	6

i

2.35	Section 409A Award	6
2.36	Share	6
2.37	Share Pool	6
2.38	Shareholders Agreement	6
2.39	Stock	6
2.40	Stock Appreciation Right or SAR	6
2.41	Subsidiary	6

ARTICLE 3	ADMINISTRATION; POWERS OF THE COMMITTEE	7
3.1	General	7
3.2	Authority of the Committee	7
3.3	Rules for Foreign Jurisdictions	7
3.4	Delegation of Authority	7
3.5	Agreements	7
3.6	Indemnification	8

ARTICLE 4	SHARES AVAILABLE UNDER THIS PLAN	8
4.1	Number of Shares	8
4.2	Adjustment of Shares	9

ARTICLE 5	STOCK OPTIONS	10
5.1	Grant of Options	10
5.2	Agreement	10
5.3	Option Exercise Price	10
5.4	Duration of Options	11
5.5	Exercise of Options	11
5.6	Payment	11
5.7	Special Rules for ISOs	11
5.8	Repricing of Options	12

ARTICLE 6	STOCK APPRECIATION RIGHTS	12
6.1	Grant of SARs	12
6.2	Agreement	12
6.3	Duration of SARs	12
6.4	Payment	13
6.5	Exercise Price	13
6.6	Exercise of SARs	13

ARTICLE 7	RESTRICTED STOCK AND RESTRICTED STOCK UNITS	13
7.1	Grant of Restricted Stock and Restricted Stock Units	13
7.2	Agreement	13
7.3	Certificates	13
7.4	Shareholder Rights; Dividends, and Other Distributions	14

ARTICLE 8	PERFORMANCE SHARES AND PERFORMANCE SHARE UNITS	14
8.1	Grant of Performance Shares and Performance Share Units	14
8.2	Agreement	14
8.3	Value of Performance Shares and Performance Share Units	14
8.4	Earning of Performance Shares and Performance Share Units	15
8.5	Shareholder Rights; Dividends, and Other Distributions	15

ARTICLE 9	OTHER AWARDS	15

ARTICLE 10	PERFORMANCE MEASURES	15
10.1	In General	15
10.2	Definitions of Performance Objectives	15
10.3	Determinations of Performance	16
10.4	Adjustments and Exclusions	16

ARTICLE 11	TERMINATION OF SERVICE	16

ARTICLE 12	CHANGE OF CONTROL	16

ARTICLE 13	BENEFICIARY DESIGNATION	17

ARTICLE 14	DEFERRALS	18

ARTICLE 15	WITHHOLDING TAXES	18

ARTICLE 16	AMENDMENT AND TERMINATION	18
16.1	Amendment or Termination of Plan	18
16.2	Amendment of Agreement	18

ARTICLE 17	MISCELLANEOUS PROVISIONS	19
17.1	Securities Law Requirements	19
17.2	Shareholder Rights	19
17.3	Transferability	19
17.4	No Fractional Shares	19
17.5	No Implied Rights	19
17.6	Employee’s Transfer	20
17.7	Plan Expenses	20
17.8	Compliance with Laws	20
17.9	Recoupment/Clawback	20
17.10	Data Privacy; Data Transfer	20
17.11	Successors	20
17.12	Tax Elections	20
17.13	Uncertificated Shares	21

17.14	Compliance with Code Section 409A	21
17.15	Legal Construction	21

ARTICLE 1 PURPOSE AND GENERAL PROVISIONS

1.1 Establishment of Plan. By this document, Manhattan Associates, Inc., a Georgia corporation (the “Company”), establishes an omnibus stock incentive compensation plan known as the “Manhattan Associates, Inc. 2020 Equity Incentive Plan” (as amended from time to time, this “Plan”), as set forth below.

1.2 Purpose of Plan. The purpose of this Plan is to promote the Company’s and its subsidiaries’ long-term growth and profitability by (a) providing certain employees, directors, consultants, advisors, and other persons who perform services for the Company and its subsidiaries with incentives to maximize shareholder value and otherwise contribute to the Company’s success, and (b) enabling the Company to attract, retain, and reward the best available persons for positions of substantial responsibility.

1.3 Types of Awards. The Committee may make Awards to eligible Participants in the form of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Share Units, Other Awards, or any combination of them.

1.4 Effective Date. The Board of Directors approved this Plan effective March 25, 2020, and it will be effective on May 14, 2020 (the “Effective Date”), provided the Company’s shareholders approve this Plan on that date or, if not, the Effective Date will be the subsequent date, on or before May 14, 2021, on which the shareholders approve this Plan.

1.5 Termination of this Plan. The Committee may not grant Awards under this Plan on or after the tenth anniversary of the Effective Date. Awards granted under this Plan on or prior to the date this Plan terminates will remain outstanding beyond that date in accordance with the terms of this Plan and the Agreements corresponding to those Awards.

ARTICLE 2 DEFINITIONS

Except where otherwise provided, the following definitions apply for purposes of this Plan and Agreements under this Plan:

2.1 “Agreement” means the written or electronic agreement evidencing an Award granted to a Participant under this Plan. As determined by the Committee, each Agreement will consist of either (a) a written agreement in a form approved by the Committee and executed on behalf of the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice of an Award in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking Awards, and if the Committee requires, executed or otherwise electronically accepted by the recipient of the Award in that form and manner as the Committee may require. The Committee may authorize any officer of the Company (other than the particular Award recipient) to sign any or all Agreements on the Company’s behalf.

2.2 “Award” means an award granted to a Participant under this Plan that consists of one or more Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Share Units, Other Awards, or a combination of them.

2.3 “Board” means the Company’s Board of Directors.

1

2.4 “Cause” means, unless that term or an equivalent term is otherwise defined by the applicable Agreement, an employment agreement, or other written agreement between a Participant and an Employer, any of the following acts or failures to act:

(a)the Participant’s theft, dishonesty, embezzlement, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Employer documents or records;

(b)any intentional act by the Participant that has or is likely to have a material detrimental effect on an Employer’s reputation or business;

(c)the Participant’s repeated failure or inability (other than due to Disability) to perform any reasonable assigned duties with an Employer or to abide by an Employer’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct);

(d)the Participant’s unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of an Employer;

(e)the Participant’s material breach of any employment or service agreement with an Employer including any confidentiality, intellection property (IP), IP assignment, restrictive covenant, or similar agreement; or

(f)the Participant’s conviction (including any guilty or nolo contendere plea) of any criminal act involving fraud, dishonesty, misappropriation, or moral turpitude, or which materially impairs the Participant’s ability to perform their duties with an Employer.

For purposes of this Plan, a Participant’s act or failure to act will not be deemed to be “willful” unless done or not done by the Participant in bad faith and without reasonable belief that the Participant’s action or failure to act was in the best interest of the Company or their Employer. The Committee will determine Cause in its sole discretion.

2.5 “Change of Control” means, unless that term or an equivalent term is otherwise defined by the applicable Agreement, the occurrence of any one of the following events:

(a)Any transaction or series of related transactions pursuant to which the Company sells, transfers, leases, exchanges, or disposes of substantially all (i.e., at least eighty-five percent (85%)) of its assets for cash or property, or for a combination of cash and property, or for other consideration;

(b)Any transaction or series of related transactions by which persons who are not current shareholders of the Company acquire by merger, consolidation, reorganization, division, or other business combination or transactions, or by one or more purchases, interest in the Company so that after those transactions, the Company’s shareholders immediately prior to those transactions no longer have a controlling (i.e., fifty percent (50%) or more) voting interest in the Company;

(c)Any change in the composition of the Board within a twelve (12) month period resulting in fewer than a majority of the members of the Board being Incumbent Directors; or

2

(d)Any transaction or series of related transactions pursuant to which any Person or Persons acting in concert acquire outstanding voting securities of the Company, if, after those transactions, the acquiring Persons own, control, or hold, with power to vote, at least forty percent (40%) of any class of the Company’s voting securities.

In all cases with respect to a Section 409A Award, to the extent necessary to avoid the imposition of adverse tax treatment on the Participant under Section 409A, a Change of Control will occur pursuant to the above definition only if the event also constitutes a change in the effective ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

2.6 “Code” means the U.S. Internal Revenue Code of 1986, as it exists from time to time. Any reference to a particular section of the Code includes any applicable regulations promulgated under that section. All citations to sections of the Code are to those sections as they may exist from time to time.

2.7 “Committee” means the Compensation Committee of the Board or such other committee consisting of two or more members as may be appointed by the Board to administer this Plan pursuant to Article 3. If at any time the Board has not appointed a Committee, the Board will serve as the Committee. If the Stock is traded on the NASDAQ or the NYSE, all the members of the Committee will be independent directors within the meaning of the NASDAQ’s or NYSE’s listing standards (as applicable). If any member of the Committee does not qualify as a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, the Board will appoint a subcommittee of the Committee, consisting of at least two Non-Employee Directors, to grant Awards to Insiders; each member of that subcommittee must satisfy the requirements of (i) and (ii) above. References to the Committee in this Plan will include and, as appropriate, apply to any such subcommittee.

2.8 “Company” means Manhattan Associates, Inc., a Georgia corporation, and its successors and assigns.

2.9 “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Non-Employee Director) to an Employer.

2.10 “Disability” means, unless provided otherwise in an Agreement (in which case that definition will apply for purposes of this Plan with respect to that particular Award) (a) with respect to any Incentive Stock Option, a disability as determined under Code Section 22(e)(3), and (b) with respect to any other Award, “Disability” means (i) if an Employee is eligible to participate in a Company long-term disability insurance program or similar program, a condition with respect to which that Employee is entitled to receive benefits under that program, or (ii) if an Employee is not eligible to participate in a Company long-term disability insurance program or similar program, the inability of that Employee to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment expected to result in death or to continue for at least six months. For a Non-Employee Director, Disability means the inability of the Non-Employee Director to perform their usual duties as a Board member by reason of any medically determined physical or mental impairment expected to result in death or to continue for six months or more. The Committee will determine Disability based on the information provided to it.

2.11 “Effective Date” is defined in Section 1.4.

2.12 “Employee” means any service provider to an Employer whom the Employer treats as a common law employee for U.S. payroll tax purposes (or as an employee for purposes of

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non-U.S. local law where an individual’s work location is outside the U.S.), as of the time in question (and disregarding any subsequent change in treatment to the extent it is applied retroactively), either within or outside the U.S., unless the Committee (in its discretion) determines that the individual is not an Employee or has ceased being Employee.

2.13 “Employer” means the Company and any entity controlled by the Company, controlling the Company, or under common control with the Company, including any entity during any period that it is a “parent corporation” or a “subsidiary corporation” with respect to the Company within the meaning of Code Sections 424(e) and 424(f), that employs an Employee or with whom a Consultant has a service relationship, as determined by the Company. With respect to all purposes of this Plan, including but not limited to, the establishment, amendment, termination, operation, and administration of this Plan, the Company is be authorized to act on behalf of all other entities included within the definition of “Employer.”

2.14 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as later amended. All citations to sections of the Exchange Act or rules under it are to those sections or rules as they may exist from time to time.

2.15 “Fair Market Value” of a Share of the Company means, as of the date in question, except as otherwise provided in Article 12:

(a)if the Stock is listed for trading on a national securities exchange, the closing sale price of a Share on that date, as reported by the exchange or other source the Committee deems reliable, or if no reported sale of the Stock has occurred on that date, then on the last day prior to that date on which there was a reported sale;

(b)if the Stock is not listed for trading on a national securities exchange but is publicly traded and reported (through the OTC Bulletin Board or otherwise), the closing sale price of a Share on that date as reported by a source the Committee deems reliable, or if no reported sale of the Stock has occurred on that date, then on the last day prior to that date on which there was a reported sale; or

(c)if the Stock is not publicly traded and reported, the fair market value determined by the Committee, in good faith and in accordance with uniform principles consistently applied.

For purposes of subsection (a) above, if the Stock is traded on more than one securities exchange on the given date, then the Fair Market Value will be determined with reference to the prices on the largest exchange on which the Stock is traded.

Despite the above but subject to the next paragraph, if the Committee determines in its discretion that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement, or payout of any Award, it may specify an alternative definition in the Agreement applicable to the Award. That alternative definition may include a price based on the opening, actual, high, low, or average selling prices of a Share on the applicable securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days.

For purposes of this Plan, the Committee will determine Fair Market Value  (i) in the case of an Option or SAR, in accordance with a definition of fair market value that permits the Award to be exempt from Code Section 409A and (ii) in the case of an Option intended to qualify as an ISO under Code Section 422, in accordance with the requirements of Code Section 422.

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2.16 “Incentive Stock Option” or “ISO” means an Option designated as an “incentive stock option” and intended to meet the requirements of Code Section 422.

2.17 “Insider” means an individual who is, on the relevant date, subject to the reporting requirements of Exchange Act Section 16(a).

2.18 “NASDAQ” means The NASDAQ Stock Market LLC or its successor.

2.19 “Non-Employee Director” means any individual who is a Board member and who is not also an Employee.

2.20 “Nonqualified Stock Option” or “NSO” means any Option not designated as an “incentive stock option” or that otherwise does not meet the requirements of Code Section 422.

2.21 “NYSE” means the New York Stock Exchange or its successor.

2.22 “Option” means an Award granted under Article 5 that is either an Incentive Stock Option or a Nonqualified Stock Option. An Option will be designated as either an Incentive Stock Option or a Nonqualified Stock Option, and in the absence of a designation, will be treated as a Nonqualified Stock Option.

2.23 “Option Exercise Price” means the price at which a Participant may purchase a Share pursuant to an Option exercise.

2.24 “Other Award” means any form of equity-based or equity-related award, other than an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Performance Share, or a Performance Share Unit, granted pursuant to Article 9.

2.25 “Other Company Securities” means Company securities other than Stock, which may include, without limitation, unbundled stock units or components of them, debentures, preferred stock, warrants, and securities convertible into or exchangeable for Stock or other property.

2.26 “Participant” means an Employee, Non-Employee Director, or Consultant to whom an Award has been granted under this Plan.

2.27 “Performance Period” is defined in Section 8.3.

2.28 “Performance Share” means an Award under Article 8 that is valued by reference to a Share, which value the Company may pay to the Participant (by delivery of Stock, cash, or other property as the Committee determines) on achievement of those performance objectives during the relevant Performance Period as the Committee establishes at or after the time of that Award.

2.29 “Performance Share Unit” means an Award under Article 8 that has a value set by the Committee, or that is determined by reference to a valuation formula specified by the Committee, which value the Company may pay to the Participant (by delivery of Stock, cash, or other property as the Committee determines) on achievement of those performance objectives during the relevant Performance Period as the Committee establishes at or after the time of that Award.

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2.30 “Person” is defined in Section 3(a)(9) of the Exchange Act, and is used in this Plan in a manner consistent with its use in Sections 13(d) and 14(d) of that act, which includes a “group” as defined in Section 13(d) of that act.

2.31 “Plan” is defined in Section 1.1 above.

2.32 “Restricted Stock” means an Award of Shares under Article 7 that the Committee issues with those restrictions as the Committee, in its sole discretion, may impose, including but not limited to an Award of Shares that the Committee grants to a Non-Employee Director with no restrictions.

2.33 “Restricted Stock Unit” or “RSU” means an Award under Article 7 valued by reference to a Share, which value the Company may pay to the Participant by delivery of Shares, cash, or other property as the Committee determines and that has those restrictions as the Committee, in its sole discretion, may impose, including but not limited to an Award that the Committee grants to a Non-Employee Director without restrictions.

2.34 “Restriction Period” means the period commencing on the date the Committee grants an Award of Restricted Stock or an RSU and ending on that date as the Committee determines, during which time the Award is subject to full or partial forfeiture as provided in the Agreement.

2.35 “Section 409A Award” means an Award that is not exempt from Code Section 409A.

2.36 “Share” means one share of Stock of the Company (as such Share may be adjusted pursuant to the provisions of Section 4.2 of this Plan, including any new or different stock or securities resulting from the changes described in Section 4.2).

2.37 “Share Pool” is defined in Section 4.1.

2.38 “Shareholders Agreement” means any shareholders agreement, voting agreement, right-of-first-refusal agreement, investors rights agreement, or similar agreement that some or all shareholders sign relating to the Stock.

2.39 “Stock” means the common stock of the Company, and any other shares into which that stock may be changed by reason of a recapitalization, reorganization, merger, consolidation, or any other change in the Company’s corporate structure or capital stock.

2.40 “Stock Appreciation Right” or “SAR” means an Award granted under Article 6 that provides for delivery of cash, Shares, or other property as the Committee determines with a value equal to the excess of the Fair Market Value of a Share on the day the Stock Appreciation Right is exercised over the specified purchase price.

2.41 “Subsidiary” means a corporation or other entity of which the Company owns directly or indirectly outstanding shares or ownership interests representing 50% or more of the combined voting power that is entitled to elect the management of the corporation or other entity. With respect to all purposes of this Plan, including but not limited to, the establishment, amendment, termination, operation and administration of this Plan, the Company and the Committee are authorized to act on behalf of all other entities included within the definition of “Subsidiary.”

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ARTICLE 3 ADMINISTRATION; POWERS OF THE COMMITTEE

3.1 General. The Committee will administer this Plan.

3.2 Authority of the Committee.

(a)Subject to the provisions of this Plan, the Committee will have the full and discretionary authority to (i) select the persons eligible to receive Awards under this Plan, (ii) determine the form and substance of Awards made under this Plan and the conditions and restrictions, if any, to which those Awards will be subject, (iii) modify the terms of Awards made under this Plan, (iv) interpret, construe, and administer this Plan and Awards granted under it, (v) make any adjustments necessary or desirable in connection with Awards made under this Plan to eligible Participants located outside the U.S., and (vi) adopt, amend, or rescind those rules and regulations, and make those other determinations, for carrying out this Plan as it may deem appropriate in its discretion.

(b)The Committee may correct any defect, supply any omission, or reconcile any inconsistency in this Plan or any Agreement in the manner and to the extent it deems desirable.

(c)The acts, determinations, and decisions of the Committee on all matters relating to this Plan will be in the Committee’s sole discretion and be conclusive, final, and binding on all parties.

(d)If the Company assumes outstanding equity awards or the right or obligation to make those awards in connection with its acquisition of another corporation or business entity, the Committee may, in its discretion, make those adjustments in the terms of Awards as it deems equitable and appropriate to prevent dilution or enlargement of benefits intended to be made under this Plan.

(e)In making any determination or in taking or not taking any action under this Plan, the Committee may obtain and rely on the advice of experts, including but not limited to Company employees and professional advisors.

3.3 Rules for Foreign Jurisdictions. Despite anything in this Plan to the contrary, the Committee may, in its sole discretion, (a) amend or vary the terms of this Plan to conform them with the requirements of each non-U.S. jurisdiction where a Participant works or resides or to meet the goals and objectives of this Plan, (b) establish one or more sub-plans for those purposes, and (c) establish administrative rules and procedures to facilitate the operation of this Plan in those non-U.S. jurisdictions. This Plan’s terms that are subject to variation in a non-U.S. jurisdiction may be reflected in a special form of Agreement approved by the Committee or in one or more written addenda to this Plan with respect to those non-U.S. jurisdictions.

3.4 Delegation of Authority. The Committee may, in its discretion, at any time and from time to time, delegate to one or more of its members that of its authority as it deems appropriate (provided that any such delegation will be to at least two independent members of the Committee with respect to Awards to Insiders). To the extent permitted by law and applicable stock exchange rules, and subject to such limitations and conditions as the Committee may provide, the Committee may also delegate its authority to make certain Awards to the Company’s Chief Executive Officer.

3.5 Agreements. Each Award granted under this Plan will be evidenced by an Agreement, which will be subject to and incorporate, by reference or otherwise, the applicable terms of this

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Plan, and any other terms, not inconsistent with this Plan, as may be imposed by the Committee, including without limitation, provisions related to the Participant’s termination of employment. Each Participant may be required, as a condition to receiving an Award, to enter into other agreements with the Company including confidentiality, IP assignment, restrictive covenant, or other similar agreements as the Committee may adopt and approve from time to time. The Agreement may include or incorporate by reference additional restrictions and covenants.

3.6 Indemnification. No member or former member of the Committee or the Board or person to whom the Committee has delegated responsibility under this Plan will be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it. The Company will indemnify and hold harmless each member and former member of the Committee and the Board and each person to whom the Committee has delegated responsibility under this Plan against all costs or expenses (including attorneys’ fees and expenses) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act in connection with this Plan, unless arising out of that member’s or former member’s own willful misconduct, fraud, bad faith, or as expressly prohibited by statute. That indemnification will be in addition (without duplication) to any rights to indemnification or insurance the member or former member may have as a director or under the Company’s Bylaws or Articles of Incorporation.

ARTICLE 4 SHARES AVAILABLE UNDER THIS PLAN

4.1 Number of Shares. Subject to adjustment as provided in this Section 4.1 and in Section 4.2, the aggregate number of Shares available for issuance pursuant to Awards granted under this Plan is 4,500,000, plus the number of Shares subject to outstanding awards under the Company’s 2007 Stock Incentive Plan, as amended, that are forfeited or canceled or expire on or after the Effective Date in accordance with the terms of those awards (the “Share Pool”). All or any portion of the Share Pool may, but is not required to, be issued pursuant to Incentive Stock Options. If Awards are granted in substitution or assumption of awards of an entity that the Company (or a subsidiary) acquires, by merger or otherwise, to the extent that grant is not inconsistent with the terms, limitations and conditions of Code Section 424, the number of shares subject to those substituted or assumed Awards will not increase or decrease the Share Pool. The maximum number of Shares subject to Awards, that in the aggregate, may be granted in any one fiscal year of the Company to any one participant is two million Shares.

The Company will make the Shares issued pursuant to Awards under this Plan available from Shares currently authorized but unissued or Shares that the Company holds or subsequently acquires as treasury shares, including Shares purchased in the open market or in private transactions.

The following rules will apply for purposes of the determining the number of Shares available for grants of Awards under this Plan:

(a)Each Option, each Stock Appreciation Right that may be settled in a Share, each share of Restricted Stock, each Restricted Stock Unit that may be settled in a Share, and each Other Award that may be settled in a Share will be counted as one share subject to an Award and deducted from the Share Pool. Stock Appreciation Rights, Restricted Stock Units, and Other Awards that may not be settled in Shares will not result in a deduction from the Share Pool.

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(b)If the Company grants a Stock Appreciation Right in connection with an Option and the exercise of the Stock Appreciation Right results in the loss of the Option right, the Shares subject to that related Option will be added back to the Share Pool.

(c)Each Performance Share that may be settled in Shares will count as one Share subject to an Award, based on the number of Shares that would be paid under the Performance Share for achievement of target performance, and deducted from the Share Pool. Each Performance Share Unit that may be settled in Shares will count as that number of Shares subject to an Award equal to the number of Shares that would be paid under the Performance Share Unit for achievement of target performance, with the number determined by dividing the value of the Performance Share Unit at the time of grant by the Fair Market Value of a Share at the time of grant, and that number will be deducted from the Share Pool. In either case, if the Award is later settled based on above-target performance, the number of Shares corresponding to the above-target performance, calculated pursuant to the applicable methodology specified above, will be deducted from the Share Pool at the time of settlement; if the Award is later settled based on below-target performance, the number of Shares corresponding to the below-target performance, calculated pursuant to the applicable methodology specified above, will be added back to the Share Pool. Performance Shares and Performance Share Units that may not be settled in Shares will not result in a deduction from the Share Pool.

(d)If, for any reason, any Shares subject to an Award are not issued or are returned to the Company, for reasons including, but not limited to (i) a forfeiture of Restricted Stock, a Restricted Stock Unit, a Performance Share, a Performance Share Unit, or Other Award; (ii) the termination, expiration or cancellation of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Share Unit, or Other Award; or (iii) the settlement of any Award in cash rather than Shares, then those Shares will again be available for Awards under this Plan and added back to the Share Pool.

(e)The following Shares will not be available for future Awards under this Plan: (i) Shares not issued or delivered as a result of net settlement of outstanding Options or SARs, (ii) Shares surrendered or withheld as payment of either the exercise price of an Award or for withholding taxes related to an Award, and (iii) Shares acquired on the open market with the cash proceeds from Option exercises.

4.2 Adjustment of Shares. If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction such as a reorganization, reclassification, merger, consolidation, or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to shareholders (other than an ordinary cash dividend) results in the outstanding Shares, or any securities exchanged for them or received in their place, being exchanged for a different number or class of Company shares or other securities, or for any other corporation’s shares of stock or other securities (or new, different, or additional Company or other corporation’s shares or other securities being received by the holders of outstanding Shares), or a material change in the value of the outstanding Shares as a result of the change, transaction, or distribution, then the Committee will make equitable adjustments as it determines are necessary and appropriate to prevent the enlargement or dilution of rights and benefits intended to be made available under this Plan, in:

(a)the number and class of stock or other securities comprising the Share Pool as set forth in Section 4.1, including, without limitation, with respect to Incentive Stock Options;

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(b)the number and class of stock or other securities subject to outstanding Awards, and which have not been issued or transferred under an outstanding Award;

(c)the Option Exercise Price under outstanding Options, the exercise price under outstanding Stock Appreciation Rights, and the number of Shares to be transferred in settlement of outstanding Awards; and

(d)the terms, conditions, or restrictions of any Award and Agreement, including but not limited to the price payable for the acquisition of Shares.

The intent under this Plan is that, if possible, the Committee will make any adjustment described above in a manner that satisfies applicable legal requirements as well as applicable taxation requirements (including, without limitation and as applicable under the circumstances, Code Section 424 and Code Section 409A) and applicable accounting standards, so as not to trigger any earnings charge with respect to that adjustment.

Without limiting the generality of the above, any good faith Committee determination as to whether an adjustment is required under the circumstances and the extent and nature of any adjustment will be final, conclusive, and binding on all persons.

ARTICLE 5 STOCK OPTIONS

5.1 Grant of Options. Subject to the terms and provisions of this Plan, the Committee may from time to time grant Options to eligible Participants. The Committee will have sole discretion in determining the number of Shares subject to Options granted to each Participant. The Committee may grant a Participant ISOs, NSOs, or a combination of them, and may vary those Awards among Participants; provided that the Committee may grant ISOs only to individuals who are employees within the meaning of Code Section 3401(c) of the Company or its eligible subsidiaries (as defined for this purpose in Code Section 424(f)). Despite anything in this Article 5 to the contrary, except for Options that the Committee specifically designates as intended to be subject to Code Section 409A, the Committee may only grant Options to individuals who on the date the Options are granted, provide direct services to the Company or another entity in a chain of entities in which the Company or that other entity has a controlling interest (within the meaning of Treasury Regulation section 1.409A-1(b)(5)(iii)(e)) in each entity in the chain.

5.2 Agreement. Each Option grant will be evidenced by an Agreement that will specify the Option Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions on which the Option will vest and become exercisable and those other provisions as the Committee determines. The Option Agreement will further specify whether the Committee intends the Award be an ISO or an NSO. Any portion of an Option not designated in the Agreement as an ISO or otherwise fails or is not qualified as an ISO (even if designated as an ISO) will be an NSO. The Company will not pay dividend equivalents with respect to Options.

5.3 Option Exercise Price. The per share Option Exercise Price for each Option will not be less than 100% of the Fair Market Value of a Share on the Option grant date. Despite the above, the Company may grant an Option with an Option Exercise Price lower than the above minimum price the Option is granted pursuant to an assumption or substitution for another Option in a manner satisfying the provisions of Code Section 424(a) relating to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation; provided that the Committee determines that that Option Exercise Price is appropriate to preserve the economic benefit of the replaced Award and will not impair the exemption of the Option from Code

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Section 409A (unless the Committee clearly and expressly foregoes such exemption at the time the Option is granted).

5.4 Duration of Options. Each Option will expire at such time as the Committee determines at the time of grant; provided, however, that no Option will be exercisable later than the seventh (7th) anniversary of its grant date. If an Agreement does not specify an expiration date, the Option’s expiration date will be the 7th anniversary of its grant date.

5.5 Exercise of Options. The Committee will specify the times, and restrictions and conditions under which, the Options will be exercisable, including conditions related to the employment of the Participant with the Employer or provision of services by the Participant to the Employer, which need not be the same for each grant or for each Participant. Upon exercise of an Option, the number of Shares subject to exercise under any related SAR will automatically be reduced by the number of Shares represented by the Option or portion thereof which is surrendered.

5.6 Payment. Participants may exercise Options, in whole or in part, by the delivery of an oral, written or electronic notice of exercise to the Company or its designated representative in the form prescribed by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised and satisfying any requirements that the Committee may apply from time to time and provide for full payment of the Option Exercise Price for such Shares (less any amount previously paid by the Participant to acquire the Option). The Participant will pay the Option Exercise Price to the Company in United States dollars either: (a) in cash, (b) by check, bank draft, money order or other cash equivalent approved by the Committee, (c) if approved by the Committee, by tendering previously acquired Shares (or delivering a certification or attestation of ownership of such Shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Exercise Price (provided that the tendered Shares must have been held by the Participant for any period required by the Committee), (d) if approved by the Committee, by having the Committee reduce the number of Shares otherwise issuable to the Participant upon exercise of the Option by the largest whole number of Shares having an aggregate Fair Market Value at the time of exercise that does not exceed the total Option Exercise Price for such Shares and the Participant paying the remainder of such total Option Exercise Price in cash, (e) if approved by the Committee, by cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, (f) by any other means which the Committee determines to be consistent with this Plan’s purpose and applicable law; or (g) by a combination of the foregoing. No certificate or cash representing a Share will be delivered until the full Option Exercise Price has been paid.

5.7 Special Rules for ISOs. The following rules apply to ISOs despite any other terms of this Plan.

(a)No ISOs may be granted under this Plan on or after the tenth anniversary of the Effective Date.

(b)In no event will any Participant who owns (within the meaning of Code Section 424(d)) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent” or “subsidiary” (within the meaning of Code Section 424(e) or (f), respectively) be eligible to receive an ISO (i) at an Option Exercise Price less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the ISO is granted, or (ii) that is exercisable later than the fifth (5th) anniversary date of its grant date.

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(c)The aggregate Fair Market Value of Shares with respect to which incentive stock options (within the meaning of Code Section 422) granted to a Participant are first exercisable in any calendar year under this Plan and all other incentive stock option plans of the Employer will not exceed One Hundred Thousand Dollars ($100,000). For this purpose, Fair Market Value will be determined with respect to a particular incentive stock option on the date on which such incentive stock option is granted. If this One Hundred Thousand Dollar ($100,000) limit is exceeded with respect to a Participant, then ISOs granted under this Plan to such Participant will, to the extent and in the order required by Treasury Regulations under Code Section 422, automatically become NSOs granted under this Plan.

(d)Solely for purposes of determining the limit on ISOs that may be granted under this Plan, the provisions of Section 4.1 that replenish the Share Pool will only be applied to the extent permitted by Code Section 422 and the regulations promulgated thereunder.

5.8 Repricing of Options. With respect to any Options granted pursuant to this Plan, the Committee may not reprice all or any portion of such existing outstanding Options.  For this purpose, “repricing” of Options will include, but not be limited to, any of the following actions (or any similar action): (a) lowering the Exercise Price of an existing Option; (b) any action which would be treated as a “repricing” under generally accepted accounting principles; or (c) canceling an existing Option at a time when its Exercise Price exceeds the Fair Market Value of the underlying Stock subject to such Option, in exchange for  cash,  another Option, a Restricted Stock Award, or other equity in the Company.

ARTICLE 6 STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. Subject to the terms and provisions of this Plan, the Committee may grant SARs to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee determines. A Stock Appreciation Right will entitle the holder, within the specified period (which may not exceed 7 years), to exercise the SAR and receive in exchange a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share on the exercise date exceeds the specified exercise price, times the number of Shares with respect to which the SAR is exercised. The Committee may provide in the Agreement for automatic exercise on a certain date, for payment of the proceeds on a certain date, and/or for accelerated vesting and other rights upon the occurrence of events specified in the Agreement. Despite anything in this Article 6 to the contrary, except for SARs that are specifically designated as intended to be subject to Code Section 409A, the Committee may only grant SARs to individuals who provide direct services on the date of grant of the SARs to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest (within the meaning of Treasury Regulation section 1.409A-1(b)(5)(iii)(e)) in each entity in the chain.

6.2 Agreement. Each SAR grant will be evidenced by an Agreement that will specify the exercise price, the duration of the SAR, the number of Shares to which the SAR pertains, the conditions upon which the SAR will become vested and exercisable and such other provisions as the Committee determines. Dividend equivalents will not be paid with respect to SARs.

6.3 Duration of SARs. Each SAR will expire at such time as the Committee determines at the time of grant; provided, however, that no SAR will be exercisable later than the seventh (7th) anniversary of its grant date. If an Agreement does not specify an expiration date, the SAR’s expiration date will be the 7th anniversary of its grant date.

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6.4 Payment. The Committee will have sole discretion to determine in each Agreement whether the payment with respect to the exercise of a Stock Appreciation Right will be in the form of all cash, all Shares, Other Company Securities, or any combination thereof. Unless and to the extent the Committee specifies otherwise, such payment will be in the form of Shares. If payment is to be made in Shares, the number of Shares will be determined based on the Fair Market Value of a Share on the date of exercise. The Committee will have sole discretion to determine and set forth in the Agreement the timing of any payment made in cash or Shares, or a combination thereof, upon exercise of SARs.

6.5 Exercise Price. The Committee will determine the exercise price for each Stock Appreciation Right which will not be less than 100% of the Fair Market Value of a Share on the SAR grant date. Despite the above, the Company may grant a SAR with an exercise price lower than the minimum price set forth above if the Company grants that SAR pursuant to an assumption or substitution for another SAR in a manner satisfying the provisions of Code Section 424(a) relating to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation; provided that the Committee determines that that SAR exercise price is appropriate to preserve the economic benefit of the replaced Award and will not impair the exemption of the SAR from Code Section 409A (unless the Committee clearly and expressly foregoes that exemption at the time the SAR is granted).

6.6 Exercise of SARs. The Committee will specify the times, and restrictions and conditions under which, SARs will be exercisable, including conditions related to the employment of the Participant with the Employer or provision of services by the Participant to the Employer, which need not be the same for each grant or Participant.

ARTICLE 7 RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1 Grant of Restricted Stock and Restricted Stock Units. Subject to the provisions of this Plan, the Committee may from time to time grant Awards of Restricted Stock and Restricted Stock Units (“RSUs”) to Participants.

7.2 Agreement. The Restricted Stock or RSU Agreement will set forth the terms of the Award, as determined by the Committee, including without limitation the number of Shares of Restricted Stock or the number of RSUs granted, the purchase price, if any, to be paid for that Restricted Stock or those RSUs, which may be equal to or less than Fair Market Value of a Share and may be zero, subject to that minimum consideration as applicable law may require, the restrictions applicable to that Restricted Stock or those RSUs (such as continued service or achievement of performance objectives), the length of the Restriction Period, if any, and any circumstances that will shorten or terminate the Restriction Period, and rights of the Participant to vote the Shares or receive dividends with respect to the Shares during the Restriction Period. The Committee will have sole discretion to determine and specify in each RSU Agreement whether RSUs will be settled in the form of all cash, all Shares, Other Company Securities, or any combination of them. Unless and to the extent the Committee specifies otherwise, such settlement will be in the form of Shares.

7.3 Certificates. Upon an Award of Restricted Stock to a Participant, Shares of restricted Stock will be registered in the Participant’s name. Certificates, if issued, may either (a) be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse, and/or (b) be issued to the Participant and registered in the name of the Participant, bearing an appropriate restrictive legend and remaining subject to appropriate stop-transfer orders. If required by the Committee, the Participant will deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Stock. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted

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certificates for such Shares will be delivered to the Participant or registered in the Participant’s name on the Company’s or transfer agent’s records; provided, however, that the Committee may cause such legend or legends to be placed on any such certificates as it may deem advisable under the terms of this Plan and the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state law. Concurrently with the lapse of any risk of forfeiture applicable to the Restricted Stock or RSUs, the Participant will be required to pay to the Company an amount necessary to satisfy any applicable federal, state, and local tax requirements as set out in Article 15 below.

7.4 Shareholder Rights; Dividends, and Other Distributions. Except as provided in this Article 7 or the applicable Agreement, a Participant who receives a Restricted Stock Award will have (during and after the Restriction Period), with respect to that Restricted Stock Award, all the rights of a Company shareholder, including the right to vote the Shares and the right to receive dividends and other distributions to the extent, if any, those Shares possess those rights; provided, however, that (a) any dividends and other distributions payable on those Shares of Restricted Stock during the Restriction Period will be either automatically reinvested in additional Shares of Restricted Stock or paid to the Company for the account of the Participant, in either case subject to the same restrictions on vesting as the underlying Award, and (b) all terms and conditions for payment of those dividends and other distributions will be included in the Agreement related to the Award and will, to the extent required, comply with the requirements of Code Section 409A. Unless otherwise provided in the Agreement, a Participant receiving a Restricted Stock Unit Award will neither possess voting rights nor accrue dividend equivalents on the Shares subject to the RSU; provided, however, that (i) any dividend equivalents payable on that Restricted Stock Unit Award will be subject to the same restrictions on vesting as the underlying Award, and (ii) all terms and conditions for payment of those dividend equivalents will be included in the Agreement related to the Award and will, to the extent required, comply with the requirements of Code Section 409A.

ARTICLE 8 PERFORMANCE SHARES AND PERFORMANCE SHARE UNITS

8.1 Grant of Performance Shares and Performance Share Units. The Committee may grant Performance Shares and Performance Share Units to Participants in those amounts and on those terms, and at any time and from time to time, as the Committee determines.

8.2 Agreement. The Performance Share or Performance Share Unit Agreement will set forth the terms of the Award, as determined by the Committee, including, without limitation, the number of Performance Shares or Performance Share Units granted, the purchase price, if any, to be paid for those Performance Shares or Performance Share Units, which may be equal to or less than Fair Market Value of a Share and may be zero, subject to that minimum consideration as applicable law may require, the performance objectives applicable to the Performance Shares or Performance Share Units as determined pursuant to Article 10, and any additional restrictions applicable to the Performance Shares or Performance Share Units, including continued employment. The Committee will have sole discretion to determine and specify in each Performance Share or Performance Share Unit Agreement whether the Company will settle the Award in the form of all cash, all Shares, Other Company Securities, or any combination of them. Unless and to the extent the Committee specifies otherwise, that settlement will be in the form of Shares, which Shares the Company may grant subject to any restrictions the Company deems appropriate.

8.3 Value of Performance Shares and Performance Share Units. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the grant date. The Committee will establish the initial value of each Performance Share Unit at the time of grant. In

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addition to any non-performance terms applicable to the Award, the Committee will set performance objectives in its discretion that, depending on the extent to which they are met, will determine the number or value of Performance Shares, Performance Share Units, or both (as applicable) that the Company will pay to the Participant. For purposes of this Article 8, the time period during which the performance objectives must be met will be called a “Performance Period.”

8.4 Earning of Performance Shares and Performance Share Units. Subject to the Plan’s terms, after the applicable Performance Period has ended, the Participant will be entitled to receive a payout of the number and value of Performance Shares or Performance Share Units, as applicable, that the Participant earned over the Performance Period, if any, to be determined as a function of the extent to which the corresponding performance objectives have been achieved and any applicable non-performance terms have been met.

8.5 Shareholder Rights; Dividends, and Other Distributions. A Participant receiving Performance Shares or Performance Share Units will not possess voting rights. A Participant receiving Performance Shares or Performance Share Units or any other Award that is subject to performance conditions will accrue dividend equivalents on that Award only to the extent provided in the Agreement; provided, however, that (a) any dividend equivalents payable on Shares subject to those Performance Shares or Performance Share Units will be subject to the same restrictions on vesting as the underlying Award, and (b) all terms and conditions for payment of those dividend equivalents will be included in the Agreement related to the Award and will, to the extent required, comply with the requirements of Code Section 409A.

ARTICLE 9 OTHER AWARDS

The Committee will have the authority to specify the terms of other forms of equity-based, equity-related, or cash awards not described in Articles 5 through 8 that the Committee determines to be consistent with the purpose of this Plan and the Company’s interests (“Other Awards”). Other Awards may provide for (a) cash payments based in whole or in part on the value or future value of Shares, (b) the issuance or future issuance of Shares, (c) cash payments not based on the value or future value of Shares, or (d) any combination of (a)-(c). A Participant receiving an Other Award (except an Other Award described in (c) above) may accrue dividend equivalents on that Award only to the extent provided in the Agreement; provided, however, that (i) any dividend equivalents payable on that Other Award will be subject to the same restrictions on vesting as the underlying Award, and (ii) all terms and conditions for payment of those dividend equivalents will be included in the Agreement related to the Award and will, to the extent required, comply with the requirements of Code Section 409A.

ARTICLE 10 PERFORMANCE MEASURES

10.1 In General. The Committee may, in its discretion, include performance objectives in any Award. The Committee may provide for a threshold level of performance below which the Company will pay no amount of Shares or other compensation, and it may provide for the payment of differing amounts of Shares or other compensation for different levels of performance.

10.2 Definitions of Performance Objectives. If the Committee makes an Award subject to a particular performance objective, the Committee will adopt or confirm a written definition of that performance objective at the time the performance objective is established. The performance objective for an Award may be described in terms of Company-wide objectives or objectives that are related to a specific division, Subsidiary, Employer, department, region, or function in which the Participant is employed or as some combination of them (as alternatives or otherwise). A performance objective may be measured on an absolute basis or relative to a pre-established

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target, results for a previous year, the performance of other corporations (or a peer group that the Committee determines, which may include non-corporate entities), or a stock market or other index. If the Committee specifies more than one individual performance objective for a particular Award, the Committee will also specify, in writing, whether one, all, or some other number of those objectives must be attained.

10.3 Determinations of Performance. For each Award made subject to a performance objective for a Performance Period, the Committee will determine whether the performance objective has been satisfied as soon as administratively practicable following the close of the Performance Period. If a performance objective applicable for a Performance Period is not achieved, the Committee in its sole discretion may direct the Company to pay all or a portion of that Award based on those criteria as the Committee deems appropriate.

10.4 Adjustments and Exclusions. In determining whether and to what extent any performance objective has been achieved, the Committee may include or exclude any or all items that are unusual or non-recurring, including but not limited to (a) charges, costs, benefits, gains or income associated with Employer reorganizations or restructurings, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), inventory valuations, real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations, and (b) the effects of changes in applicable laws, regulations, or accounting principles. To the extent a performance objective is based on the price of a Share, then if there is an Adjustment of Shares as provided in Section 4.2, the Committee may provide for those adjustments in that performance objective as the Committee determines, in good faith and in the exercise of its reasonable discretion, to be equitably required to prevent dilution or enlargement of the rights of Participants.

ARTICLE 11 TERMINATION OF SERVICE

Except to the extent otherwise provided in the Participant’s Agreement, if a Participant terminates their employment with the Employer or otherwise ceases to perform services for the Company and its Subsidiaries for any reason, (a) all the Participant’s Options and SARs that were exercisable on the termination date will remain exercisable for any period specified in the Agreement, but not after the expiration date of the Options or SARs, (b) the Participant immediately will forfeit all their Options and SARs that were not exercisable on the termination date, and (c) the Participant immediately will forfeit all their Restricted Stock, RSUs, Performance Shares, Performance Share Units and Other Awards that were not vested on the termination date.

The Committee may, in its sole discretion and in such manner as it may from time to time prescribe, including in the Agreement evidencing an Award or in an individual employment agreement, severance plan, or individual severance agreement, provide that a Participant will be eligible for a full or prorated Award if the Participant’s service relationship with the Employer terminates as a result of death, Disability, or some other event.

ARTICLE 12 CHANGE OF CONTROL

If a Participant has in effect an employment, retention, change of control, severance, or similar agreement with the Company or any Subsidiary that addresses or provides for the effect of a Change of Control on all or any portion of that Participant’s Awards, then that agreement will control with respect to those Awards if there is a Change of Control. In all other cases, unless provided otherwise in the Participant’s Agreement, if there is a Change of Control:

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(a)The successor or purchaser in the Change of Control transaction may assume the Awards or provide substitute awards with similar terms and conditions, and preserving the same benefits, as the Awards they are replacing.

(b)If the successor or purchaser in the Change of Control transaction does not assume the Award or issue a replacement award as provided in subsection (a), then on the date immediately prior to the date of the Change of Control:

(i)each Option or SAR that a Participant employed by or in the service of the Company or a Subsidiary then holds will fully vest immediately, and all Options and SARs will be cancelled on the date of the Change of Control in exchange for a cash payment equal to the excess of the Change of Control price of the Shares covered by the Option or SAR that is cancelled over the Exercise Price of those Shares under the Award;

(ii)Restricted Stock and Restricted Stock Units that are not then vested will fully vest, with any outstanding unvested Restricted Stock or RSUs subject to performance conditions that have not yet been determined vesting at “Target Performance Level” (100%);

(iii)all Performance Shares and Performance Share Units for which the Performance Period has ended that are earned but not yet paid will be paid in cash at the achieved performance level in an amount equal to the value of the Performance Share or Performance Share Unit, and all Performance Shares and Performance Share Units for which the Performance Period has not expired will be cancelled in exchange for a cash payment equal to the product of the value of the Performance Share or Performance Share Unit determined at “Target Performance Level” (100%) and a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the Performance Period to which the Award is subject to the date of the Change of Control and the denominator of which is the number of whole months in the Performance Period;

(iv)Dividend Equivalent Units (if any) not vested will vest and be paid in cash, and all Other Awards not vested will vest and if an amount is payable under that vested Award, that amount will be paid in cash based on the value of the Award.

If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value for purposes of this Article 12 will mean the per share Change of Control price. The Committee will determine the per share Change of Control price paid or deemed paid in the Change of Control transaction.

ARTICLE 13 BENEFICIARY DESIGNATION

To the extent the Committee permits, each Participant may, from time to time, name any beneficiary or beneficiaries (who it may name contingently or successively) to whom the Company is to pay any vested but unpaid Award if the Participant dies. Each designation will revoke all prior designations by that Participant, will be in a form prescribed by the Committee, and will be effective only when the Participant files it in writing with the Committee or its designee during the Participant’s lifetime. In the absence of any designation, the Company will pay the benefits remaining unpaid at the Participant’s death to the Participant’s spouse, and if the Participant has no surviving spouse, to the Participant’s estate or personal representative.

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ARTICLE 14 DEFERRALS

The Committee may permit a Participant to defer their receipt of the payment of cash or the delivery of Shares that would otherwise be due to them by virtue of the lapse or waiver of restrictions with respect to RSUs and Other Awards, or the satisfaction of any requirements or objectives with respect to Performance Shares and Performance Share Units. If any deferral election is permitted or required, the Committee will, in its sole discretion, establish rules and procedures for those payment deferrals, which will comply with Code Section 409A. The deferral of Option and SAR gains is prohibited.

ARTICLE 15 WITHHOLDING TAXES

If the Company or a Subsidiary is required to withhold any federal, state, or local, taxes, domestic or foreign, or other amounts based on income a Participant recognizes as a result of the grant, vesting, payment, or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require a Subsidiary to deduct) from any payments of any kind otherwise due that Participant cash or Shares otherwise deliverable or vesting under an Award to satisfy those required tax withholding obligations. Alternatively, the Company may require that Participant to pay to the Company, in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of those taxes and other amounts. If Shares are deliverable on exercise or payment of an Award, the Committee may provide in the Agreement for the Participant to satisfy all or a portion of the federal, state, and local withholding tax obligations, domestic or foreign, arising in connection with that Award by electing to: (a) have the Company withhold Shares otherwise issuable under the Award, (b) tender back Shares received in connection with that Award; or (c) deliver other previously owned Shares, provided that the amount to be withheld may not exceed the federal, state, and local tax withholding obligations, domestic or foreign, associated with the transaction to the extent needed for the Company to treat that Award as an equity award for accounting purposes and to comply with applicable tax withholding rules. If so provided, that Participant must make the election on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires. In any case, the Company may defer making payment or delivery under any Award if the withholding tax obligations may be pending unless and until indemnified to its satisfaction.

ARTICLE 16 AMENDMENT AND TERMINATION

16.1 Amendment or Termination of Plan. The Board may at any time terminate and from time to time amend this Plan in whole or in part, but that action may not materially adversely affect, as determined by the Committee, any rights or obligations with respect to any Awards previously granted under this Plan, as determined by the Committee, unless that action is necessary to achieve compliance with applicable law or any exchange requirements or listing standards applicable to the Stock, or unless the affected Participants consent in writing. To the extent required by applicable law, no amendment will be effective without shareholder approval.  If the Committee adopts an amendment and the Company’s shareholders are required to approve it for the Company to continue to grant ISOs, then the Company will not grant ISOs under this Plan after the amendment’s adoption date unless and until the shareholders timely approve the amendment.

16.2 Amendment of Agreement. The Committee may, at any time, in its discretion amend any outstanding Agreement to the extent the Committee determines necessary to achieve

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compliance with applicable law or any exchange requirements or listing standards. The Committee may, at any time, amend outstanding Agreements in any other manner not inconsistent with the terms of this Plan; provided, however, except as provided in this Article 16, if that amendment is materially adverse to the Participant, as determined by the Committee, the amendment will not be effective until the Participant consents in writing to that amendment. To the extent not inconsistent with the terms of this Plan, the Committee may, at any time, amend an outstanding Agreement in a manner not materially adverse to the Participant without the consent of that Participant.

ARTICLE 17 MISCELLANEOUS PROVISIONS

17.1 Securities Law Requirements. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules, and regulations and to required governmental agency and national securities exchange approvals. Despite any other Plan or Agreement provision, the Company will not be responsible for delivering any Shares under this Plan or making any payments unless they would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and until the Participant has acted as the Company requires. The Company may impose restrictions on any Shares it issues under this Plan that it deems necessary or desirable to comply with all applicable laws, rules, and regulations or national securities exchange requirements.

17.2 Shareholder Rights. Except as provided otherwise in this Plan or in an Agreement, no Participant awarded an Option, SAR, RSU, Performance Share, Performance Share Unit, or Other Award will have any right as a shareholder with respect to any Shares covered by such Award prior to the date a certificate or certificate for those Shares are issued to them or their delegate or the date the Participant’s name is registered on the Company’s books as the shareholder of record with respect to those Shares.

17.3 Transferability. Unless the Committee determines otherwise consistent with securities and other applicable laws, rules, and regulations, (a) a Participant will not sell, transfer pledge, assign or otherwise alienate or hypothecate an Award other than on their death to a beneficiary in accordance with Article 13 or by will or the laws of descent and distribution, and (b) only a Participant or their guardian or legal representative may exercise that Participant’s Options and SARs during their lifetime (provided that the guardian or legal representative may exercise Incentive Stock Options only if the Code and regulations promulgated under the Code permit).

17.4 No Fractional Shares. Unless provided otherwise in the Agreement, the Company will not issue or deliver fractional Shares pursuant to this Plan or any Award, and a Participant will forfeit or be paid in cash for any fractional Share otherwise payable pursuant to an Award as the Commission may determine in its discretion.

17.5 No Implied Rights. Neither the adoption and maintenance of this Plan, nor the granting of Awards pursuant to this Plan, will constitute an employment contract between the Employer and any Employee or be an employment condition of any Person. Nothing in this Plan or any Agreement will confer on any Participant the right to continue in the employ or service of the Employer or interfere with the Employer’s right to terminate the Participant’s employment or other service relationship at any time and for any reason. Unless the Committee otherwise determines, no Award granted under this Plan will be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan, severance program, or other Employer arrangement for the benefit of its employees. No Participant will have any claim to an Award until it is actually granted under this Plan. An Award of any type made in any one year to an eligible Participant will neither guarantee nor preclude a further grant of that or any other type of Award to that Participant in that year or any subsequent year. To the extent any person acquires

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a right to receive payments from the Company under this Plan, that right will, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company.

17.6 Employee’s Transfer. The transfer of an Employee between the Company and its Subsidiaries (or between Subsidiaries) will not be considered a termination of employment. If an Employee’s employment or other service relationship is with a Subsidiary and that entity ceases to be a Subsidiary of the Company, that will be deemed an employment termination effective when the entity ceases to be a Subsidiary, unless that Employee transfers their employment or other service relationship to the Company or its remaining Subsidiaries.

17.7 Plan Expenses. The Company will bear the Plan expenses. The Company will not be required to establish any special or separate fund or otherwise segregate assets to assume payment of any Award.

17.8 Compliance with Laws. This Plan and the grant of Awards will be subject to all applicable federal and state laws, rules, and regulations and to required U.S. government and regulatory agency approvals. The Company intends that the Awards comply in all respects with Rule 16b-3 under the Exchange Act as applicable and that any ambiguities or inconsistencies in construction of this Plan be interpreted to give effect to that intention. Any Plan provision relating to compliance with Rule 16b-3 under the Exchange Act will not apply with respect to Plan participation by Participants who are not Insiders.

17.9 Recoupment/Clawback. All Awards are subject to recoupment in accordance with any Company policies of recoupment, clawback, or recovery in effect from time to time. In addition, the Committee may include recoupment, clawback, or recovery provisions in an Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right with respect to Shares issued pursuant to Awards under this Plan.

17.10 Data Privacy; Data Transfer. By accepting an Award, a Participant (a) explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of their personal data as necessary to facilitate the implementation, administration, and management of that Award and this Plan, (b) understands that the Company and any Employer may, for the purpose of implementing, administering, and managing this Plan, hold certain personal information about that Participant, including, but not limited to, their name, home address, and telephone number, date of birth, social insurance number, or other identification number, salary, nationality, job title, and details of all Awards or entitlements to Shares granted to Participant under this Plan or otherwise (“Data”), (c) understands that Data may be transferred to any third parties assisting in Plan implementation, administration, and management, including any broker with whom the Shares issued with respect to an Award may be deposited, and that those recipients may be located in Participant’s country or elsewhere, and that a recipient’s country may have different data privacy laws and protections than Participant’s country; (d) waives any data privacy rights they may have with respect to the Data; and (e) authorizes the Company and any Employer and their agents to store and transmit that information in electronic form.

17.11 Successors. The terms of this Plan and outstanding Awards will be binding upon the Company and its successors and assigns.

17.12 Tax Elections. Each Participant will give the Committee prompt written notice of any election they make under Code Section 83(b) or any similar Code provision. Despite the

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above, the Committee may condition any award on the Participant not making an election under Code Section 83(b).

17.13 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of those Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which Shares are traded.

17.14 Compliance with Code Section 409A.

(a)At all times, this Plan will be interpreted and operated (i) with respect to Section 409A Awards in accordance with the requirements of Code Section 409A, and (ii) to maintain the exemptions from Code Section 409A of Options, SARs, and Restricted Stock and any Awards designed to meet the short-term deferral exception under Code Section 409A. To the extent there is a conflict between the provisions of this Plan relating to compliance with Code Section 409A and the provisions of any Agreement issued under this Plan, the provisions of this Plan control. Any discretionary authority of the Committee under this Plan will not apply to a Section 409A Award to the extent that authority conflicts with Code Section 409A.

(b)To the extent a Section 409A Award provides for payment on recipient’s termination of employment as an Employee, (i) the Section 409A Award will be deemed to require payment on the individual’s “separation from service” within the meaning of Code Section 409A, and (ii) if the individual is a “specified employee” on the date of their employment termination (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” within the meaning of Code Section 409A that relates to the date of the individual’s employment termination or, in the absence of rules established by the Company, under the default rules for identifying specified employees under Code Section 409A), that payment will not be paid earlier than six months after that employment termination (provided that if the individual dies after the date of the individual’s employment termination but before payment has been made, payment will be made to the individual’s estate without regard to such six-month delay).

(c)To the extent any Plan or Agreement provision would cause a payment of a Section 409A Award to be made because of the Participant’s Disability, then such payment will not be made unless the Participant’s Disability also constitutes a “disability” within the meaning of Code Section 409A(a). Any payment that would have been made except for the application of the preceding sentence will be made in accordance with the payment schedule that would have applied in the absence of a Disability.

(d)If an Award will be deemed not to comply with Code Section 409A, then neither the Company, the Committee, the Board nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) will be liable to any Award recipient or other person for actions, inactions, decisions, indecisions or any other role in relation to this Plan by a protected party if made or undertaken in good faith or in reliance on the advice of counsel (who may be counsel for the Company), or made or undertaken by someone other than a protected party.

17.15 Legal Construction.

(a)If any Plan or Agreement provision is, becomes, or is deemed invalid, illegal, or unenforceable in any jurisdiction, or would disqualify this Plan or any Agreement

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under any law the Committee deems applicable, that provision will be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan or the Agreement, it will be stricken and the remainder of this Plan or the Agreement will remain in full force and effect.

(b)To the extent not preempted by federal law, this Plan and all Agreements will be construed in accordance with and governed by the laws of the State of Georgia, without giving effect to any choice of law provisions. Unless otherwise provided in the applicable Agreement, the Award recipient is deemed to submit to the exclusive jurisdiction and venue of the Federal and state courts of Georgia to resolve any and all issues arising out of or relating to this Plan or that Agreement.

IN WITNESS WHEREOF, this Plan is executed as of March 25, 2020, the date it is approved by the Company’s Board of Directors.

MANHATTAN ASSOCIATES, INC. By:__/s/ Eddie Capel________________
Title: Eddie Capel, President and CEO

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Manhattan Associates THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000451610_1 R1.0.1.18 2300 WINDY RIDGE PARKWAY TENTH FLOOR ATLANTA, GEORGIA 30339 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Eddie Capel 1b. Charles E. Moran The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Nonbinding resolution to approve the compensation of the Company's named executive officers. 3. Proposal to approve the Manhattan Associates, Inc. 2020 Equity Incentive Plan. 4. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For address change/comments, mark here. (see reverse for instructions)

0000451610_2 R1.0.1.18 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com MANHATTAN ASSOCIATES, INC. 2300 Windy Ridge Parkway Tenth Floor Atlanta, Georgia 30339 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS By this proxy, the undersigned (i) appoints Eddie Capel and Bruce S. Richards, and each of them, with full power of substitution, as their proxy to represent and vote all the shares of Common Stock of Manhattan Associates, Inc. held of record by the undersigned on March 20, 2020, at the Annual Meeting of Shareholders to be held on May 14, 2020, or any adjournment or postponement of that meeting, as designated on the reverse side of the Proxy, (ii) confirm all that those proxies may lawfully do by virtue of their appointments, and (iii) revoke any proxy appointments as to those shares previously given by the undersigned. The proxies, in their discretion, are further authorized to vote (x) on any matter of which the company did not have notice at least 45 days before the date of this solicitation, or the date provided for in Section 2.14 of the company's bylaws, whichever date is earlier, (y) for the election of a person to the Board if any Board-recommended nominee becomes unable to serve or for good cause will not serve and (z) matters incident to the conduct of the Annual Meeting and any other matters that may properly come before the meeting and any adjournments or postponements of the meeting. The shares represented by this Proxy will be voted as directed by the undersigned. If no direction is given when the duly executed Proxy is returned, those shares will be voted "FOR" the Nominees in Proposal 1 and "FOR" Proposals 2, 3 and 4. The undersigned understands that this Proxy confers discretionary authority with respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued on reverse side